Exhibit 10.1

$465,000,000
CREDIT AND GUARANTEE AGREEMENT
Dated as of November 10, 2026
among
FIGURE TECHNOLOGY SOLUTIONS, INC.,
as the Borrower,
the Guarantors party hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and an Issuing Bank,
the other Lenders and Issuing Banks party hereto,
JPMORGAN CHASE BANK, N.A.,
BARCLAYS BANK PLC and
MIZUHO BANK, LTD.,
as Joint Lead Arrangers
BARCLAYS BANK PLC,
as Syndication Agent
JPMORGAN CHASE BANK, N.A.,
as Sole Bookrunner

TABLE OF CONTENTS
Page
1.01    Defined Terms    1
1.02    Other Interpretive Provisions    60
1.03    Accounting Terms    61
1.04    Rounding    62
1.05    Times of Day    62
1.06    Classification of Loans and Borrowings    62
1.07    Interest Rates; Benchmark Notification    62
1.08    Pro Forma Calculations    63
1.09    Limited Condition Transactions    64
1.10    Letter of Credit Amounts    65
1.11    Basket Amounts and Application of Multiple Relevant Provisions    65
Article II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    Committed Loans    66
2.02    Borrowings, Conversions and Continuations of Committed Loans    66
2.03    Prepayments    68
2.04    Termination or Reduction of Commitments    69
2.05    Repayment of Loans    69
2.06    Interest    69
2.07    Fees    70
2.08    Computation of Interest and Fees    71
2.09    Evidence of Debt    71
2.10    Payments Generally; Administrative Agent’s Clawback    72
2.11    Sharing of Payments by Lenders    74
2.12    [Reserved]    74
2.13    Increase in Commitments    74
2.14    Letters of Credit    77
2.15    Defaulting Lenders    82
2.16    [Reserved]    85
2.17    Judgment Currency    85
Article III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes    85
3.02    Illegality    89
3.03    Inability to Determine Rates    89
3.04    Increased Costs; Reserves on Term Benchmark Loans    90
3.05    Compensation for Losses    92
3.06    Mitigation Obligations; Replacement of Lenders    92
-i-

Page
3.07    Survival    93
3.08    Benchmark Replacement    93
3.09    Issuing Banks    95
Article IV
CONDITIONS PRECEDENT
4.01    Conditions of Closing    95
4.02    Conditions to all Borrowings    97
Article V
REPRESENTATIONS AND WARRANTIES
5.01    Existence, Qualification and Power    98
5.02    Authorization; No Contravention    98
5.03    Governmental Authorization; Other Consents    98
5.04    Binding Effect    98
5.05    Financial Statements; No Material Adverse Effect    98
5.06    Ownership of Property    99
5.07    Taxes    99
5.08    ERISA Compliance    99
5.09    Margin Regulations; Investment Company Act    99
5.10    Disclosure    99
5.11    Intellectual Property; Licenses, Etc.    100
5.12    Anti-Corruption Laws and Sanctions    100
5.13    Solvency    100
5.14    Equity Interests and Ownership    100
5.15    [Reserved]    101
5.16    Collateral    101
5.17    Litigation and Environmental Matters.    101
5.18    Compliance with Laws and Agreements.    101
5.19    Affected Financial Institutions.    102
5.20    Outbound Investment Rules    102
5.21    Plan Assets    102
Article VI
AFFIRMATIVE COVENANTS
6.01    Financial Statements    102
6.02    Certificates; Other Information    104
6.03    Notices    104
6.04    Payment of Taxes    105
6.05    Preservation of Existence, Etc.    105
6.06    Maintenance of Properties    105
6.07    Maintenance of Insurance    105
6.08    Compliance with Laws and Agreements    106
-ii-

Page
6.09    Books and Records; Inspection Rights    106
6.10    Use of Proceeds    107
6.11    [Reserved]    107
6.12    Additional Guarantors    107
6.13    Designation of Subsidiaries    108
6.14    Accounts; Control Agreements    108
6.15    Further Assurances    109
6.16    Certain Post-Closing Obligations    109
6.17    ERISA    109
Article VII
NEGATIVE COVENANTS
7.01    Liens    110
7.02    Fundamental Changes    115
7.03    Use of Proceeds    116
7.04    Restricted Payments    117
7.05    Indebtedness    120
7.06    Affiliate Transactions    124
7.07    Burdensome Agreements    126
7.08    Financial Covenants    128
7.09    Investments    129
7.10    Change Line of Business    134
7.11    Change in Fiscal Year    134
7.12    Outbound Investment Rules    134
7.13    Asset Dispositions    134
7.14    Prepayments, Etc. of Indebtedness    137
Article VIII EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default    138
8.02    Remedies Upon Event of Default    141
8.03    Application of Funds    141
8.04    Right to Cure    142
Article IX
ADMINISTRATIVE AGENT
9.01    Appointment and Authority    143
9.02    Rights as a Lender    144
9.03    Exculpatory Provisions    144
9.04    Reliance by Administrative Agent    146
9.05    Delegation of Duties    146
9.06    Resignation of Administrative Agent    146
9.07    Non-Reliance on Administrative Agent and Other Lenders; Payments    147
9.08    No Other Duties, Etc.    150
-iii-

Page
9.09    Withholding Tax    150
9.10    Administrative Agent May File Proofs of Claim    151
9.11    Agent Discretion    152
9.12    Posting of Communications    152
9.13    Borrower Communications    153
9.14    Intercreditor Agreements, Etc.    155
Article X
GUARANTY
10.01    Guarantee    155
10.02    No Subrogation    156
10.03    Amendments, etc. with respect to the Obligations    156
10.04    Guarantee Absolute and Unconditional    157
10.05    Reinstatement    157
10.06    Payments    158
10.07    Independent Obligations    158
Article XI
MISCELLANEOUS
11.01    Amendments, Etc.    158
11.02    Notices; Effectiveness; Electronic Communication    160
11.03    No Waiver; Cumulative Remedies    161
11.04    Expenses; Indemnity; Limitation of Liability    162
11.05    Payments Set Aside    164
11.06    Successors and Assigns    164
11.07    Treatment of Certain Information; Confidentiality    169
11.08    Right of Setoff    171
11.09    Interest Rate Limitation    171
11.10    Counterparts; Integration; Effectiveness; Electronic Execution    172
11.11    Survival    173
11.12    Severability    173
11.13    Replacement of Lenders    173
11.14    Governing Law; Jurisdiction; Etc.    175
11.15    Waiver of Jury Trial    176
11.16    No Advisory or Fiduciary Responsibility    176
11.17    USA PATRIOT Act Notice    177
11.18    Release of Liens and Guarantees    177
11.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    179
11.20    Acknowledgement Regarding Any Supported QFCs    179
11.21    Certain ERISA Matters    180

-iv-

SCHEDULES
2.01    Commitments
6.12    Guarantors
6.16    Certain Post-Closing Obligations
11.02    Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS
Form of
A    [Reserved]
B    Note
C    Compliance Certificate
D    Assignment and Assumption
E    U.S. Tax Compliance Certificate
F    Form of Collateral Agreement
G    [Reserved]
H    Form of Counterpart Agreement

-v-

CREDIT AND GUARANTEE AGREEMENT
This CREDIT AND GUARANTEE AGREEMENT (this “Agreement”) is entered into as of November 10, 2026, among FIGURE TECHNOLOGY SOLUTIONS, INC., a Nevada corporation (the “Borrower”), the Guarantors from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
WHEREAS, the Borrower has requested that the Lenders extend credit to the Borrower in the form of a revolving credit facility in an aggregate principal amount of $465,000,000;
WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and conditions set forth herein;
NOW, THEREFORE, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“ABR” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1.00% and (c) the Term SOFR Rate for a one month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 3.03 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.08), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement.
“ABR Loan” means a Loan that bears interest based on the ABR.
“Acquisition” means any Permitted Acquisition and any other transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of the Borrower).
“Actual Knowledge” means, with respect to any information or event, that a Responsible Officer of the Borrower has actual knowledge of such information or event.
“Administrative Agent” means JPMorgan, in its capacity as administrative agent under any of the Loan Documents, or any permitted successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliated Lender” has the meaning specified in Section 11.06(b)(v).
“Agent Parties” has the meaning specified in Section 9.12(c).
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” has the meaning specified in the introductory paragraph hereto.
“Ancillary Document” has the meaning specified in Section 11.10(b).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption including the U.S. Foreign Corrupt Practices Act of 1977, as amended and the UK Bribery Act of 2010, as amended.
“Anti-Terrorism Laws” means any of the Laws relating to terrorism or money laundering, including the Patriot Act, the Bank Secrecy Act, the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), and all Laws comprising or implementing these Laws.
“Applicable Jurisdiction” has the meaning specified in Section 11.04(a).
“Applicable Parties” has the meaning specified in Section 9.13(c).

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time; provided that in the case of Section 2.15 when a Defaulting Lender shall exist, “Applicable Percentage” means the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, with respect to (i) any Committed Loan, the applicable rate per annum set forth below under the caption “ABR Spread” or “Term Benchmark Spread” as the case may be and (ii) the Commitment Fee payable hereunder, the rate per annum set forth below under the caption “Commitment Fee”, in each case, based upon the ratings by Moody’s, S&P and Fitch, respectively, applicable on such date to the Index Debt:

Category	Index Debt Ratings (S&P/Moody’s/Fitch)	ABR Spread	Term Benchmark Spread	Commitment Fee
1	BB-/Ba3/BB- or higher	1.25%	2.25%	0.35%
2	B+/B1/B+	1.50%	2.50%	0.45%
3	B/B2/B or lower	1.625%	2.625%	0.55%

For purposes of the foregoing, (i) if the ratings established by two or more Rating Agencies for the Index Debt shall fall within the same Category, the Applicable Rate shall be determined by reference to such Category; (ii) if none of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such Rating Agency shall be deemed to have established a rating in Category 3; (iii) if only one Rating Agency shall have in effect a rating for the Index Debt, the Applicable Rate shall be determined by reference to the Category in which such rating falls; (iv) if the ratings established or deemed to have been established by Moody’s, S&P and Fitch for the Index Debt shall each fall within different Categories from each other, the Applicable Rate shall be based on the Category corresponding to the middle rating unless at least one of the three ratings is two or more Categories lower than one or more of the others, in which case the Applicable Rate shall be determined by reference to the Category next above that of the lowest of the three ratings; (v) if only two of S&P, Moody’s and Fitch shall have in effect a rating for the Index Debt and such ratings shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next above that of the lower of the two ratings; and (vi) if the ratings established or deemed to have been established by Moody’s, S&P and Fitch for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or

Fitch), such change shall be effective as of the third Business Day following the date on which it is first announced by the applicable Rating Agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 6.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if any such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Approved Borrower Portal” has the meaning specified in Section 9.13(a).
“Approved Electronic Platform” has the meaning specified in Section 9.12(a).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means JPMorgan Chase Bank, N.A., Barclays Bank PLC and Mizuho Bank, Ltd.
“Asset Disposition” or “Dispose” means:
(a)    the sale, conveyance, transfer, license or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Borrower (other than the issuance or sale of Equity Interests of the Borrower by the Borrower) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or
(b)    the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock or Disqualified Equity Interests of Restricted Subsidiaries issued in compliance with Section 7.05 or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent (and the Borrower, in the case that the Borrower’s consent is required hereunder), in substantially the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent and the Borrower.

“Audited Financial Statements” means the audited consolidated balance sheets and the related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for each of the fiscal years ended December 31, 2023, December 31, 2024 and December 31, 2025, including the notes thereto.
“Availability Period” means the period from and including the Closing Date to, but not including, the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.04, and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or any payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and, for the avoidance of doubt, not including any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 3.08.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Secrecy Act” means The Currency and Foreign Transactions Reporting Act, 31 U.S.C. §§ 5311-5330.
“Bankruptcy Code” means Title 11 of the United States Code, as amended.
“Bankruptcy Plan” has the meaning specified in Section 11.06(h)(iii).
“Basel III” means, collectively, those certain agreements on capital and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and “Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools,” as published by the Basel Committee on

Banking Supervision in January 2013 (as revised from time to time), and, in each case, as implemented by a Lender’s primary U.S. bank regulatory authority.
“Benchmark” means, initially, with respect to any (i) RFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Sections 3.03 and 3.08.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent, in consultation with the Borrower, for the applicable Benchmark Replacement Date:
(1)    Daily Simple SOFR; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined pursuant to clause (1) or (2) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides, in consultation with the Borrower, that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), in each case, which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Sections 3.03 and 3.08 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Sections 3.03 and 3.08.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“BHC Act Affiliate” has the meaning specified in Section 11.20(b).
“Bilateral Contract Obligations” means any settlement or similar obligations of the Borrower or one of its Restricted Subsidiaries arising out of, or relating to, contractual obligations between the Borrower or one of its Restricted Subsidiaries, on the one hand, and one or more of its customers, on the other hand, for a proper business purpose; provided, that recourse for the payment of such obligations is limited solely to cash or Cash Equivalents provided by such customers for the purpose of purchasing such obligations and held in one or more segregated accounts (or otherwise segregated from the general assets of the Borrower and its Restricted Subsidiaries) as the designated source of repayment thereof, and neither the Borrower nor any Restricted Subsidiary shall have any liability in respect of such obligations beyond such segregated cash or assets.
“Blockchain Common Stock” means the Series A Blockchain Common Stock of the Borrower.
“Blockchain Common Stock Transaction” means any redemption, conversion or exchange of the Borrower’s common stock for Blockchain Common Stock, or vice versa (including any facilitation of such redemption or exchange using YLDS), in the ordinary course of business, including any obligations of the Borrower created in respect thereof.
“Board of Governors” means the Board of Governors of the United States Federal Reserve System.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Communications” has the meaning specified in Section 9.13.
“Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.
“Broker-Dealer Subsidiaries” means each Restricted Subsidiary of the Borrower that is on the Closing Date or becomes in the future (i) a broker or a dealer pursuant to Section 15 of the Exchange Act or (ii) a broker or a dealer or an underwriter under any foreign securities law.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to Committed Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is a U.S. Government Securities Business Day and (b) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan, any such day that is only a U.S. Government Securities Business Day.
“Cash Equivalents” means:
(a)    (i) U.S. Dollars, euro or any national currency of any member state of the European Union or (ii) any other foreign currency, in each case held by the Borrower and its Restricted Subsidiaries in the ordinary course of business;
(b)    securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;
(c)    certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company (i) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (ii) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100,000,000;
(d)    repurchase obligations for underlying securities of the types described in clauses (b) and (c) entered into with any bank meeting the qualifications specified in clause (c) above;
(e)    commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;
(f)    readily marketable direct obligations issued by any state of the United States of America, any province of Canada, any member of the European Union or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;
(g)    Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;
(h)    interests in any investment company or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (a) through (g) above; and
(i)    money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated “AAA” by S&P and “Aaa” by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
“Cash Management Services” has the meaning specified in the definition of the term “Secured Cash Management Obligations.”
“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code.
“Change in Law” means the occurrence, after the date of this Agreement or, with respect to any Issuing Bank or Lender, such later date on which such Issuing Bank or Lender becomes a party to this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all rules, guidelines or directives thereunder or issued in connection therewith and (y) all rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a “Change in Law,” to the extent enacted, adopted, promulgated or issued after the date of this Agreement, but only to the extent such rules, regulations, or published interpretations or directives are applied to the Borrower and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 3.04.
“Change of Control” means any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, or any successor provision) other than the Permitted Holders (a) shall have acquired beneficial ownership of 50% or more on a fully diluted basis of the voting interests in the Equity Interests of the Borrower or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors of the Borrower.

For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13d-3 and 13d-5 under the Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Equity Interests of the Borrower, directly or indirectly, owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” (other than Permitted Holders specified in clause (1) of the definition thereof) for purposes of determining whether this definition is triggered.
“CIP Regulations” has the meaning specified in Section 9.07(a).
“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are granted or purported to be granted pursuant to the Collateral Documents as security for the Secured Obligations, but excluding any Excluded Assets.
“Collateral Agreement” means the Security Agreement, dated as of the Closing Date, among the Borrower, each other Loan Party and the Administrative Agent, substantially in the form of Exhibit F, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Collateral Documents” means the Collateral Agreement, the Intellectual Property Security Agreements, if any, Control Agreements, if any, and all other instruments, documents and agreements delivered by or on behalf or at the request of any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to, or perfect in favor of, the Administrative Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Secured Obligations.
“Commitment” means, as to any Lender, the obligation of such Lender, if any, to make Loans and participate in Letters of Credit in an aggregate principal amount and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms and conditions hereof. The aggregate amount of the Commitments on the Closing Date is $465,000,000.

“Commitment Fee” has the meaning specified in Section 2.07(a).
“Committed Loan” has the meaning specified in Section 2.01.
“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Term Benchmark Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form agreed to between the Administrative Agent and the Borrower, or such other form as may be approved by the Administrative Agent and separately provided to the Borrower and reasonably acceptable to the Borrower, signed by a Responsible Officer of the Borrower.
“Commodity Account” means any “commodity account” as defined in the UCC.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Consolidated EBITDA” means with respect to the Borrower and its Restricted Subsidiaries for any period,
(1)    the sum, without duplication, of the amounts for such period of:
(a)    Consolidated Net Income,
(b)    Consolidated Interest Expense (other than interest expense incurred in connection with any Excluded Indebtedness),
(c)    provision for taxes based on income,
(d)    total depreciation expense,
(e)    total amortization expense,
(f)    non-cash stock based compensation expense,
(g)    extraordinary, unusual or nonrecurring expenses, losses or charges; provided that the aggregate amount for all such items under this clause (g) will not exceed 20% of Consolidated EBITDA in any Test Period in the aggregate when calculated with all amounts added back pursuant to clauses (k), (m), (r) and (s) below (calculated, in each case, after giving effect to all addbacks permitted under this definition),
(h)    [reserved],
(i)    impairment loss on any Investments,
(j)    write-downs of capitalized software,

(k)    (x) the amount of any restructuring charge, accrual or reserve, integration cost or other business optimization expense, including any restructuring costs incurred in connection with acquisitions, mergers or consolidations and any other restructuring expenses, severance expenses, one-time compensation charges, post-retirement employee benefits plans, any expenses relating to reconstruction, expenses or charges relating to facility closing costs, acquisition integration costs and signing, retention or completion bonuses or expenses and (y) the amount of any costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of such restructuring, integration and optimization initiatives and the other items specified in this clause (k); provided that the aggregate amount for all such items under this clause (k) will not exceed 20% of Consolidated EBITDA in any Test Period in the aggregate when calculated with all amounts added back pursuant to clause (g) above, clauses (m), (r) and (s) below (calculated, in each case, after giving effect to all addbacks permitted under this definition),
(l)    costs, fees and expenses in connection with the execution and delivery of this Agreement and any amendments or other modifications thereto,
(m)    one-time costs, fees, and expenses in connection with Acquisitions permitted under this Agreement, Investments, dispositions, issuances or repurchases of Equity Interests (excluding, in each case, ordinary course transaction costs, fees and expenses in connection with Permitted Secured Financings, Standard Secured Financing Undertakings and Permitted Credit Enhancements), or the incurrence, amendment or waiver of Indebtedness (in each case solely to the extent permitted hereunder), in each case, whether or not consummated; provided that the aggregate amount for all such items under this clause (m) will not exceed 20% of Consolidated EBITDA in any Test Period in the aggregate when calculated with all amounts added back pursuant to clauses (g) and (k) above, and clauses (r) and (s) below (calculated, in each case, after giving effect to all addbacks permitted under this definition),
(n)    non-cash exchange, transaction or performance losses relating to any foreign currency hedging transactions or currency fluctuations,
(o)    without duplication of any amounts added back pursuant to clause (m) above, non-cash purchase accounting adjustments (including, but not limited to deferred revenue write down) and any adjustments as required or permitted by GAAP, in each case, in connection with Acquisitions permitted under this Agreement,
(p)    without duplication of any addback made pursuant to clauses (c) and (d) above, non-cash charges for goodwill and other intangible write-offs and write-downs in connection with acquisitions permitted under this Agreement or otherwise,
(q)    [reserved],
(r)    the amount of “run-rate” cost savings, operating expense reductions and synergies (other than revenue synergies) related to any Specified Transactions and any other restructuring, cost saving initiative or other initiative that are reasonably identifiable (as determined and certified in good faith by the Borrower), factually supportable and projected by such Person in good faith to result from actions taken or committed to be taken no later than 12 months after the end of the most recently ended four fiscal quarters for which internal financial statements are available (which amounts will be determined by such Person in good faith and calculated on a pro forma basis as though such amounts had been realized on the first day of such period), net of the amount of actual benefits realized during such four fiscal quarters from such actions; provided that the aggregate amount for all such items under this clause (r) will not exceed 20% of Consolidated EBITDA in any Test Period in the aggregate when calculated with all amounts added back pursuant to clauses (g), (k) and (m) above and clause (s) below (calculated, in each case, after giving effect to all addbacks permitted under this definition),
(s)    at the option of the Borrower, any other adjustments, exclusions and add-backs (x) that are consistent with Regulation S-X or (y) that are set forth in any quality of earnings analysis or report prepared by financial advisors of recognized standing or any other firm reasonably acceptable to the Borrower (it being understood that the “Big Four” accounting firms are acceptable) in connection with any acquisition or other similar Investment not prohibited hereunder; provided that the aggregate amount for all such items under this clause (s) will not exceed 20% of Consolidated EBITDA in any Test Period in the aggregate when calculated with all amounts added back pursuant to clauses (g), (k), (m) and (r) above (calculated, in each case, after giving effect to all addbacks permitted under this definition), and
(t)    non-cash losses on servicing assets, minus
(2)    the sum, without duplication, of the amounts for such period of:
(a)    non-cash gains on servicing assets and other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus
(b)    extraordinary, unusual or nonrecurring gains, additions or credits.
“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and any Restricted Subsidiary determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of the acquisition method accounting in connection with any acquisition or other Investment permitted hereunder and exclusive of any intercompany Indebtedness among the Borrower or any Restricted Subsidiary), (1) the sum (without duplication) of (a) the outstanding principal amount of all Indebtedness for borrowed money, (b) the outstanding principal amount of all Indebtedness outstanding under bonds, notes, debentures, indentures, loan agreements and similar obligations, (c) the aggregate amount of all obligations in respect of Finance Leases, (d) all unreimbursed drawings in respect of letters of credit (and similar facilities), (e) earnouts payable in cash once the amount of the asserted payment is reasonably determined and becomes a liability on the balance sheet in accordance with GAAP (other than references thereto in the footnotes), (f) the principal component of all obligations, or liquidation preference with respect to any Disqualified Equity Interests or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends) and (g) all Guarantees (excluding, for the avoidance of doubt, any Standard Secured Financing Undertakings and Permitted Credit

Enhancements) with respect to outstanding Indebtedness of the types specified in clauses (a), (b), (c), (d), (e) and (f) above of Persons other than the Borrower and any Restricted Subsidiary and (2) net of the Unrestricted Cash Amount, in an amount not to exceed $150,000,000. Notwithstanding the foregoing, Consolidated Funded Indebtedness shall not include any Defeased Indebtedness.
“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to Finance Leases) of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of such Persons (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ guarantees and acceptance financing and net costs under Swap Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).
“Consolidated Net Income” means, for any period, the net income (loss) attributable to the Borrower and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:
(a)    any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution or return on investment, as reasonably determined by a Responsible Officer of the Borrower (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (b) below);
(b)    any net income (loss) of any Restricted Subsidiary (other than Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to the Senior Unsecured Notes or (iii) restrictions pursuant to this Agreement), except that the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);
(c)    any net gain (or loss) realized upon the sale or other disposition of any disposed or discontinued operations of the Borrower or any of its Restricted Subsidiaries and related fees and expenses as well as any net income (or loss) from disposed or discontinued operations;
(d)    any net gain (or loss) realized upon the sale or other disposition of any assets of the Borrower or any Restricted Subsidiary outside the ordinary course of business;

(e)    [reserved];
(f)    the cumulative effect of a change in accounting principles;
(g)    any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;
(h)    all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any early extinguishment, write-off or forgiveness of Indebtedness;
(i)    any unrealized gains or losses in respect of any Swap Contract or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any Swap Contract;
(j)    any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;
(k)    any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary;
(l)    any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);
(m)    any goodwill or other intangible asset amortization, impairment charge or write-off;
(n)    the amount of any expense to the extent a corresponding amount is received in cash by the Borrower and the Restricted Subsidiaries from a Person other than the Borrower or any of its Restricted Subsidiaries under any agreement providing for reimbursement of any such expense; provided such reimbursement payment has not been included in determining Consolidated Net Income;
(o)    change in fair value of Permitted Funding Indebtedness or Investments or the amortization of deferred financing costs related to Permitted Funding Indebtedness or the write-off of Investments pursuant to such Person’s accounting policy;

(p)    an amount equal to the amount of tax distributions actually made to holders of the Equity Interests of such Person or any parent company of such Person in respect of such period in accordance with Section 7.04(v), which shall be treated as though such amount had been paid as income taxes directly by such Person for such period; and
(q)    fair value adjustment to warrant liability and contingent liabilities.
“Consolidated Subsidiary” means each Subsidiary of the Borrower other than any such Subsidiary that is (i) not consolidated with the Borrower in accordance with GAAP or (ii) an SPV Subsidiary (unless such SPV Subsidiary is consolidated with the Borrower in accordance with GAAP).
“Consolidated Total Assets” means, as of any date, the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent quarterly or annual consolidated balance sheet of the Borrower and its Restricted Subsidiaries that is available.
“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Corporate Indebtedness as of such date to (b) Consolidated EBITDA as of the last day of the most recently ended Test Period, calculated on a pro forma basis as of the applicable date of determination.
“Consumer Purpose Loans” means loans and/or lines of credit to one or more individuals the proceeds of which are used for personal, household or family purposes. Consumer Purpose Loans do not include (a) obligations of legal entities or governmental authorities or (b) obligations incurred for commercial or agricultural purposes.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person Guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:
(a)    to purchase any such primary obligation or any property constituting direct or indirect security therefor;
(b)    to advance or supply funds:
(i)    for the purchase or payment of any such primary obligation; or
(ii)    to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(c)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” means, with respect to a Deposit Account, Commodity Account or Securities Account, as applicable, located in the United States, an account control agreement in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by the Loan Party owning such account, the Administrative Agent and the applicable depositary bank or securities intermediary, as applicable, which account control agreement provides the Administrative Agent with, among other things, “control” over such account (as defined in, and for purposes of, the UCC) and the cash or investment property therein, as applicable.
“Convertible Notes” means Indebtedness (including debt securities) of the Borrower, (a) the terms of which provide for conversion and/or exchange into shares of common stock of the Borrower, cash by reference to the price of the Borrower’s common stock or a combination thereof, (b) that matures after, and does not provide for scheduled cash payments of principal or mandatory redemption in cash (other than cash payments for fractional shares and as a result of a fundamental change) prior to the 91st day following the Maturity Date and (c) that has no obligors other than the Borrower.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Counterpart Agreement” means a joinder to this Agreement substantially in the form of Exhibit H.
“Covenant Notice” has the meaning specified in Section 7.08(b).
“Covered Entity” has the meaning specified in Section 11.20(b).
“Covered Party” has the meaning specified in Section 11.20(a).
“Credit Extension” means each of the following: (a) a Borrowing and (b) an LC Credit Extension.
“Credit Party” means the Administrative Agent or any Issuing Bank (and, for purposes of Section 2.17, each Lender).
“Cure Amount” has the meaning specified in Section 8.04(a).
“Cure Period” has the meaning specified in Section 8.04(a).
“DACA Cure Period” has the meaning specified in Section 6.14(a).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if the Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means, with respect to the Obligations, an interest rate equal to (i) the ABR plus (ii) the Applicable Rate, if any, applicable to ABR Loans plus (iii) 2% per annum; provided, however, that with respect to a Term Benchmark Loan or an RFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.
“Default Right” has the meaning specified in Section 11.20(b).
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after written request by a Credit Party or the Borrower, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by such Credit Party or the Borrower, as applicable, of such certification in form and substance reasonably satisfactory to such Credit Party or the Borrower, as applicable, and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Defeased Indebtedness” means Indebtedness (a) that has been defeased or satisfied and discharged in accordance with the terms of an indenture or other agreement under which it was issued, (b) that has been called for redemption and for which funds sufficient to redeem such Indebtedness have been set aside by the Borrower or any Restricted Subsidiary (it being understood that any funds set aside for such purpose shall not be considered part of the Unrestricted Cash Amount for any purposes under this Agreement for so long as they are so set aside) or (c) for which amounts are set aside in trust or are held by a representative of the holders of such Indebtedness or any third party escrow agent pending satisfaction or waiver of the conditions for the release of such funds.
“Democratized Prime” means the decentralized, blockchain-based financial marketplace developed by the Borrower, or any successor thereto or expansion thereof designed to provide individuals and institutions with the ability to borrow and earn from other individuals and institutions.
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Depositary Bank Termination Event” has the meaning specified in Section 6.14(a).
“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration.
“Disclosure Letter” means the disclosure letter and schedules attached thereto, dated as of the Closing Date, as amended or supplemented from time to time to the extent expressly required by the terms of this Agreement, delivered by the Borrower to the Administrative Agent for the benefit of the Lenders.
“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of officers or employees of the Borrower or its Subsidiaries or by any such plan to such officers or employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Disqualified Lenders” means:
(a)    those Persons identified by the Borrower to the Arrangers in writing prior to the Closing Date (including by email),
(b)    any Person who is a competitor of the Borrower and its Subsidiaries that is identified by the Borrower to the Administrative Agent (or, if prior to the Closing Date, to the Arrangers) from time to time in writing (including by email), and
(c)    in the case of each Person identified pursuant to clauses (a) and (b) above (the “Primary Disqualified Institution”), any of their Affiliates that are either (i) identified in writing by the Borrower from time to time or (ii) reasonably identifiable as Affiliates on the basis of such Affiliate’s name (other than Affiliates that are bona fide diversified debt investment funds or banks or financial institutions or other entities which are regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets in the loan market, in each case, in the ordinary course and with respect to which such Primary

Disqualified Institution does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity);
provided that (x) no updates to the Disqualified Lender list shall be deemed to retroactively disqualify any parties that have previously acquired, or entered into a trade to acquire, an assignment or participation in respect of the Loans or Commitments from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders and (y) for the avoidance of doubt, any entity that is a Disqualified Lender under clauses (a) and (b) above may not become a Lender solely due to the fact that it is an Affiliate of an existing Lender.
Any supplement to the list of Disqualified Lenders shall be sent by the Borrower to the Administrative Agent in writing (including by email to JPMDQ_contact@jpmorgan.com) and such supplement shall take effect two (2) days after such notice is received by the Administrative Agent.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.
“DQ List” has the meaning specified in Section 11.06(h)(iv).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated, or entered into by any Governmental Authority, relating in any way to (i) the environment, (ii) preservation or reclamation of natural resources, (iii) the management, release or threatened release of any Hazardous Material or (iv) health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights, restricted stock units, options or other instruments to purchase any of the foregoing; provided that Equity Interests shall not include any Convertible Notes. For the avoidance of doubt, Blockchain Common Stock shall be deemed Equity Interests of the Borrower.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party is (i) treated as a “single employer” within the meaning of Sections 414(b) or (c) of the Code (or Sections 414(m) or (o) of the Code for purposes of provisions relating to Sections 412 and 430 of the Code) or (ii) under common control, within the meaning of Section 4001(a)(14) of ERISA.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan; (d) the failure of any Loan Party or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (e) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (f) the failure by any Loan Party or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (g) the filing of a notice of intent to terminate a Pension Plan or Multiemployer Plan, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, or the appointment of a trustee to administer any Pension Plan or Multiemployer Plan pursuant to Section 4042 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Accounts” means (a) payroll accounts, healthcare and other employee wage and benefit accounts, (b) tax accounts, including sales tax and withholding tax accounts, (c) fiduciary, trust, escrow, defeasance and redemption accounts, in each case of the foregoing, in respect of arrangements with non-affiliated third parties, (d) workers’ compensation, customs accounts, customer cash accounts, trust and tax withholding which are funded by the Loan Parties in the ordinary course of business or as is required by Law, (e) accounts in which solely cash collateral securing obligations in respect of letters of credit and related fees permitted hereunder or business credit cards and related fees secured by a Lien pursuant to Section 7.01(kk), in each case, is held or (f) any other account of the Borrower or any Subsidiary, so long as the aggregate amount in such account does not exceed $25,000,000 on an individual basis.
“Excluded Assets” means:
(i)    any fee-owned real property, any real property leasehold or subleasehold interest and the last day of any term of any lease of real property;
(ii)    any asset (including, to the extent applicable, any Equity Interests, equipment or inventory owned by a Loan Party that is subject to a Lien permitted under Section 7.01) together with any rights or interests therein, or any lease, license, franchise, charter, authorization, contract or agreement to which any Loan Party is a party, together with any rights or interest thereunder, in each case, if and to the extent security interests therein (a) are prohibited by or in violation of any applicable Law, (b) require any governmental (including regulatory) consent, approval, license or authorization that has not been obtained or consent of a third party (other than the Borrower or any of its Subsidiaries) that has not been obtained pursuant to any contract or agreement binding on such asset on the Closing Date or at the time of its acquisition and not entered into in contemplation of the Closing Date or such acquisition, or (c) are prohibited by or in violation of a term, provision or condition of any lease, license, franchise, charter, authorization, contract or agreement to which such Loan Party is a party and binding on such asset on the Closing Date or at the time of its acquisition and not entered into in contemplation of the Closing Date or such acquisition, except, in the case of each of the foregoing clauses (a), (b), and (c), to the extent that such prohibition or restriction would be rendered ineffective under the applicable anti-assignment provisions of the UCC; provided, that, notwithstanding the foregoing, the Collateral shall include, at such time as the contractual or legal prohibition shall no longer be applicable, the portion of such asset, right, interest, lease, license, franchise, charter, authorization, contract or agreement not subject to the prohibitions specified in clauses (a), (b), or (c) above; provided, further, that the Excluded Assets referred to in this clause (ii) shall not include any proceeds of any such asset, right, interest, lease, license, franchise, charter, authorization, contract or agreement (except to the extent such proceeds constitute Excluded Assets);
(iii)    Margin Stock;
(iv)    any United States intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto and acceptance of such filing by the United States Patent and Trademark Office, solely to the extent that, and during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law (it being understood that after such period such intent-to-use application shall be automatically subject to the security interest granted herein and deemed to be included in the Collateral);
(v)    motor vehicles, airplanes, vessels and other assets subject to certificate of title;
(vi)    particular assets if, and for so long as, in each case, reasonably agreed by the Administrative Agent and the Borrower, the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets exceed the practical benefits to be obtained by the Lenders therefrom;
(vii)    assets for which the grant of a security interest therein would result in material adverse tax or regulatory costs or consequences as reasonably determined by the Borrower and the Administrative Agent;
(viii)    commercial tort claims where the amount of damages claimed is not in excess of $10,000,000;
(ix)    letter of credit rights, except to the extent constituting supporting obligations;
(x)    any Excluded Equity Interests and any assets of any Subsidiary that is not (and is not required to be) a Loan Party;

(xi)    Financeable Assets which are transferred, sold and/or pledged pursuant to any Qualified Securitization Transaction, Warehousing Facility or other Permitted Secured Financing;
(xii)    Risk Retention Investments which are transferred, sold and/or pledged pursuant to any Permitted Risk Retention Facility; and
(xiii)    any Excluded Account (other than proceeds that are held in any such Excluded Account that would otherwise constitute Collateral).
Notwithstanding the foregoing, “Excluded Assets” shall not include proceeds, substitutions or replacements of any Excluded Asset unless such proceeds, substitutions or replacements would independently constitute Excluded Assets.
“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Borrower as capital contributions to the equity (other than through the issuance of Disqualified Equity Interests) of the Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any Subsidiary of the Borrower for the benefit of their employees to the extent funded by the Borrower or any Restricted Subsidiary) of Qualified Equity Interests of the Borrower, in each case, to the extent designated as an Excluded Contribution pursuant to the certificate of a Responsible Officer of the Borrower within 180 days of the date such capital contributions are made or such Qualified Equity Interests are issued or sold.
“Excluded Equity Interests” means:
(i)    any Equity Interests of any Person that is not a direct wholly-owned Restricted Subsidiary of the Borrower or any other Loan Party to the extent and for so long as the joint venture agreement or other organizational documents of such Person prohibit or restrict the pledge of such Equity Interests (so long as such prohibition (x) exists on the Closing Date or at the time such Equity Interests are acquired and (y) is not incurred in contemplation of the Closing Date or such acquisition) (in each case, except to the extent that any such prohibition would be rendered ineffective under the applicable anti-assignment provisions of the UCC);
(ii)    Equity Interests in any Immaterial Subsidiary;
(iii)    Equity Interests in any Restricted Subsidiary of the Borrower that is a captive insurance company, license insurance company, insurance agency(ies), risk purchase group or any insurance company;
(iv)    Equity Interests in any SPV Subsidiary and any other special purpose entity used for any Permitted Secured Financing or other permitted securitization or receivables facility or financing; and

(v)    any Equity Interest in any CFC or FSHCO representing in excess of 65% of the total combined voting power of all classes of Equity Interests in such CFC or FSHCO, as applicable.
“Excluded Indebtedness” means (a) any Permitted Securitization Indebtedness, (b) Permitted Non-Recourse Warehousing Indebtedness, (c) Permitted Repo Warehousing Indebtedness, (d) Permitted Repo Risk Retention Indebtedness and (e) any other Indebtedness incurred pursuant to a transaction or series of transactions pursuant to which the Borrower or any Restricted Subsidiary sells or transfers Financeable Assets to an SPV Subsidiary which issues or incurs debt that is secured by the cash flows from such Financeable Assets to a Person that is not the Borrower or a Restricted Subsidiary; provided that, in the case of this clause (e), such Indebtedness is non-recourse to the Borrower and its Restricted Subsidiaries (other than pursuant to Standard Secured Financing Undertakings or Permitted Credit Enhancements).
“Excluded Regulated Subsidiary” means any Restricted Subsidiary of the Borrower that is (a) a Broker-Dealer Subsidiary or a Restricted Subsidiary of a Broker-Dealer Subsidiary or (b) another Restricted Subsidiary of the Borrower that is subject to regulation by any regulatory supervising organization, in each case, in respect of which the guaranteeing by such Restricted Subsidiary of the Secured Obligations could, in the good faith judgment of the Borrower, reasonably be expected to result in adverse regulatory effects to such Restricted Subsidiary or impair the conduct of the business of such Restricted Subsidiary; provided that any Subsidiary of the Borrower that guarantees any other Indebtedness of the Borrower (other than any Permitted Funding Indebtedness) shall not be deemed to be an Excluded Regulated Subsidiary for purposes of this definition.
“Excluded Subsidiary” means (i) any Subsidiary that is not a wholly-owned Domestic Subsidiary of the Borrower or a Guarantor, (ii) any Subsidiary that is prohibited or restricted by applicable Law or by contractual obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of Acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations (1) would require governmental (including regulatory) consent, approval, license or authorization or (2) could result in material adverse tax consequences to the Borrower and its Subsidiaries as reasonably determined by the Borrower and the Administrative Agent, (iii) any captive insurance company, license insurance company, insurance agency(ies), risk purchase group or any insurance company that is a Subsidiary of the Borrower, (iv) any Immaterial Subsidiary, (v) any not-for-profit Subsidiaries, (vi) any SPV Subsidiary and any other special purpose entity used for any Permitted Secured Financing or other permitted securitization or receivables facility or financing, (vii) any Joint Venture, (viii) any Excluded Regulated Subsidiary, (ix) any FSHCO, (x) any direct or indirect Subsidiary of a CFC or (xi) any Subsidiary with respect to which, in the reasonable judgment of the Borrower and the Administrative Agent, the burden or cost of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom. Notwithstanding anything set forth herein, no Subsidiary of the Borrower (other than a CFC, any direct or indirect Subsidiary of a CFC, or any FSHCO) that (x) owns or holds an exclusive license or exclusive sublicense to any Material Intellectual Property (other than any

Permitted Exclusive License) or (y) Guarantees the Senior Unsecured Notes shall constitute an Excluded Subsidiary.
“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any applicable keep well, support, or other agreement for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document: (a) Taxes imposed on or measured by net income (however denominated), and franchise Taxes imposed on it (in lieu of net income taxes), by any jurisdiction as a result of (i) such recipient being organized under the laws of or having its principal office located in or, in the case of any Lender, having its applicable Lending Office located in such jurisdiction (or any political subdivision thereof), or (ii) any other present or former connection between such recipient and such jurisdiction (other than a connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document); (b) any branch profits Taxes under Section 884(a) of the Code, or any similar tax, imposed on such recipient by any jurisdiction described in clause (a) above; (c) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender pursuant to a Law in effect at the time such Lender becomes a party hereto (other than pursuant to an assignment request by any Loan Party under Section 11.13) or designates a new Lending Office, except to the extent that such Lender’s assignor was entitled, immediately prior to the assignment, or such Lender was entitled, immediately prior to the designation of a new Lending Office, to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 3.01(a); (d) any Taxes attributable to such recipient’s failure to comply with Section 3.01(f); and (e) any withholding Taxes imposed pursuant to FATCA.
“Extended SEC Reporting Deadline” has the meaning specified in Section 6.01.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Finance Lease Obligations” means, with respect to any Person, at the time any determination thereof is to be made, the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP (excluding the footnotes thereto) and, for purposes hereof, the amount of such obligations at any time will be the capitalized amount thereof at such time determined in accordance with GAAP.
“Finance Leases” means all leases that have been or are required to be, in accordance with GAAP as in effect on the Closing Date, recorded as finance leases.
“Financeable Assets” means (a) Receivables (or interests therein), (b) Residual Interests (or interests therein), (c) any obligations issued by or other interests in an SPV Subsidiary, (d) to the extent not otherwise included, any assets related thereto that are of the type customarily transferred in connection with secured financing transactions involving assets such as, or similar to, such Receivables or Residual Interests, as the case may be, and any collections or proceeds of any of the foregoing and (e) any assets, tokens, units, interests or rights deposited, contributed, locked, staked, seeded or otherwise transferred into, or issued, created, acquired or held by or in respect of, any smart contract, protocol or liquidity pool (or similar arrangement), including in connection with providing, seeding, maintaining or removing liquidity, together with any liquidity provider or pool tokens, units or other interests, any fees, yield, rewards, distributions, collections or other proceeds in respect of any of the foregoing, and any right to receive, redeem, withdraw or reclaim any of the foregoing. Financeable Assets shall include assets that are (a) Risk Retention Investments, (b) investments in consumer loans (including consumer auto loans and consumer real estate loans), consumer credit card receivables and securities in the ordinary course of business and (c) other financial assets (as defined in the UCC), including any controllable electronic record, controllable account or controllable payment intangible, or any other related assets, rights (including servicing rights) or property or the proceeds therefrom. For the avoidance of doubt, each of the foregoing shall constitute a Financeable Asset whether held, represented, recorded, evidenced, transferred or settled in physical, electronic, book-entry, certificated, tokenized or other digital form, including as or by means of a digital token, unit or record on a blockchain, distributed ledger or similar technology; and neither the tokenization or conversion into (or out of) digital form of any Financeable Asset, nor the issuance of any token, unit or record representing, backed by or evidencing such asset, shall cause such asset (or such token, unit or record) to cease to be a Financeable Asset.
“Financing Vehicle” means any (a) funds managed or advised by the Borrower or one of its Affiliates, (b) securitization vehicles sponsored or administered by the Borrower or one of its Affiliates and (c) other similar vehicles.
“Financing Vehicle Investment Management Agreement” means any investment management agreement, administration agreement, servicing agreement or other similar agreement entered into in connection with the establishment of a Financing Vehicle pursuant to which a Subsidiary of the Borrower acts as investment manager, administrator, sponsor, servicer or other similar role in the ordinary course of business.
“First Step-Up” has the meaning specified in Section 7.08(b).
“Fitch” means Fitch Ratings, Inc. and any affiliate thereof and any successor thereto that is a nationally-recognized rating agency.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for each of Term SOFR Rate and Daily Simple SOFR shall be zero.
“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Founder Stockholders” means Michael Cagney and June Ou.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the total LC Exposure at such time other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.
“FSHCO” means a Subsidiary that owns (directly or indirectly) no material assets other than Equity Interests (or Equity Interests and debt interests) of one or more CFCs.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, local, provincial or otherwise and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Grantor” has the meaning specified in the Collateral Agreement.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any Acquisition or Asset Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Responsible Officer. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means, collectively, (a) each Subsidiary of the Borrower that is a signatory hereto and each other Subsidiary of the Borrower that executes a Counterpart Agreement until such Subsidiary is released in accordance with Section 11.18(a) and (b) the Borrower, solely with respect to Secured Swap Obligations and Secured Cash Management Obligations (other than with respect to Secured Swap Obligations and Secured Cash Management Obligations where the Borrower is the direct obligor). Each Guarantor as of the Closing Date (other than the Borrower) is listed on Schedule 6.12.
“Hastra” means Sigmun Limited (d/b/a Hastra), an entity organized under the laws of the British Virgin Islands and a wholly owned subsidiary of the Provenance Cayman Foundation, or any successor thereto, including (i) any wholly owned Subsidiary thereof and (ii) any trust, statutory trust, business trust, common law trust or similar arrangement as to which any of the foregoing is the sole beneficiary thereof and/or all of the beneficial interests, trust certificates, residual or equity certificates, ownership interests or similar interests are owned, directly or indirectly, by any of the foregoing.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic materials, substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, and infectious or medical wastes, and all other materials, substances or wastes of any nature regulated pursuant to any Environmental Law.
“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary of the Borrower that has been designated by the Borrower by written notice to the Administrative Agent as an “Immaterial Subsidiary” from time to time and (a) whose total assets as of the most recent available quarterly or year-end financial statements do not exceed 5.00% of Consolidated Total Assets (excluding intercompany amounts and balances) of the Borrower and its Subsidiaries at such date or (b) whose revenues for the most recently ended four quarter period for which financial statements are available do not exceed 5.00% of the consolidated revenues (excluding intercompany amounts and balances) of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that (i) the total assets of all such Subsidiaries as of the most recent available quarterly or year-end financial statements shall not exceed 10.00% of Consolidated Total Assets (excluding intercompany amounts and balances) of the Borrower and its Subsidiaries at such date and (ii) the revenues of all such Subsidiaries for the most recently ended four-quarter period for which financial statements are available shall not exceed 10.00% of the consolidated revenues (excluding intercompany amounts and balances) of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP. For any determination made as of or prior to the time any Person becomes an indirect or direct Subsidiary of the Borrower, such determination and designation shall be made based on financial statements provided by or on behalf of such Person in connection with the Acquisition of such Person or such Person’s assets. The Borrower may change the designation of any Subsidiary as an Immaterial Subsidiary by providing written notice to the Administrative Agent; provided that any Subsidiary of the Borrower formed or acquired after the Closing Date, as applicable, that meets the requirements of an “Immaterial Subsidiary” set forth herein shall be deemed designated as an “Immaterial Subsidiary” unless the Borrower otherwise notifies the Administrative Agent in writing. Notwithstanding anything to the contrary set forth herein, no Subsidiary of the Borrower that owns or holds an exclusive license or exclusive sublicense to any Material Intellectual Property (other than any Permitted Exclusive License) shall constitute an Immaterial Subsidiary.
“Increase” has the meaning specified in Section 2.13(a).
“Increase Effective Date” has the meaning specified in Section 2.13(d).
“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a)    the principal of indebtedness of such Person for borrowed money;
(b)    the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(c)    all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence);
(d)    the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;
(e)    Finance Lease Obligations of such Person;
(f)    the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Equity Interests or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);
(g)    the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower) and (ii) the amount of such Indebtedness of such other Persons;
(h)    Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person;
(i)    to the extent not otherwise included in this definition, net obligations of such Person under Swap Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);
(j)    all obligations in respect of Third Party Securities issued by such Person in a Permitted Secured Financing (regardless of whether denominated as debt or equity securities); and
(k)    to the extent not otherwise included in this definition, all Permitted Funding Indebtedness of such Person.
The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business.
The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clause (g) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.
Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:
(i)    Contingent Obligations incurred in the ordinary course of business;
(ii)    Cash Management Services;
(iii)    in connection with the purchase by the Borrower or any Restricted Subsidiary of any business, any deferred payments, holdbacks or similar deferred consideration or other post-closing payment adjustments or indemnity obligations to which the seller may become entitled that is payable solely through the issuance of Equity Interests (which are not Disqualified Equity Interests) of the Borrower or to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;
(iv)    any Permitted Bond Hedge Transaction or Permitted Warrant Transaction;
(v)    for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, insurance premiums, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;
(vi)    any Blockchain Common Stock Transactions; or
(vii)    any Bilateral Contract Obligations.
“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 11.04(b).
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information” has the meaning specified in Section 11.07.
“Intellectual Property” means all intellectual property of every kind and nature, including patents, copyrights, trademarks, trade secrets, domain names, and any other intellectual property rights in inventions, designs, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases.
“Intellectual Property Security Agreement” has the meaning specified in the Collateral Agreement.
“Intercreditor Agreement” means, (a) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank junior to the Liens on the Collateral securing the Secured Obligations, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Secured Obligations and (b) to the extent executed in connection with the incurrence of Indebtedness, the obligations in respect of which are required to be subordinated in right of payment to the prior payment of all Obligations under the Loan Documents, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the obligations in respect of such Indebtedness shall be subordinated in right of payment to the prior payment of all Obligations under the Loan Documents with permitted payments of such Indebtedness as permitted by this Agreement. With regard to clauses (a) or (b), such agreement, as applicable, shall be posted to the Lenders not less than five (5) Business Days, or such shorter time as is acceptable to the Required Lenders, before execution thereof and, if the Required Lenders shall not have objected to such agreement within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement is reasonable and to have consented to such intercreditor agreement and to the Administrative Agent’s execution thereof.
“Interest Payment Date” means (a) as to any ABR Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Term Benchmark Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Term Benchmark Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or if there is no numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date, and (e) as to any Loan (other than any Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.
“Interest Period” means as to any Term Benchmark Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term Benchmark Loan and ending one, three or six or (if available from all Lenders under the relevant facility) twelve months (or such other period acceptable to all such Lenders) thereafter, as selected by the Borrower in its Committed Loan Notice given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term Benchmark Loan and ending one, three or six or (with the consent of each affected Lender under the relevant facility) twelve months (or such other period acceptable to all such Lenders) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 1:00 p.m., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    any Interest Period that would otherwise extend beyond the scheduled Maturity Date or beyond the date final payment is due on the Loans shall end on the Maturity Date or such due date, as applicable;
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
(iv)    no tenor that has been removed from this definition pursuant to Section 3.08(e) shall be available for specification in such Committed Loan Notice.
“Investment” means any loan, advance (other than advances to employees or other providers of services for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), extension of credit (by way of Guarantee or otherwise) or capital contributions by the Borrower or any of its Restricted Subsidiaries to any other Person.
“Investment Grade Securities” means (a) securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents); (b) securities issued or directly and fully Guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents); (c) debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Restricted Subsidiaries; and (d) investments in any fund that invests exclusively in investments of the type described in clauses (a), (b) and (c) above which fund may also hold cash and Cash Equivalents pending investment or distribution.
“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuing Bank” means JPMorgan and any other Lender to be selected with such Lender’s consent from time to time and reasonably satisfactory to the Borrower and the Administrative Agent, each in its capacity as an issuer of Letters of Credit hereunder, and its permitted successors in such capacity as provided in Section 2.14(i). An Issuing Bank may arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank reasonably acceptable to the Borrower, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Joint Venture” means, as to any Person, any other Person designated as a “joint venture” (1) that is not a Subsidiary of such Person and (2) in which such Person owns less than 100% of the equity or voting interests.
“JPMorgan” means JPMorgan Chase Bank, N.A.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“LC Commitment” means, as to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit in an aggregate amount not to exceed the amount set forth under the heading “LC Commitment” opposite such Issuing Bank’s name on Schedule 2.01, as the same may be changed from time to time pursuant to the terms and conditions hereof. The LC Commitment of any Issuing Bank may be modified by written agreement between the Borrower and such Issuing Bank without consent of any other party thereto.
“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. For all purposes of this Agreement, if on any date of determination, a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule

3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“LC Sublimit” has the meaning specified in Section 2.14(b)(i).
“LCT Election” has the meaning specified in Section 1.09(a).
“LCT Test Date” has the meaning specified in Section 1.09(a).
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lender-Related Person” has the meaning specified in Section 11.04(d).
“Lender Joinder” has the meaning specified in Section 2.13(g)(i).
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Liability” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Transaction” means (i) any Investment or acquisition (whether by merger, consolidation or otherwise), whose consummation is not conditioned on the availability of, or on obtaining, third-party financing (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, and (iii) any dividends or distributions on, or redemptions of, the Borrower’s or any Parent Entity’s Equity Interests requiring irrevocable notice in advance thereof.
“Liquidity” means the amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries (other than any SPV Subsidiary) (excluding funds receivable and amounts held on behalf of customers).
“Loan” means an extension of credit by a Lender to the Borrower under Article II of this Agreement. For the avoidance of doubt, the Loans shall include the Committed Loans.

“Loan Documents” means this Agreement, the Disclosure Letter, any Counterpart Agreements, the Collateral Agreement, the other Collateral Documents, any Notes and each other document jointly identified by the Borrower and the Administrative Agent as a “Loan Document” from time to time.
“Loan Parties” means the Borrower and each Guarantor.
“Margin Stock” has the meaning specified in Regulation U of the Board of Governors.
“Master Agreement” has the meaning specified in the definition of “Swap Contract.”
“Material Adverse Effect” means any event, change or condition that, individually or in the aggregate, has had, or would reasonably be expected to have (i) a material adverse effect on the business, assets, results of operations or financial condition of the Borrower and its Subsidiaries, taken as a whole or (ii) a material adverse effect on the rights and remedies of the Administrative Agent and any other Secured Party under the Loan Documents, taken as a whole, including the legality, validity, binding effect or enforceability of the Loan Documents.
“Material Intellectual Property” means any Intellectual Property owned by, or exclusively licensed or exclusively sublicensed to, the Borrower or any of its Subsidiaries that is material to the business of the Borrower and its Subsidiaries, taken as a whole.
“Maturity Date” means November 10, 2029; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.
“Maximum Rate” has the meaning specified in Section 11.09.
“Moody’s” means Moody’s Investors Service, Inc. and any affiliate thereof and any successor thereto that is a nationally-recognized rating agency.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.
“Net Cash Proceeds” means, with respect to any issuance or sale of Equity Interests, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).
“New Commitments” has the meaning specified in Section 2.13(a).

“Note” means a promissory note made by the Borrower in favor of a Lender requesting such a promissory note evidencing Loans made by such Lender, substantially in the form of Exhibit B.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar case or proceeding, regardless of whether allowed or allowable in such case or proceeding) on the Loans including all obligations in respect of the LC Exposure, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to reimburse LC Disbursements and pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar case or proceeding, regardless of whether allowed or allowable in such case or proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar case or proceeding, regardless of whether allowed or allowable in such case or proceeding).
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, Joint Venture, trust or other form of business entity, the partnership, Joint Venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Taxes” means all present or future stamp, recording, filing or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment pursuant to a request by any Loan Party under Section 11.13) (“Assignment Taxes”), but only if such Assignment Taxes are imposed as a result of a present or former connection between a recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation, as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Outstanding Amount” means, with respect to any Lender at any time, the sum of (a) the aggregate outstanding principal amount of Committed Loans at such time after giving effect to any borrowings and prepayments or repayments of Committed Loans plus (b) its LC Exposure at such time.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Parent Entity” means any Person that is a direct or indirect parent of the Borrower.
“Parent Expenses” means (a) costs (including all professional fees and expenses) incurred by any Parent Entity in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act of 1933, the Exchange Act or the respective rules and regulations promulgated thereunder; (b) customary indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Borrower and its Subsidiaries; (c) obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the

Borrower and its Subsidiaries; (d) general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent Entity related to the ownership or operation of the business of the Borrower or any of its Restricted Subsidiaries; and (e) expenses incurred by any Parent Entity in connection with any public offering or other sale of Equity Interests or Indebtedness (i) where the net proceeds of such offering or sale are intended to be received by or contributed to the Borrower or a Restricted Subsidiary, (ii) in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or (iii) otherwise on an interim basis prior to completion of such offering so long as any Parent Entity shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.
“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(d).
“Patriot Act” has the meaning specified in Section 11.17.
“Payment” has the meaning specified in Section 9.07(b).
“Payment Notice” has the meaning specified in Section 9.07(b).
“Payment Stablecoin” means a United States dollar denominated “payment stablecoin” subject to the Guiding and Establishing National Innovation for U.S. Stablecoins Act (the “GENIUS Act”), federal stablecoin legislation that was enacted on July 18, 2025, including any amendments thereof or implementing rules and regulations with respect thereto.
“PBGC” means the Pension Benefit Guaranty Corporation.
“PCAOB” means the Public Company Accounting Oversight Board.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and (i) is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years or (ii) with respect to which any Loan Party or any ERISA Affiliate has any actual or contingent liability.
“Perfection Exceptions” means that no Loan Party shall be required, nor shall any Secured Party be authorized, to (i) seek or obtain any landlord lien waiver, estoppel, warehousemen waiver or other collateral access or similar letter or agreement, (ii) take any action with respect to perfection of any security interest in assets requiring perfection through control agreements or other control arrangements (other than as required under Section 6.14 hereof and/or Section 5 of the Collateral Agreement or the control of pledged Equity Interests and instruments, as provided in the Collateral Agreement) and (iii) enter into any security documents governed by the Law of any jurisdiction other than the United States, any state thereof or the District of Columbia or take any actions in any non-U.S. jurisdiction or required by the Laws of any non-U.S. jurisdiction to create any security interests in assets located or titled outside of the U.S. or to perfect any such assets or make enforceable any security interests in any such assets.
For the avoidance of doubt, Liens required to be granted or perfected pursuant to the Collateral Agreement or Sections 6.12, 6.15 or 6.16 of this Agreement shall be subject to exceptions and limitations consistent with those set forth in the Collateral Documents.
“Permitted Acquisition” has the meaning specified in Section 7.09(q).
“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash and Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person.
“Permitted Bond Hedge Transaction” means any bond hedge, call spread or capped call option (or substantively equivalent derivative transaction) on the Borrower’s common stock (or the cash value or a combination thereof) in connection with the issuance of any Convertible Notes; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received from the sale of such Convertible Notes.
“Permitted Credit Enhancement” means any credit enhancement, liquidity support (including the funding of cash reserves), and credit support provided (x) to an SPV Subsidiary (other than a Warehouse Entity) pursuant to the Borrower’s or any Restricted Subsidiary’s existing or future intercompany liquidity lines that are used (i) to facilitate transfers of assets from, to and between SPV Subsidiaries in connection with Permitted Secured Financings (other than Warehousing Facilities) (provided that, in the reasonable judgment of the Borrower or such Restricted Subsidiary, there is a substantial likelihood that any drawings under any such liquidity lines will be repaid (or deemed repaid) subsequent to completion of such asset transfer) or (ii) to fund the performance under Standard Secured Financing Undertakings or (y) to an SPV Subsidiary pursuant to performance support agreements and other credit enhancement, liquidity support or credit support arrangements that are consistent with the Borrower’s or any Restricted Subsidiary’s current or future secured funding practices, as applicable, or that are customary for such transactions, as applicable, as determined in good faith by the Borrower.
“Permitted Exclusive License” means any exclusive license or exclusive sublicense of Intellectual Property granted in the ordinary course of business that is limited to a specific field of use or specific territory, where (a) such specific field of use or specific territory is not material to the business of the Borrower and its Subsidiaries, taken as a whole, and (b) such exclusive license or exclusive sublicense is not granted in connection with any financing transaction.
“Permitted Facility” means any of the following: (a) a Permitted Margin Facility, (b) a credit facility entered into by the Borrower or any of its Restricted Subsidiaries to finance the purchase of trading assets in the ordinary course of business; provided that any Indebtedness incurred thereunder by the Borrower or any of its Restricted Subsidiaries that is not a Specified Subsidiary shall be unsecured or (c) a Permitted Repo.
“Permitted Funding Indebtedness” means any Indebtedness incurred in respect of Permitted Secured Financings, including without limitation, Permitted Warehousing Indebtedness, Permitted Securitization Indebtedness and Indebtedness with respect to Permitted Risk Retention Facilities, in each case of the Borrower or its Restricted Subsidiaries.
“Permitted Holders” means, collectively, (1)(i) each Founder Stockholder and each Founder Stockholder’s siblings, descendants (including children or grandchildren by adoption) and the descendants of any of their siblings; (ii) any spouse or domestic partner of any Person described in clause (1)(i) that receives any voting stock of the Borrower pursuant to a court order or upon divorce, as required by settlement, order or decree, or as required by a domestic relations settlement, order or decree; (iii) in the event of the incompetence or death of any of the Persons described in clause (1)(i) or (ii), such Person’s estate, executor, administrator, committee or other personal representative, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, the relevant voting stock of the Borrower; (iv) any trust created for the benefit of the Persons described in clause (1)(i), (ii) or (iii) or any trust for the benefit of any such trust; or (v) any Person Controlled by any of the Persons described in clause (1)(i), (ii), (iii) or (iv) and (2) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which either of the Founder Stockholders is a member; provided that, in the case of such group and without giving effect to the existence of such group, such persons in clause (1) above, collectively, have beneficial ownership of more than 50% of the total voting power of the Equity Interests of the Borrower or any Parent Entity.
“Permitted Margin Facilities” means margin trading facilities entered into by any of the Specified Subsidiaries in the ordinary course of business.
“Permitted Non-Recourse Warehousing Indebtedness” means Warehousing Indebtedness that is non-recourse to the Borrower and its Restricted Subsidiaries (other than pursuant to Standard Secured Financing Undertakings).
“Permitted Refinancing” means, with respect to any Person, any refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; provided, that any such amount equal to any unutilized existing commitments is both permitted to be incurred pursuant to Sections 7.01 and 7.05 and is so incurred under Sections 7.01 and 7.05, (b) such modification, refinancing, refunding, renewal, replacement or extension has a maturity no earlier than, and a weighted average life to maturity equal to or greater than the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such Indebtedness after modification, refinancing, refunding, renewal or extension continues to be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, (d) such modification, refinancing, refunding, renewal, replacement or extension has no different obligors, or greater guarantees or security than the Indebtedness being modified, refinanced, refunded, renewed or extended (provided that (i) Indebtedness of any Loan Party may be refinanced to add or substitute as an obligor another Loan Party and (ii) any Indebtedness of any Restricted Subsidiary that is not a Loan Party may be refinanced to add or substitute as an obligor another Restricted Subsidiary that is not a Loan Party, in each case to the extent then permitted under Section 7.05) and (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended was subject to an Intercreditor Agreement, the holders of such modified, refinanced, refunded, renewed or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to such applicable Intercreditor Agreement(s).
“Permitted Repo Risk Retention Indebtedness” means Indebtedness in respect of any Permitted Risk Retention Facility in the form of a Repo Agreement; provided, however, that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Indebtedness for which the holder thereof has contractual recourse to the Borrower or its Restricted Subsidiaries to satisfy claims with respect to such Permitted Risk Retention Facility (other than Standard Secured Financing Undertakings) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Indebtedness shall not be Permitted Repo Risk Retention Indebtedness.
“Permitted Repo Warehousing Indebtedness” means any Permitted Warehousing Indebtedness in the form of a Repo Agreement.
“Permitted Repos” means repurchase transactions with respect to trading assets entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business with non-Affiliates so long as the obligations of the counterparty are valid, enforceable and in full force and effect.
“Permitted Repricing Transaction” has the meaning specified in Section 11.01.
“Permitted Risk Retention Facility” means a financing (however structured) that (a) complies with the Risk Retention Requirements, (b) is extended by a Person that is not the Borrower or any of its Restricted Subsidiaries to the Borrower and/or any of its Restricted Subsidiaries and (c) is secured only by Risk Retention Investments.
“Permitted Secured Financing” means (a) any Qualified Securitization Transaction, (b) any Warehousing Facility, (c) any Permitted Risk Retention Facility and (d) any other transaction or series of transactions pursuant to which the Borrower or any Restricted Subsidiary sells or transfers Financeable Assets to an SPV Subsidiary which issues or incurs debt that is secured by the cash flows from such Financeable Assets to a Person that is not the Borrower or a Restricted Subsidiary; provided that, in the case of this clause (d), the Indebtedness incurred pursuant to such transaction(s) is non-recourse to the Borrower and its Restricted Subsidiaries (other than pursuant to Standard Secured Financing Undertakings or Permitted Credit Enhancements).
“Permitted Securitization Indebtedness” means Indebtedness incurred by a Securitization Entity; provided that in connection with any securitization, any Warehousing Indebtedness used to finance or refinance the purchase, origination, funding or pooling of any Receivables or other assets subject to such securitization is repaid in connection with such securitization with the net proceeds received by the Borrower and its Restricted Subsidiaries from the applicable Securitization Entity up to the aggregate principal amount of such Warehousing Indebtedness so used.
“Permitted Transferee” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s immediate family members, including his or her spouse, ex-spouse, children, stepchildren and their respective lineal descendants and (b) without duplication with any of the foregoing, such Person’s heirs, executors and/or administrators upon the death of such Person and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in the Borrower or any Parent Entity.
“Permitted Warehousing Indebtedness” means Warehousing Indebtedness; provided, however, that the excess (determined as of the most recent date for which internal financial statements are available), if any, of (x) the amount of any such Warehousing Indebtedness for which the holder thereof has contractual recourse to the Borrower or its Restricted Subsidiaries to satisfy claims with respect to such Warehousing Indebtedness (other than Standard Secured Financing Undertakings) over (y) the aggregate (without duplication of amounts) Realizable Value of the assets that secure such Warehousing Indebtedness shall not be Permitted Warehousing Indebtedness.
“Permitted Warrant Transaction” means any call option on, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock or Blockchain Common Stock (or, in either case, the cash value or a combination thereof), issued or sold by the Borrower or Guarantors substantially concurrently with any purchase of a related Permitted Bond Hedge Transaction.
“Person” means any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by any Loan Party or any ERISA Affiliate.
“Platform” means SyndTrak or another similar electronic system.
“Pledged Equity Interests” has the meaning specified in the Collateral Agreement.

“Preferred Stock,” as applied to the Equity Interests of any Person, means Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of common stock of any other class of such Person.
“Primary Disqualified Institution” has the meaning specified in the definition of “Disqualified Lenders”.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Forma Basis” has the meaning specified in Section 1.08.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning specified in Section 11.20(b).
“QFC Credit Support” has the meaning specified in Section 11.20.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“Qualified Securitization Transaction” means any transaction or series of transactions pursuant to which the Borrower or any of its Restricted Subsidiaries (1) sells or otherwise transfers (directly or through a Securitization Entity) Financeable Assets, or interests therein, to one or more purchasers, for a purchase price payable (in whole or in part) in cash or (2) sells or otherwise transfers to a Securitization Entity, and such Securitization Entity acquires (and such Securitization Entity, and any successor transferee thereof, may in turn sell, contribute to capital or otherwise transfer to any other Securitization Entity), any Financeable Assets or interests therein, which acquisition is paid for by such Securitization Entity with (a) proceeds of Third Party Securities, (b) Residual Interests in such Securitization Entity, (c) proceeds of collection on, or any sale or other transfer of, Financeable Assets, or interests therein, so previously acquired by such Securitization Entity, (d) in the case of any Securitization Entity that sells or otherwise transfers any such Financeable Assets to another Securitization Entity, amounts (i) drawn under an intercompany liquidity line or (ii) contributed to its capital, or (e) any combination of the foregoing, as applicable; provided that, in the case of clauses (1) and (2), the financing terms, covenants, termination events and other provisions (including collateralization levels) thereof shall be on customary market terms for securitization transactions involving assets such as, or similar to, the Financeable Assets subject thereto (as determined in good faith by the Borrower).
“Rating Agency” means each of S&P, Moody’s and Fitch.
“Ratio Debt” has the meaning specified in Section 7.05(f).
“Realizable Value” of an asset means the lesser of (x) if applicable, the face value of such asset and (y) the market value of such asset as determined by the Borrower in accordance with the agreement governing the applicable Permitted Securitization Indebtedness, Warehousing Indebtedness or Permitted Risk Retention Facility, as the case may be, (or, if such agreement does not contain any related provision, as determined in good faith by management of the Borrower); provided, however, that the realizable value of any asset described above which an unaffiliated third party has a binding contractual commitment to purchase from the Borrower or any of its Restricted Subsidiaries shall be the minimum price payable to the Borrower or such Restricted Subsidiary for such asset pursuant to such contractual commitment.
“Receivables” means loans, receivables (including fee receivables, related party receivables and consumer credit card receivables), installment sales contracts, leases and/or leased assets and other similar or incidental assets related thereto purchased or originated by the Borrower or any Restricted Subsidiary of the Borrower or otherwise arising in the ordinary course of business, including all lien, title retention and security agreements, chattel mortgages, chattel paper, bailment leases, installment sale agreements, instruments, consumer finance paper and/or promissory notes securing and evidencing such loans.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (2) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, such Benchmark is Daily Simple SOFR, then four (4) U.S. Government Securities Business Days prior to such setting, or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Refunding Capital Stock” has the meaning specified in Section 7.04(q).
“Register” has the meaning specified in Section 11.06(c).
“Regulatory Authority” has the meaning specified in Section 11.07.
“Related Parties” means, with respect to any Person, such Person’s Affiliates, permitted successors and permitted assigns and the partners, members, directors, officers, employees, agents, and advisors, controlling persons and equity holders of such Person and of such Person’s Affiliates.
“Related Taxes” means:

(a)    any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles, withholding or similar Taxes (other than Taxes measured by income), required to be paid (provided such Taxes are in fact paid) by any Parent Entity by virtue of its:
(i)    being organized or having Equity Interests outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Borrower or any of the Borrower’s Subsidiaries);
(ii)    being a holding company parent, directly or indirectly, of the Borrower or any of the Borrower’s Subsidiaries;
(iii)    receiving dividends from or other distributions in respect of the Equity Interests of, directly or indirectly, the Borrower or any of the Borrower’s Subsidiaries;
(iv)    having made any payment in respect of any of the items for which the Borrower is permitted to make payments to any Parent Entity pursuant to Section 7.04; or
(b)    for any taxable period for which the Borrower and/or any of its Subsidiaries is a corporation for U.S. federal and/or applicable state or local income tax purposes and for so long as the Borrower or any such Subsidiary is a member of a group filing a consolidated, unitary or combined tax return with any Parent Entity, or a partnership or disregarded entity that is wholly-owned by one or more entities treated as corporations for United States federal and/or applicable state or local income tax purposes, any Taxes measured by income for which such parent entity or Parent Entity is liable, up to an amount not to exceed the amount of any such Taxes that the Borrower and its Subsidiaries would have been required to pay as a stand-alone corporate taxpayer or on a separate corporate group basis if the Borrower and such Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Borrower and its Subsidiaries; provided that the amount of such Taxes with respect to any Unrestricted Subsidiary shall not exceed the amount actually paid by such Unrestricted Subsidiary to the Borrower or Restricted Subsidiaries for the relevant taxable period.
“Relevant Governmental Body” means, with respect to a Benchmark Replacement in respect of Committed Loans, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Term SOFR Rate and (ii) with respect to any RFR Borrowing, the Daily Simple SOFR.
“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Repo Agreement” means any (a) repurchase agreement, (b) reverse repurchase agreement, (c) sell buy backs and buy sell backs agreement, (d) securities lending and borrowing agreement or (e) any other agreement or transaction similar to those referred to in clauses (a) through (d).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Reporting Extension Provision” has the meaning specified in Section 6.01.
“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed to be held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Residual Interest” means (a) with respect to any SPV Subsidiary (other than a Warehouse Entity), the residual right (which may be represented by a direct or indirect equity interest in such entity or a subordinated debt obligation of such entity) to receive cash flows from the Financeable Assets sold to such SPV Subsidiary in excess of amounts needed to pay principal of, interest on and other amounts in respect of Indebtedness of such entity incurred pursuant to a Permitted Secured Financing, servicing expenses of such entity, costs in respect of Swap Obligations of such entity (if any) and other fees and obligations in respect of the Third Party Securities issued by such entity and secured by or payable from such Financeable Assets and (b) with respect to any Warehouse Entity, the residual right (which may be represented by a direct or indirect equity interest in such entity or a subordinated debt obligation of such entity) to receive cash flows from the Receivables sold to such Warehouse Entity in excess of amounts needed to pay principal of, interest on and other amounts in respect of Warehousing Indebtedness of such entity, servicing expenses of such entity, costs in respect of Swap Obligations of such entity (if any) and other fees and obligations in respect of the Warehousing Indebtedness issued by such entity and secured by or payable from such Receivables.
“Resignation Effective Date” has the meaning specified in Section 9.06(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, chief accounting officer or controller of any Loan Party and the secretary or assistant secretary of any Loan Party and, solely for purposes of notices and certifications, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent prior to the time of execution of any document required to be executed pursuant to the terms hereof, each Responsible Officer that has not previously provided an incumbency certificate will provide an incumbency certificate, in form and substance satisfactory to the Administrative Agent.
“Restricted Debt Payment” has the meaning specified in Section 7.14.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower. For the avoidance of doubt (i) the receipt or acceptance by the Borrower or any Restricted Subsidiary of the return of Equity Interests issued by the Borrower or any Restricted Subsidiary to the seller of a Person, business or division as consideration for the purchase of such Person, business or division, which return is in settlement of indemnification claims owed by such seller in connection with such acquisition and (ii) any payment (including payment of any premium) or delivery with respect to, or early unwind or settlement of, any Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall not be deemed to be a Restricted Payment.
“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Loan” means a Committed Loan that bears interest at a rate based on the Daily Simple SOFR.
“Risk Retention Investments” means Investments made in connection with Risk Retention Requirements applicable to the Borrower or any Restricted Subsidiary, including any accounts established in connection with such Investments (and deposits or other financial assets held in such accounts) and/or any rights, entitlements or other amounts arising therefrom or related thereto.
“Risk Retention Requirements” means the requirements of Section 941 of The Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and the rules and regulations thereunder, or any successor law, rules or regulations.
“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Borrower or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business and any affiliate thereof and any successor thereto that is a nationally-recognized rating agency.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, and the non-Ukrainian government-controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran and North Korea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, the United Kingdom (including His Majesty’s Treasury), (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person 50% or more owned or, where relevant under applicable Sanctions, controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions that would prohibit dealings with such Person.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state in which the Borrower does business or His Majesty’s Treasury of the United Kingdom.
“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Step-Up” has the meaning specified in Section 7.08(b).
“Section 6.01 Reporting Deadline” has the meaning specified in Section 6.01.
“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of the Loan Parties and the Restricted Subsidiaries (other than any SPV Subsidiary) in respect of any overdraft, reimbursement and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds (collectively, “Cash Management Services”) provided to any Loan Party or any Restricted Subsidiary (other than any SPV Subsidiary) (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Closing Date to a Person that is a Lender or an Affiliate of a Lender as of the Closing Date or (c) owed to a Person that is the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or Lender at the time such obligations are incurred, to the extent, in each case, that such obligations have been designated in writing by the Borrower and the provider of such Cash Management Services to the Administrative Agent as Secured Cash Management Obligations; it being understood that each such provider of such Cash Management Services to the Borrower, any Guarantor or any Restricted Subsidiary (other than any SPV Subsidiary) shall be deemed (i) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (ii) to agree to be bound by the provisions of Article IX, Section 11.04, Section 11.14 and any applicable Intercreditor Agreement as if it were a Lender.
“Secured Obligations” means (a) the Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations (excluding with respect to any Loan Party, Excluded Swap Obligations of such Loan Party).
“Secured Parties” means (a) each Lender and Issuing Bank, (b) the Administrative Agent, (c) each Person to whom any Secured Cash Management Obligations are owed, (d) each counterparty to any Swap Contract the obligations under which constitute Secured Swap Obligations and (e) the permitted successors and assigns of each of the foregoing.
“Secured Swap Obligations” means all obligations of the Loan Parties and the Restricted Subsidiaries (other than any SPV Subsidiary) under each Swap Contract that (a) is in effect on the Closing Date with a counterparty that is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent as of the Closing Date, as applicable, or (b) is entered into after the Closing Date with any counterparty that is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent at the time such Swap Contract is entered into, in each case, to the extent that such obligations have been designated in writing by the Borrower and the counterparty to such Swap Contract to the Administrative Agent as Secured Swap Obligations (for the avoidance of doubt, one notice with respect to a specified Master Agreement may designate all Swap Contracts thereunder as being “Secured Swap Obligations”, without the need for separate notices for each individual Swap Contract thereunder); it being understood that such counterparty shall be deemed (i) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (ii) to agree to be bound by the provisions of Article IX, Section 11.04, Section 11.14 and any applicable Intercreditor Agreement as if it were a Lender.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Account” means any “securities account” within the meaning given to such term in Article 8 of the UCC.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
“Securitization Entity” means any Person formed primarily for the purpose of engaging or facilitating in a Qualified Securitization Transaction with the Borrower or a Restricted Subsidiary and which engages in no material business or activities other than in connection with such Qualified Securitization Transaction and any activities incidental thereto; provided that (a) no portion of the Indebtedness (including Third Party Securities) or any other obligation (contingent or otherwise) of such Person (i) is Guaranteed by the Borrower or any of its Restricted Subsidiaries other than such Securitization Entity or a related Securitization Entity (excluding any recourse that may be deemed to exist pursuant to Standard Secured Financing Undertakings), (ii) is recourse to or obligates the Borrower or any of its Restricted Subsidiaries (other than such Securitization Entity or a related Securitization Entity) in any way, other than pursuant to Standard Secured Financing Undertakings, or (iii) subjects any property or asset of the Borrower or any of its Restricted Subsidiaries other than such Securitization Entity or a related Securitization Entity, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Secured Financing Undertakings, and (b) none of the Borrower or any of its Restricted Subsidiaries has any obligation to maintain or preserve such Person’s financial condition or cause such Person to achieve certain levels of operating results, excluding any such obligation that may be deemed to exist pursuant to Standard Secured Financing Undertakings; and provided further that, notwithstanding the foregoing, the Borrower and any Restricted Subsidiary may provide such Securitization Entity or a related Securitization Entity with Permitted Credit Enhancement; and provided further, to the extent that any Securitization Entity engages in any business or business activity for which such Securitization Entity was not established or formed, such Securitization Entity shall not constitute a Securitization Entity.
“Segregated Funds” means funds deposited by customers, which funds must be carried in separate accounts that are designated as segregated customers’ accounts and funds held in separate accounts for the exclusive benefit of securities clients and proprietary accounts of broker-dealers, which deposits in such segregated accounts are not commingled with the funds of the Borrower or its Restricted Subsidiaries.
“Senior Unsecured Notes” means the 8.500% Senior Notes issued pursuant to that certain Indenture, dated as of July 14, 2026, among the Borrower, the guarantors party thereto and Wilmington Trust, National Association, as trustee (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“Similar Business” means (a) any businesses, services or activities engaged in by the Borrower or any of its Restricted or Unrestricted Subsidiaries on the Closing Date and (b) any businesses, services and activities engaged in by the Borrower or any of its Restricted or

Unrestricted Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions, expansions or developments of any thereof.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvent” means, with respect to the Borrower and the Subsidiaries, on a consolidated basis, on a particular date, that on such date (a) the fair value of the present assets of the Borrower and the Subsidiaries, taken as a whole, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of the Borrower and the Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of the Borrower and the Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Borrower and the Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the Borrower and the Subsidiaries, taken as a whole, do not intend to, and do not believe that they will, incur debts or liabilities (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business and (d) the Borrower and the Subsidiaries, taken as a whole, are not engaged in business or a transaction, and are not about to engage in business or a transaction, in relation to which their property would constitute unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification 450, Contingencies).
“Specified Acquisition” means any Acquisition by the Borrower or any of its Restricted Subsidiaries that involves aggregate consideration in excess of the greater of (i) $200,000,000 and (ii) 50% of Consolidated EBITDA for the most recently ended Test Period.
“Specified Event of Default” means an Event of Default of the type described in Section 8.01(a) or (f).
“Specified Indebtedness” has the meaning specified in Section 8.01(e).

“Specified Subsidiaries” means, collectively, the Excluded Regulated Subsidiaries and any other Restricted Subsidiaries of the Borrower that incur Trading Debt in the ordinary course of their trading business.
“Specified Transaction” means any acquisition permitted under this Agreement and any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or a facility or any parcels of or interests (including leasehold interests) in real property and all improvements and fixtures thereon.
“SPV Repurchase Obligation” means any obligation of an originator, seller or servicer of Financeable Assets in a Permitted Secured Financing to repurchase Financeable Assets arising as a result of a breach of a representation, warranty or covenant of such originator, seller or servicer.
“SPV Subsidiary” means (a) any Securitization Entity, (b) any Warehouse Entity and (c) any Person formed primarily for the purpose of engaging in or facilitating Permitted Secured Financings with the Borrower or a Restricted Subsidiary and that does not engage in any material business or activities other than Permitted Secured Financings and any activity necessary, incidental or related thereto; provided that no portion of the Indebtedness or any other obligation, contingent or otherwise, of such Person (A) is Guaranteed by the Borrower or any Restricted Subsidiary other than a related SPV Subsidiary (excluding any recourse that may be deemed to exist pursuant to Standard Secured Financing Undertakings), (B) is recourse to or obligates the Borrower or any Restricted Subsidiary (other than such SPV Subsidiary or a related SPV Subsidiary) in any way, other than pursuant to Standard Secured Financing Undertakings, (C) subjects any property or asset of the Borrower or any Restricted Subsidiary other than such SPV Subsidiary or a related SPV Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Secured Financing Undertakings and (D) none of the Borrower or any Restricted Subsidiary (other than an SPV Subsidiary) has any obligation to maintain or preserve such Person’s financial condition or cause it to achieve certain levels of operating results, other than any obligation that may be deemed to exist pursuant to Standard Secured Financing Undertakings; and provided further that, notwithstanding the foregoing, the Borrower and any Restricted Subsidiary may provide such SPV Subsidiary or a related SPV Subsidiary with a Permitted Credit Enhancement; and provided further, to the extent that any SPV Subsidiary primarily engages in any business or activity for which such SPV Subsidiary was not established or formed, such SPV Subsidiary shall not constitute an SPV Subsidiary for the period during which it engages in such business or activity.
“Standard Secured Financing Undertakings” means representations, warranties, covenants, repurchase obligations, guarantees of performance, other performance undertakings, indemnities and other forms of support and recourse made by or entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Permitted Secured Financing, including, without limitation, those relating to origination, acquisition, sale and the servicing of the assets of an SPV Subsidiary, it being understood that any SPV Repurchase Obligation shall be deemed to be a Standard Secured Financing Undertaking.

“Subordinated Indebtedness” means Indebtedness incurred by a Loan Party that is subordinated in right of payment to the prior payment of all Obligations of such Loan Party.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity deemed to constitute a subsidiary of such Person under GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a direct or indirect Subsidiary or direct or indirect Subsidiaries of the Borrower, unless the context otherwise requires.
“Supported QFC” has the meaning specified in Section 11.20.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any similar master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. For the avoidance of doubt, a Permitted Bond Hedge Transaction or a Permitted Warrant Transaction shall not constitute a Swap Contract.
“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap Contract; provided that no obligation in respect of any Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall constitute a Swap Obligation.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Syndication Agent” means Barclays Bank PLC.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of real property creating obligations that do not appear on the balance sheet of such

Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Tax Compliance Certificate” has the meaning specified in Section 3.01(f)(ii)(B)(3).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Committed Loan or Borrowing, refers to whether such Committed Loan, or the Committed Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Termination Date” means the date on which (a) all Commitments shall have been terminated, (b) all Obligations (other than contingent indemnification or other obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Obligations and Secured Swap Obligations) have been paid in full and (c) all Letters of Credit (other than those that have been 102% cash collateralized) have been cancelled or have expired (without any drawing having been made thereunder that has not been rejected or honored) and all amounts drawn or paid thereunder have been reimbursed in full.
“Test Period” means, at any date of determination, the most recently ended period of four consecutive fiscal quarters of the Borrower in respect of which financial statements have been

(or were required to have been) delivered pursuant to Section 6.01(a) or (b) (or, prior to the delivery of any financial statements pursuant to Section 6.01(a) or (b), the period of four consecutive fiscal quarters of the Borrower ended June 30, 2026).
“Third Party Securities” means, with respect to any Permitted Secured Financing, notes, bonds or other debt instruments, beneficial interests in a trust or in a pool or pools of Financeable Assets, undivided ownership interests in an entity or in a pool or pools of Financeable Assets or other securities issued for cash (or Cash Equivalents) consideration by the relevant SPV Subsidiary to banks, investors or other financing sources (other than the Borrower and its Restricted Subsidiaries) the proceeds of which are used to finance, in whole or in part, the purchase by such SPV Subsidiary of Financeable Assets in a Permitted Secured Financing.
“Threshold Amount” means $50,000,000.
“Total Corporate Indebtedness” means, as of any date of determination, for the Borrower and any Restricted Subsidiary determined on a consolidated basis in accordance with GAAP, Consolidated Funded Indebtedness other than any Excluded Indebtedness.
“Total Outstandings” means the aggregate Outstanding Amount of each Lender.
“Trade Date” has the meaning specified in Section 11.06(h)(i).
“Trading Debt” means, without duplication, (a) Indebtedness under any Permitted Facility, (b) intraday financings of any Specified Subsidiary with respect to Permitted Repos and (c) any margin facility or other margin-related Indebtedness or any other Indebtedness incurred exclusively to finance the trading positions and related assets and liabilities of the Specified Subsidiaries.
“Transactions” means the execution, delivery and performance by the Loan Parties of each Loan Document to which it is a party on the Closing Date.
“Type” when used in reference to any Committed Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Committed Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, the ABR or Daily Simple SOFR.
“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Administrative Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unaudited Financial Statements” means the unaudited consolidated balance sheets and the related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for each of the fiscal quarters ended September 30, 2025, March 31, 2026, and June 30, 2026, in each case, setting forth in comparative form the figures for (or in the case of the balance sheet, as of the end of) the corresponding period of the previous fiscal year.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“United States” and “U.S.” mean the United States of America.
“Unrestricted Cash Amount” means the amount of (a) unrestricted cash and Cash Equivalents of the Borrower and any Restricted Subsidiary and (b) cash and Cash Equivalents of the Borrower and any Restricted Subsidiary that are restricted in favor of the Secured Obligations or subject to Liens permitted by Section 7.01(k)(A) or (k)(B), in each case as determined in accordance with GAAP.
“Unrestricted Subsidiary” means (a) any Subsidiary that is not a Consolidated Subsidiary (unless otherwise designated as a Restricted Subsidiary by the board of directors of the Borrower), (b) the YLDS Issuer, (c) any Subsidiary of an Unrestricted Subsidiary and (d) any other Subsidiary of the Borrower that is designated by the Borrower as an Unrestricted Subsidiary hereunder in accordance with the provisions of Section 6.13.
“U.S. Dollar” and “$” mean lawful money of the United States.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association

recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means (i) for purposes of Sections 5.20 and 7.12 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) for all other purposes, a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning specified in Section 11.20.
“Warehouse Entity” means any Person formed primarily for the purpose of entering into or facilitating a Warehousing Facility with the Borrower or a Restricted Subsidiary and which engages in no material business or activities other than in connection with such Warehousing Facility and any activities incidental thereto; provided that, (a) no portion of the related Warehousing Indebtedness or any other obligation (contingent or otherwise) of such Person (i) is Guaranteed by the Borrower or any of its Restricted Subsidiaries other than such Warehouse Entity or a related Warehouse Entity (excluding any recourse that may be deemed to exist pursuant to Standard Secured Financing Undertakings), (ii) is recourse to or obligates the Borrower or any of its Restricted Subsidiaries (other than such Warehouse Entity or a related Warehouse Entity) in any way, other than pursuant to Standard Secured Financing Undertakings, or (iii) subjects any property or asset of the Borrower or any of its Restricted Subsidiaries other than such Warehouse Entity or a related Warehouse Entity, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Secured Financing Undertakings, and (b) none of the Borrower or any of its Restricted Subsidiaries has any obligation to maintain or preserve such Person’s financial condition or cause such Person to achieve certain levels of operating results, excluding any such obligation that may be deemed to exist pursuant to Standard Secured Financing Undertakings; and provided further that, notwithstanding the foregoing, the Borrower and any Restricted Subsidiary may provide such Warehouse Entity or a related Warehouse Entity with Permitted Credit Enhancement as described in clause (y) of the definition thereof; and provided further that, to the extent that any Warehouse Entity engages in any business or business activity for which such Warehouse Entity was not established or formed, such Warehouse Entity shall not constitute a Warehouse Entity.
“Warehousing Facility” means any financing arrangement of any kind, including financing arrangements in the form of purchase facilities, repurchase facilities, loan agreements, note issuance facilities and commercial paper facilities (and excluding, in all cases, securitizations), with a financial institution or other lender or purchaser, in each case exclusively to finance or refinance the purchase, origination, pooling, funding or carrying of Financeable Assets by the Borrower or any Restricted Subsidiary; provided that, in each case, such purchase, origination, pooling, funding and carrying is in the ordinary course of business; provided, further, that, in each case where such carrying is in connection with a refinancing (including any extension, renewal, amendment or replacement of any Warehousing Facility), such refinancing is in the ordinary course of business.

“Warehousing Indebtedness” means Indebtedness in connection with a Warehousing Facility; the amount of any particular Warehousing Indebtedness as of any date of determination shall be the greater of (x) the consideration received by the Borrower, any Restricted Subsidiary or any related Warehouse Entity under such Warehousing Facility and not previously repaid to the holder of such Warehousing Indebtedness and (y) in the case of a purchase facility, the book value of the outstanding Receivables financed under such Warehousing Facility until such time as such Receivables are (i) securitized, (ii) repurchased by the Borrower or any Restricted Subsidiary or (iii) sold to a Person who is not an Affiliate of the Borrower.
“Withdrawal Liability” means any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are used in sections 4203 and 4205, respectively, of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“YLDS” means unsecured face-amount certificates backed by the assets of the YLDS Issuer, which is the issuer of the certificates, with a face amount of $0.01.
“YLDS Issuer” means Figure Certificate Company, a face-amount certificate company registered with the SEC under the Investment Company Act of 1940, as amended.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and the definitions of “Affiliate” and “Subsidiary” shall include Persons who shall meet the terms of such definitions, at any time, on and after the date hereof, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, Joint Venture or any other like term shall also constitute such a Person or entity).
1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein) and without including the effect of any changes to lease accounting in respect of finance leases.

(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required1acement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any such existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.08    Pro Forma Calculations. Notwithstanding anything to the contrary herein, for purposes of determining compliance with, or availability under, any financial ratio, test, basket, carve-out, exception or other provision of this Agreement or any other Loan Document that is determined by reference to Consolidated EBITDA, Consolidated Total Assets, Total Corporate Indebtedness or the Consolidated Total Net Leverage Ratio (including any basket or limb expressed as a percentage of Consolidated EBITDA or Consolidated Total Assets), each such amount and ratio shall be calculated on a Pro Forma Basis as of the applicable date of determination. For purposes hereof, calculation on a “Pro Forma Basis” means that: (a) each Specified Transaction, Acquisition, Investment, Asset Disposition, incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness (and the application of the proceeds thereof), incurrence of any Lien, Restricted Payment, designation or redesignation of any Subsidiary as an Unrestricted Subsidiary or a Restricted Subsidiary, and each other transaction or event consummated, or to be consummated, during the applicable Test Period or (other than when calculating Liquidity and/or the Consolidated Total Net Leverage Ratio for purposes of Section 7.08) thereafter and on or prior to such date of determination, together in each case with all related transactions (including all related financing transactions and any increase in ownership of any Restricted Subsidiary), shall be given pro forma effect as if the same had occurred on the first day of such Test Period; (b) the Consolidated EBITDA attributable to any operations or business (and any ownership interest therein) disposed of, discontinued or converted into an Unrestricted Subsidiary on or prior to such date of determination shall be excluded, and the Consolidated Interest Expense and other fixed charges attributable thereto shall be excluded, but in the case of such interest expense and fixed charges only to the extent that the obligations giving rise thereto will not be obligations of the Borrower or any Restricted Subsidiary following such date of determination; (c) any Person that is a Restricted Subsidiary on such date of determination shall be deemed to have been a Restricted Subsidiary at all times during such Test Period, and any Person that is not a Restricted Subsidiary on such date of determination shall be deemed not to have been a Restricted Subsidiary at any time during such Test Period; (d) if any Indebtedness bears a floating rate of interest, the interest expense thereon shall be calculated as if the rate in effect on such date of determination had been the applicable rate for the entire Test Period (taking into account any Swap Contract applicable to such Indebtedness having a remaining term as at such date of determination in excess of twelve months), and interest expense on any revolving credit borrowing for ordinary working capital purposes shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and (e) each such pro forma calculation shall be made in good faith (in accordance with Regulation S-X under the Securities Act) by a Responsible Officer of the Borrower and shall give effect to all adjustments, exclusions, add-backs, cost savings, operating expense reductions, synergies and other amounts permitted or required by the definitions of “Consolidated EBITDA” and “Consolidated Net Income”, in each case, subject to the limitations set forth therein and without duplication.
1.09    Limited Condition Transactions.
(a)    When calculating the availability under any basket or ratio under this Agreement or compliance with any provision of this Agreement in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness (other than under Loans or Letters of Credit) and the use of the proceeds thereof, the incurrence of Liens, Restricted Debt Payments and Restricted Payments), in each case, at the option of the Borrower (the Borrower’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any Default or Event of Default) (other than for purposes of actual compliance with Section 7.08)) under this Agreement shall be deemed to be the date (the “LCT Test Date”) the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice, declaration of a dividend or similar event) and if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness and the use of proceeds thereof, the incurrence of Liens, Restricted Debt Payments and Restricted Payments) and any related pro forma adjustments, the Borrower or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes; provided, that compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness and the use of proceeds thereof, the incurrence of Liens, Restricted Debt Payments and Restricted Payments).
(b)    For the avoidance of doubt, if the Borrower has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations (and no Default or Event of Default shall be deemed to have occurred due to such failure to comply), and (2) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.
1.10    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the undrawn face amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Loan Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.11    Basket Amounts and Application of Multiple Relevant Provisions. Notwithstanding anything to the contrary, (a) unless specifically stated otherwise herein, any dollar, number, percentage or other amount available under any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Loan Documents may be accumulated, added, combined, aggregated or used together by any Loan Party and its Subsidiaries without limitation for any purpose not prohibited hereby, and (b) any action or event permitted by this Agreement or the other Loan Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Loan Documents. For purposes of determining compliance with Sections 7.01, 7.04, 7.05, 7.06, 7.09 and 7.13 in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Section 7.05 or any Restricted Payment meets the criteria of one or more of the categories of permitted Restricted Payments described in Section 7.04 or any Lien meets the criteria of one or more of the categories of permitted Liens described in Section 7.01 or any Investment meets the criteria of one or more of the categories of permitted Investments described in Section 7.09 or any Asset Disposition meets the criteria of one or more of the categories of permitted Asset Dispositions described in Section 7.13 or any Affiliate transaction meets the criteria of one or more of the categories of permitted Affiliate transactions described in Section 7.06, the Borrower may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time to the extent such Indebtedness, Lien, Restricted Payment, Investment, Asset Disposition or Affiliate transaction would have been permitted pursuant to such provision at the time originally made or incurred), such item of Indebtedness (or any portion thereof) and/or Restricted Payment and/or Liens (or any portion thereof) and/or Investment (or any portion thereof) and/or Asset Disposition (or any portion thereof) and/or Affiliate transaction (or any portion thereof) in any manner that complies with Sections 7.01,

7.04, 7.05, 7.06, 7.09 and 7.13, as applicable. In the event an item of Indebtedness (or any portion thereof) is incurred, assumed or issued, any Lien is incurred or assumed, any Restricted Payment, Investment, Asset Disposition or Affiliate transaction is made or other transaction is undertaken (including a Limited Condition Transaction) in reliance on a ratio-based basket or test, such ratio(s) shall be calculated with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other non-ratio-based basket substantially concurrently with or otherwise in connection with such transaction, and each such item or transaction will be deemed to have been incurred, assumed, issued or taken first, to the extent available, pursuant to the relevant ratio-based basket or test.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (x) the Total Outstandings of the Lenders shall not exceed the Aggregate Commitments and (y) the Outstanding Amount of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01. Committed Loans may be ABR Loans or Term Benchmark Loans (or, following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, RFR Loans). Each Lender may, at its option, make any Committed Loan available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Committed Loan; provided that, any exercise of such option shall not affect the obligation of the Borrower to repay such Committed Loan in accordance with the terms and subject to the conditions of this Agreement, and such Affiliate shall be treated as a Lender for purposes of this Agreement.
2.02    Borrowings, Conversions and Continuations of Committed Loans.
(a)    Each Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Term Benchmark Loans shall be made upon the Borrower’s delivery of a Committed Loan Notice, which may state that such Committed Loan Notice is conditional upon occurrence of some other identifiable event or condition, in which case such Committed Loan Notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of Borrowing, conversion or continuation) if such condition is not satisfied, that is appropriately completed and signed by a Responsible Officer of the Borrower, to the Administrative Agent; provided that, if such request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such notice must be received by the Administrative Agent not later than:

(i)    in the case of Term Benchmark Loans, prior to 3:00 p.m., New York City time, three (3) U.S. Government Securities Business Days prior to the requested borrowing date; and
(ii)    in the case of ABR Loans, prior to 2:00 p.m., New York City time, on the proposed borrowing date.
Each Borrowing of, conversion to or continuation of Term Benchmark Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, or if the remaining amount available under the Commitments is less than $1,000,000, in multiples of $500,000, or if the remaining amount available under the Commitments is less than $500,000, the entire unused balance of the Commitments. Each Borrowing of RFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, or if the remaining amount available under the Commitments is less than $1,000,000, in multiples of $500,000, or if the remaining amount available under the Commitments is less than $500,000, the entire unused balance of the Commitments. Each Borrowing of or conversion to ABR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, or if the remaining amount available under the Commitments is less than $1,000,000, in multiples of $500,000, or if the remaining amount available under the Commitments is less than $500,000, the entire unused balance of the Commitments. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Term Benchmark Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice, then the applicable Committed Loan shall be made as a Term Benchmark Loan. If the Borrower fails to give a timely notice requesting a continuation of Term Benchmark Loans, such Loans shall be continued as Term Benchmark Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term Benchmark Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to ABR Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 11:00 a.m. (or, in the case of ABR Loans, 3:00 p.m.) New York City time on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower, as applicable, in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower, as applicable, on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.14(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(c)    Except as otherwise provided herein, a Term Benchmark Loan may be continued or converted only on the last day of an Interest Period for such Term Benchmark Loan. During the existence of an Event of Default, no Term Benchmark Loans may be requested as, converted to or continued as Term Benchmark Loans without the consent of the Required Lenders and unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term Benchmark Loans upon determination of such interest rate. At any time that ABR Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the prime rate used in determining the ABR promptly following the public announcement of such change.
(e)    After giving effect to all Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.
(f)    [Reserved].
(g)    Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.02, prior to a Benchmark Transition Event and Benchmark Replacement Date, an RFR Loan bearing interest based on Daily Simple SOFR (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 3.03 and 3.08, as applicable).
2.03    Prepayments.
(a)    The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 2:00 p.m. New York City time (A) two (2) Business Days prior to any date of prepayment of Term Benchmark Loans, (B) five Business Days prior to any date of prepayment of RFR Loans and (C) on the date of prepayment of ABR Loans; (ii) any prepayment of Term Benchmark Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; (iii) any prepayment of RFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof and (iv) any prepayment of ABR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Term Benchmark Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, such notice may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Any prepayment of a Term Benchmark Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.
(b)    If at any time, the sum of the aggregate principal amount of the Total Outstandings exceeds the Aggregate Commitments, the Borrower shall promptly repay Borrowings or cash collateralize LC Exposure in accordance with the procedures set forth in Section 2.14(j) in an aggregate principal amount sufficient to cause the Total Outstandings to be less than or equal to the Aggregate Commitments.
2.04    Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 2:00 p.m. New York City time two (2) Business Days prior to the date of termination or reduction and may be conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of termination or reduction may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of termination or reduction) if such condition is not satisfied, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All interest and fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination. Each reduction of the Aggregate Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
2.05    Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding to it on such date.

2.06    Interest.
(a)    Subject to the provisions of subsection (b) below, (i) each Term Benchmark Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term SOFR Rate for such Interest Period plus the Applicable Rate; (ii) each RFR Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to Daily Simple SOFR plus the Applicable Rate and (iii) each ABR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the ABR plus the Applicable Rate.
(b)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(i)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    Accrued and unpaid interest on past due amounts after giving effect to any applicable grace periods referenced in clause (i) above (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any case or proceeding under any Debtor Relief Law.
2.07    Fees.
(a)    Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met. The Commitment Fee accrued through and including the last day of March, June, September and December of each year shall be due and payable in arrears on the 15th day following such last day and on the date on which the Commitments terminate. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)    Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender, a participation fee with respect to such Lender’s participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of (x) the date on which such Lender’s Commitment terminates and (y) the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank, a fronting fee, which shall accrue at the rate of 0.125% per annum (or such other rate separately agreed upon between the Borrower and such Issuing Bank) on the stated amount of such Letter of Credit (including any increase in such stated amount pursuant to such Letter of Credit) during the period from and including the Closing Date to but excluding the later of (A) the date of termination of the Commitments and (B) the date on which there ceases to be any LC Exposure in respect of such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the 15th day following the last day of March, June, September and December, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period but excluding the date on which the Commitments terminate). The Administrative Agent shall use commercially reasonable efforts to provide to each Issuing Bank, on the date such fees are payable by the Borrower, an invoice from the Administrative Agent to the Borrower reflecting the calculation of such fees. To the extent of any difference in fee calculations between the Administrative Agent and any Issuing Bank, the fee calculation applicable to the immediately succeeding payment period may be adjusted as mutually agreed between the Administrative Agent and the Issuing Bank to account for any such difference.
(c)    [Reserved]
(d)    Other Fees. The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(e)    Fees Generally. All fees payable hereunder shall be paid on the dates due, in U.S. Dollars, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

2.08    Computation of Interest and Fees. Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that interest on ABR Loans (only when ABR is determined by reference to the Prime Rate) shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of Term SOFR Rate. Any change in the interest rate on a Loan resulting from a change in the ABR requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is repaid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall promptly notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
2.09    Evidence of Debt.
(a)    The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 11.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing by it with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and end of the Interest Period of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in Section 2.09(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.10    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office and in immediately available funds not later than 2:00 p.m. New York City time on the date specified herein; provided that any payments to be made directly to each Issuing Bank as expressly provided herein shall be made directly to the Persons entitled thereto. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein, including, in the case of prepayments of and interest on commitments, if the outstanding Committed Loans are not ratable in proportion to the Applicable Percentages, to each Lender ratable based on the amount owed to it) with respect to payments received in respect of the Commitments. All payments received by the Administrative Agent after 2:00 p.m. New York City time shall be deemed received on the next Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. All payments hereunder and under each other Loan Document shall be made in U.S. Dollars.
(b)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term Benchmark Loans (or, in the case of any Borrowing of ABR Loans, prior to 11:00 a.m., New York City time on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the rate determined by the Administrative Agent in accordance with banking industry rules and conventions on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the applicable Loan or, if such payment is in U.S. Dollars, ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by it for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(c)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules and conventions on interbank compensation. Any payment by any Lender pursuant to this subsection (c) shall be without prejudice to any claim such Lender or the Administrative Agent may have against the Borrower, as applicable, for having failed to make such payment to the Administrative Agent.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.
(d)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowings set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender within one Business Day, without interest.
(e)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(c).
(f)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.11    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it or participations in LC Disbursements resulting in such

Lender receiving payment of a proportion of the aggregate amount of such Committed Loans and participations in LC Disbursements and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and participations in LC Disbursements, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and participations in LC Disbursements and other amounts owing them, provided that: (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.11 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.11 shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
2.12    [Reserved].
2.13    Increase in Commitments.
(a)    Request for Increase. So long as no Default or Event of Default exists or would result therefrom (or, in the case of any Increase the proceeds of which are to be used primarily to finance a Limited Condition Transaction, no Specified Event of Default exists or would result therefrom, which condition shall, at the option of the Borrower, be tested on the date the acquisition agreement with respect to such Limited Condition Transaction is signed), upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Commitments (an “Increase” and such additional Commitments, “New Commitments”) by an aggregate amount (for all such requests) not exceeding at any time outstanding $250,000,000; provided that (i) any such request for an Increase shall be in a minimum amount of $25,000,000, and (ii) the Borrower may make a maximum of five (5) such requests. The Borrower may approach any Lender or any Person (other than a natural Person) to provide all or a portion of the New Commitments, subject to the approval thereof by the Administrative Agent and the Issuing Banks (which approval shall not be unreasonably withheld, conditioned or delayed) in the case of a Person that is not a Lender, solely to the extent such approval is required in the case of an assignment to such Person pursuant to Section 11.06(b); provided that (i) no Lender shall have the right to provide any portion of the New Commitments and (ii) any Lender approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide such New Commitments. At the time of sending such notice, to the extent applicable, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested Increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
(b)    [Reserved].
(c)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested Increase and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(d)    Increase Effective Date and Allocations. If the Commitments are increased in accordance with this Section 2.13, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Increase among the Lenders. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.
(e)    Conditions to Effectiveness of Increase. As conditions precedent to any Increase, the Borrower shall deliver to the Administrative Agent (x) a certificate dated as of the applicable Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase and (ii) certifying that, before and after giving effect to such Increase, (A) the representations and warranties contained in Article V and the other Loan Documents that are qualified by materiality shall be true and correct on and as of such Increase Effective Date, and such representations and warranties that are not qualified by materiality shall be true and correct in all material respects on and as of such Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof), and except that for purposes of this Section 2.13, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent financial statements delivered pursuant to clauses (a) and (b), respectively, of Section 6.01 and (B) no Default or Event of Default (or, in the case of a Limited Condition Transaction, no Specified Event of Default) shall have occurred and be continuing on the date of such Increase Effective Date and after giving effect thereto and (y) any documentation and other information as is reasonably requested in writing by the Administrative Agent (on behalf of itself or any Lender) about the Loan Parties that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act. No Increase shall become effective without the acknowledgement and agreement of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed). The Borrower shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section 2.13. Notwithstanding any provision of this Agreement to the contrary, no Increase shall be conditioned on any Lenders representing more than 50% of the aggregate amount of the Commitments in effect immediately prior to any Increase Effective Date having agreed to any such Increase.
(f)    Conflicting Provisions. This Section 2.13 shall supersede any provisions in Section 2.11 or 11.01 to the contrary. This Agreement may, subject to the acknowledgment and agreement of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), be amended as the Borrower and the Lenders providing such New Commitments deem necessary or appropriate to effect the provisions of this Section 2.13.
(g)    Notwithstanding anything to the contrary herein:
(i)    The Borrower may obtain up to an aggregate amount of $35,000,000 in New Commitments at any time after the Closing Date and prior to December 10, 2026 from any Person identified by the Borrower to the Administrative Agent prior to the Closing Date by having such Person execute and deliver a joinder to this Agreement that is acknowledged by the Borrower and the Administrative Agent (a “Lender Joinder”).
(ii)    The terms of such New Commitments shall be on the same terms as the then-existing Commitments; provided, however, that the Borrower and the Administrative Agent may, in consultation with the Borrower and without the consent of any Lender, any Issuing Bank or any other Person, make technical, administrative or otherwise non-substantive amendments to this Agreement and the other Loan Documents as they reasonably determine to be necessary or appropriate to give effect to the Lender Joinder.
(iii)    The Administrative Agent shall promptly notify the other Lenders of any Lender Joinder.
(iv)    For the avoidance of doubt, no Lender Joinder shall reduce the aggregate amount of Increases permitted under Section 2.13(a) above.
2.14    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in U.S. Dollars as the applicant thereof for the support of its or its Restricted Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Issuing Bank shall be under any obligation to issue, amend or extend any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending the Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance, amendment or extension of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any loss, cost or expense which was not applicable on the Closing Date (for which such Issuing Bank is not otherwise compensated hereunder) and which such Issuing Bank in good faith deems material to it or (ii) the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions; Reporting.
(i)    To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the applicable Issuing Bank) to such Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a written notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.14), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower shall also submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, subject to Section 2.03(b), (i) the LC Exposure shall not exceed $50,000,000 (such amount, the “LC Sublimit”), (ii) the LC Exposure of any Issuing Bank shall not exceed the aggregate amount of its LC Commitment and (iii) the Total Outstandings shall not exceed the Aggregate Commitments.

(ii)    Other than to the extent provided to the Administrative Agent by the Borrower pursuant to clause (i) above, within one Business Day of the date of any issuance, amendment, renewal, extension or termination of any Letter of Credit, the applicable Issuing Bank shall provide to the Administrative Agent the information required by clause (i) above with respect to such issuance, amendment, renewal, extension or termination, along with a true and complete copy of such Letter of Credit, amendment, renewal, extension or termination, if applicable.
(iii)    No later than 9:00 a.m., New York City time, on the second Business Day prior to the last day of each calendar quarter (the “Reporting Time”), each Issuing Bank shall provide the Administrative Agent with a summary of all (A) outstanding issuances at such time and (B) Letter of Credit activity during such calendar quarter. It is understood and agreed that, for purposes of the calculation of fees payable pursuant to Section 2.07(b), any Letter of Credit activity occurring after the Reporting Time shall be deemed to have occurred in the immediately succeeding calendar quarter.
(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) or such longer period consented to by the applicable Issuing Bank and (ii) the date that is five Business Days prior to the Maturity Date; provided, however, that any Letter of Credit with a term of one year may provide for its automatic renewal for additional periods not exceeding one year so long as neither the applicable Issuing Bank nor the Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (ii) above (unless such Letter of Credit is cash collateralized by delivery to the Administrative Agent of an amount of cash equal to 102% of the LC Exposure in respect of such Letter of Credit to be held for the benefit of the Issuing Bank, the Administrative Agent and the Lenders entitled thereto as additional collateral security for Obligations in respect of such Letter of Credit at least five (5) Business Days prior to the Maturity Date).
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.14, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit and to make payments in respect of such acquired participations is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement; provided that, unless the Borrower notifies the Administrative Agent and the applicable Issuing Bank otherwise prior to such time, the Borrower shall be deemed, subject to the conditions to borrowing set forth herein, to have requested in accordance with Section 2.02(b) that such payment be financed with a Borrowing of ABR Loans in an amount equal to such LC Disbursement and the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of ABR Loans. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.02(b) with respect to Loans made by such Lender (and Section 2.10 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank, as applicable. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower’s obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.14 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.14, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower, to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction in a final, non-appealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, (i) an Issuing Bank may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation and (ii) with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. Without limiting the foregoing, none of the Administrative Agent, the Lenders, any Issuing Bank, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) an Issuing Bank declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) an Issuing Bank retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such Issuing Bank.
(g)    Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by the Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.14, then Section 2.06(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.14 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement and Resignation of an Issuing Bank. An Issuing Bank may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower, or may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank or in accordance with Section 11.13. The Administrative Agent shall notify the Lenders of any such replacement or resignation of an Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced or resigned Issuing Bank pursuant to Section 2.07(b). From and after the effective date of any such replacement or resignation, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced or resigned Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced or resigned Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash or provide a “back-to-back” letter of credit or alternative collateral as the Administrative Agent may approve in its sole discretion in good faith, equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation of the Borrower to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.01(f). Such deposit shall be held by the Administrative Agent as collateral so long as any LC Exposure exists hereunder for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement; provided, however, that if prior to the acceleration of the maturity of the Loans the LC Exposure shall cease to exist, moneys in such account shall be returned to the Borrower as provided below. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after the earlier of (a) all Events of Default having been cured or waived or (b) the LC Exposure ceasing to exist.
(k)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued by it, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and no Issuing Bank’s rights and remedies against the Borrower shall be impaired by, any action or inaction of any Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where any Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(l)    Letters of Credit Issued for Account of Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for its Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.
2.15    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.07(a);
(b)    the Commitment and Outstanding Amount of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.01); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
(c)    with respect to any Lender becoming a Defaulting Lender, if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) after giving effect to such reallocation, the sum of all non-Defaulting Lenders’ Outstanding Amounts under such Commitments plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments, (y) after giving effect to such reallocation, the sum of each non-Defaulting Lender’s Outstanding Amount plus such non-Defaulting Lender’s LC Exposure does not exceed such non-Defaulting Lender’s individual Commitments and (z) the conditions set forth in Section 4.02 are satisfied at such time;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Banks only the obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.14(j) for so long as such LC Exposure is outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.07(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.07(a) and Section 2.07(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.07(b) with respect to such Defaulting

Lender’s LC Exposure shall be payable to the applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized;
(d)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to cash collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14(j); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14(j); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.15(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and
(e)    so long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.15(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.15(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent and the Borrower and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the relevant Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment (if any) and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
2.16    [Reserved].
2.17    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which the Administrative Agent could, in accordance with normal banking procedures applicable to arm’s length transactions, purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day immediately preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to any Credit Party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Credit Party of any sum adjudged to be so due in such other currency such Credit Party may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Credit Party in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Credit Party against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Credit Party in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.11, such Credit Party agrees to remit such excess to the Borrower.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Payments Free of Taxes. All payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law, provided that if applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Taxes from such payments, then (i) the applicable Withholding Agent shall make such deduction or withholding, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and (iii) to the extent that the deduction or withholding is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including deductions or withholding applicable to additional sums payable under this Section 3.01) each Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by any Loan Party. Without limiting the provisions of subsection (a) above, any Loan Party, as applicable, shall timely pay any Other Taxes required to be paid to the relevant Governmental Authority in accordance with applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment thereof.
(c)    Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed, asserted on or attributable to amounts payable under this Section 3.01) paid or payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(d).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes pursuant to this Section 3.01 by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)    Status of Lenders.
(i)    Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments hereunder or under any other Loan Document shall deliver to such Loan Party and the Administrative Agent, at the time or times reasonably requested by such Loan Party or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by any Loan Party, or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by such Loan Party or the Administrative Agent as will enable such Loan Party or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(f)(ii)(A), 3.01(f)(ii)(B)(1)-(4) or 3.01(f)(iii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any documentation it previously delivered pursuant to this Section 3.01(f) expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.
(ii)    Without limiting the generality of the foregoing,
(A)    each Lender that is a “U.S. person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two duly completed executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two duly completed executed originals of whichever of the following is applicable:
(1)    IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income Tax treaty to which the United States is a party, in each case with respect to each payment to such Foreign Lender under any Loan Document,
(2)    IRS Form W-8ECI,

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and that no interest payments under any Loan Document are effectively connected with such Foreign Lender’s conduct of a United States trade or business (a “Tax Compliance Certificate”) and (y) IRS Form W-8BEN or W-8BEN-E, as applicable,
(4)    to the extent a Foreign Lender is not the beneficial owner, IRS Form W-8IMY, accompanied by the applicable IRS Form W-8ECI, W-8BEN, W-8BEN-E, and/or W-9, a Tax Compliance Certificate and any other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Tax Compliance Certificate on behalf of such direct and indirect partner(s),
(5)    any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(C)    the Administrative Agent shall deliver to the Borrower two duly completed originals of IRS Form W-9 on or prior to the date hereof certifying that the Administrative Agent is exempt from U.S. federal backup withholding tax.
(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for any Loan Party and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold, if any, from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iv)    Notwithstanding anything to the contrary, no Lender shall be required to deliver any documentation pursuant to Section 3.01(f)(ii)(B) that it is not legally eligible to deliver.
(v)    Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender pursuant to this Section 3.01(f).
(g)    Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to it pursuant to this Section 3.01(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(g), in no event will the Administrative Agent or any Lender be required to pay any amount to any Loan Party pursuant to this Section 3.01(g) the payment of which would place the Administrative Agent or Lender in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amount with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.
(h)    Defined Terms. For purposes of this Section 3.01, the term “Lender” includes any Issuing Bank and the term “applicable Law” includes FATCA.
3.02    Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term Benchmark Loans, or to determine or charge interest rates based upon the Term Benchmark, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, U.S. Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Term Benchmark Loans or to convert ABR Loans to Term Benchmark Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all affected Term Benchmark Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05. The Borrower shall have the rights in respect of any such Lender specified in Section 11.13.
3.03    Inability to Determine Rates. Subject to Section 3.08, if (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time that adequate and reasonable means do not exist for ascertaining Daily Simple SOFR; or (ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lender (or Lenders) of making or maintaining their Committed Loans (or its Committed Loan) included in such Borrowing for such Interest Period or (B) at any time, the Daily Simple SOFR, will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Committed Loans (or its Committed Loan) included in such Borrowing, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new interest rate election in accordance with the terms of Section 2.02 or a new Committed Loan Notice in accordance with the terms of Section 2.02, (A) any interest rate election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Committed Loan Notice request that requests a Term Benchmark Borrowing shall instead be deemed to be an interest rate election or a Committed Loan Notice request, as applicable, for (x) an RFR Borrowing so long as the Daily Simple SOFR is not also the subject of Section 3.03(i) or (ii) above or (y) an ABR Borrowing if the Daily Simple SOFR also is the subject of Section 3.03(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 3.03 with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new interest rate election in accordance with the terms of Section 2.02 or a new Committed Loan Notice in accordance with the terms of Section 2.02, (A) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Daily Simple SOFR is not also the subject of Section 3.03(i) or (ii) above or (y) an ABR Loan if the Daily Simple SOFR also is the subject of Section 3.03(i) or (ii) above, on such day.
3.04    Increased Costs; Reserves on Term Benchmark Loans(a)    . If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)); (ii) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit or any Term Benchmark Loan made by it or participation therein, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes and any Excluded Taxes); or (iii) impose on any Lender, any Issuing Bank or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining, continuing or converting to any Term Benchmark Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank such additional amount or amounts as will compensate such Lender or such Issuing Bank for such additional costs incurred or reduction suffered; provided that any such amount or amounts shall not be duplicative of any amounts to the extent otherwise paid by the Borrower under any other provision of this Agreement. The Borrower shall have the rights specified in Section 11.13 in respect of any Lender for whose account the Borrower makes any payment under this Section 3.04.
(b)    Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. Such Lender shall also certify that it is generally charging such costs to similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 3.04 after consideration of such factors as such Lender then reasonably determines to be relevant (which determination shall be made in good faith (and not on an arbitrary or capricious basis)). The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Reserves on Term Benchmark Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Term Benchmark Loan made to it equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.
3.05    Compensation for Losses.
(a)    With respect to Loans that are not RFR Loans, upon written demand of any Lender (with a copy to the Administrative Agent), the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of: (a) any continuation, conversion, payment or prepayment of any Loan made to it other than an ABR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) any failure by it (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an ABR Loan on the date or in the amount notified by it or (c) any assignment of a Term Benchmark Loan on a day other than the last day of the Interest Period therefor as a result of a request by it pursuant to Section 11.13; including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Term Benchmark Loan made by it at the Term SOFR Rate, for such Loan by a matching deposit or other borrowing in the London interbank eurocurrency market for a comparable amount and for a comparable period, whether or not such Term Benchmark Loan was in fact so funded.
(b)    With respect to RFR Loans, upon written demand of any Lender (with a copy to the Administrative Agent), the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of: (a) any payment or prepayment of any RFR Loan made to it on a day other than the Interest Payment Date for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) any failure by it (for a reason other than the failure of such Lender to make a Loan) to prepay or borrow any RFR Loan on the date or in the amount notified by it or (c) any assignment of an RFR Loan on a day other than the Interest Payment Date therefor as a result of a request by it pursuant to Section 11.13; including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each RFR Loan made by it at Daily Simple SOFR.
3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. Each Lender may make any Loans and each Issuing Bank may issue Letters of Credit to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Loans or Letters of Credit in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay (or will be required to pay) any additional amounts or indemnification payments in respect of any Indemnified Taxes to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04 as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.02 or Section 3.04, or if the Borrower is required to pay (or will be required to pay) any additional amounts or indemnification payments in respect of any Indemnified Taxes to any

Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.
3.07    Survival. Each Loan Party’s obligations under this Article III shall survive the termination of this Agreement, the termination of the Aggregate Commitments, repayment of all other Obligations hereunder, the resignation or replacement of the Administrative Agent and any assignment of rights by, or the replacement of, a Lender.
3.08    Benchmark Replacement.
(a)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustment) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected facility. If the Benchmark Replacement is based upon Daily Simple SOFR, all interest payments will be payable on a monthly basis.
(b)    [Reserved].
(c)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action by or consent of any other party to this Agreement or any other Loan Document.
(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.08, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.08.
(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for (i) a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) an RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing or RFR Borrowing, as applicable, into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 3.08, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day.

3.09    Issuing Banks. Each Issuing Bank shall be deemed to be a Lender for purposes of this Article III (including for purposes of the definitions utilized herein).
ARTICLE IV
CONDITIONS PRECEDENT
4.01    Conditions of Closing. The obligation of each Lender to make its initial Loan and of each Issuing Bank to issue any Letters of Credit hereunder shall not become effective, and the Closing Date shall not occur, until the date on which each of the following conditions is satisfied (or waived), subject in all respects to the Perfection Exceptions and Section 6.16:
(a)    The Administrative Agent’s receipt of the following, each properly executed by a Responsible Officer of the Borrower and/or the Guarantors, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:
(i)    executed counterparts of this Agreement from each party hereto;
(ii)    a Note executed by the Borrower in favor of each Lender requesting a Note at least two (2) Business Days prior to the Closing Date;
(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each of the Borrower and each of the Guarantors as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;
(iv)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each of the Borrower and each Guarantor is duly organized, validly existing and in good standing in its state of organization;
(v)    a customary written opinion of (i) Latham & Watkins LLP, special New York counsel to the Borrower and (ii) Brownstein Hyatt Farber Schreck, LLP, Nevada counsel to the Loan Parties, addressed to the Administrative Agent and each Lender and dated as of the Closing Date, covering such matters relating to the Loan Parties, this Agreement and the transactions contemplated by this Agreement as the Administrative Agent may reasonably require;
(vi)    the Disclosure Letter;
(vii)    executed counterparts to each Collateral Document;
(viii)    evidence that the Administrative Agent shall have received all stock certificates representing the issued and outstanding Equity Interests of each Subsidiary of the Borrower required by the Collateral Documents to be delivered to the Administrative

Agent (or its designee) with endorsements and stock powers in form and substance reasonably satisfactory to the Administrative Agent;
(ix)    evidence that all other actions, recordings and filings that the Administrative Agent may deem reasonably necessary for each Loan Party to have complied with the requirements set forth in the Loan Documents related to the creation and perfection of a Lien on the Collateral in favor of the Administrative Agent shall have been taken;
(x)    a certificate signed by a Responsible Officer of the Borrower (on behalf of the Borrower) certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied; and
(xi)    a certificate, in form and substance reasonably satisfactory to the Administrative Agent, dated the Closing Date and signed by the chief financial officer of the Borrower, certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Agreement, are Solvent.
(b)    Any fees required to be paid on or before the Closing Date pursuant to any separate letter agreements entered into among the Borrower and the Administrative Agent and/or any Arrangers, and all expenses required under the terms of the Loan Documents to be reimbursed by the Borrower, for which invoices have been presented to the Borrower at least two (2) Business Days prior to the Closing Date, shall have been paid.
(c)    The Administrative Agent and the Lenders shall have received, at least five (5) Business Days in advance of the Closing Date, all documentation and other information as is reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agent (on behalf of itself or any Lender) about the Loan Parties that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
(d)    The Administrative Agent shall have received a certificate from the Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 6.07 is in full force and effect and that the Administrative Agent, for the benefit of the Secured Parties, has been named as additional insured and loss payee thereunder to the extent required under Section 6.07.
Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender and Issuing Bank that has signed this Agreement (and each such Lender’s or Issuing Bank’s Affiliates, successors and/or assigns) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender and Issuing Bank unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02    Conditions to all Borrowings. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction (or waiver) of the following conditions precedent:
(a)    The representations and warranties of the Borrower contained in Article V or any other Loan Document that are qualified by materiality shall be true and correct in all respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, and the representations and warranties that are not qualified by materiality shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided, that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof), and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent financial statements delivered pursuant to clauses (a) and (b), respectively, of Section 6.01.
(b)    No Default and no Event of Default shall exist, or would immediately result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof or, in the case of the issuance, amendment, renewal or extension of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a request therefor in accordance with Section 2.14(b).
Each Committed Loan Notice in respect of a Borrowing submitted by the Borrower and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to be a representation and warranty that the conditions specified in this Section 4.02 have been satisfied on and as of the date of the applicable Borrowing or issuance, amendment, renewal or extension of such Letter of Credit.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Borrower and each Guarantor represents and warrants to the Administrative Agent and the Lenders, as to itself and its Subsidiaries, that:
5.01    Existence, Qualification and Power. The Borrower and each Guarantor (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation as identified on Schedule 5.01 to the Disclosure Letter and (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to execute, deliver and perform its obligations under the Loan Documents, except, in the case of clause (b) and solely as to any Guarantor, to the extent that any failure to have such license, authorization consent or approval would not reasonably be expected to have a Material Adverse Effect.

5.02    Authorization; No Contravention. The execution, delivery and performance by the Borrower and each Guarantor of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not contravene (a) the terms of any of the Borrower’s or any Guarantor’s Organization Documents or (b) any Law or any contractual restriction binding on or affecting it, except, in each case referred to in this clause (b), to the extent such contravention would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any Guarantor of this Agreement or any other Loan Document except (a) such as have been obtained and are in full force and effect, (b) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Administrative Agent for filing and/or recordation, as of the Closing Date in order to perfect the Lien in the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties and (c) those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower and each Guarantor. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower and each Guarantor, enforceable against the Borrower and each Guarantor in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, arrangement, moratorium and other similar laws affecting creditors’ rights generally and to the application of general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
5.05    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b)    The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations, cash flows and changes in shareholders’ equity for the periods covered thereby, subject to the absence of footnotes and to normal year-end audit adjustments.

(c)    Since December 31, 2025, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
5.06    Ownership of Property. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.07    Taxes. As of the Closing Date, the Borrower and its Subsidiaries have paid all Taxes that were due and payable by them, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
5.08    ERISA Compliance. Except as has not resulted or would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, (ii) there are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan, (iii) there exists no Unfunded Pension Liability with respect to any Plan, and (iv) no ERISA Event has occurred or is reasonably expected to occur.
5.09    Margin Regulations; Investment Company Act.
(a)    Neither the Borrower nor any Guarantor is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock.
(b)    Neither the Borrower nor any Guarantor is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.10    Disclosure. No report, financial statement, certificate or other written information concerning the Borrower and its Subsidiaries (other than information of a general economic or industry specific nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender prior to the Closing Date in connection with the transactions contemplated hereby and the negotiation of this Agreement (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact, and no such document, when considered collectively with all other such documents, omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projections and forward-looking statements, the Borrower represents only that such projections and forward-looking statements are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projected financial information as to future events and forward-looking statements may not occur and are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond the control of the Borrower and its Restricted Subsidiaries and that actual results during the period or periods covered by any such projected financial information may differ significantly from the projected results and such differences may be material.
5.11    Intellectual Property; Licenses, Etc. Except as has not resulted or would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each of the Borrower and its Subsidiaries owns or has the right to use all Intellectual Property used in or necessary to its business as currently conducted; (ii) the operation of the business of the Borrower and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person; and (iii) the Borrower and its Subsidiaries have taken commercially reasonable actions to protect and maintain their ownership in and validity and enforceability of their owned Intellectual Property.
5.12    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower, its Subsidiaries and their respective officers, directors and employees and, to the knowledge of the Borrower, any agents, are and have been in the past five (5) years in compliance in all material respects with Anti-Corruption Laws, Anti-Terrorism Laws and, since April 24, 2019, with applicable Sanctions. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will, directly or indirectly, violate any Anti-Corruption Law, Anti-Terrorism Laws or applicable Sanctions.
5.13    Solvency. On the Closing Date, immediately after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.
5.14    Equity Interests and Ownership. The Equity Interests constituting Pledged Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 5.14 to the Disclosure Letter, as of the Closing Date there is no existing option, warrant, call, right, commitment or other agreement (including preemptive rights) to which the Borrower or any of its Subsidiaries is a party requiring, and there is no Equity Interest constituting Pledged Equity Interests outstanding which upon conversion or exchange would require, the issuance by the Borrower or any of its Subsidiaries of any additional Equity Interests constituting Pledged Equity Interests of the Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, Equity Interests constituting Pledged Equity Interests of the Borrower or any of its Subsidiaries. Schedule 5.14 to the Disclosure Letter correctly sets forth the ownership interest of the Borrower and its Subsidiaries in their respective Subsidiaries in which Equity Interests constituting Pledged Equity Interests are held as of the Closing Date.

5.15    [Reserved].
5.16    Collateral. Subject to Section 5.03, each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein and subject to the Perfection Exceptions and the perfection requirements specifically set out in the Collateral Documents) in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby (except as to enforcement, as may be limited by applicable Debtor Relief Laws) and (a) when UCC-1 financing statements in the appropriate form are filed or registered, as applicable, in the offices of the Secretary of each Loan Party’s jurisdiction of organization or formation and applicable documents are filed and recorded, as applicable, in the United States Copyright Office or the United States Patent and Trademark Office and (b) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the applicable Collateral Document) the Liens created by the Collateral Documents shall constitute fully perfected first priority Liens, in each case, so far as possible under relevant law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted under Section 7.01.
5.17    Litigation and Environmental Matters.(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing (including “cease and desist” letters and invitations to take a patent license) against or affecting the Borrower or any of its Restricted Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement, any other Loan Document or the transactions contemplated under this Agreement.
(b) Except with respect to any matter that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.
5.18    Compliance with Laws and Agreements. Each of the Borrower and its Restricted Subsidiaries is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and rights and all indentures, agreements, and other instruments binding upon it or its property and rights, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
5.19    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

5.20    Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

5.21    Plan Assets. Neither the Borrower nor any of its Subsidiaries is using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to its entrance into, participation in, and/or performance of the Loans, the Commitments or this Agreement.

ARTICLE VI
AFFIRMATIVE COVENANTS
Prior to the Termination Date:
6.01    Financial Statements. The Borrower shall deliver to the Administrative Agent and each Lender (for further distribution to the Lenders):
(a)    subject in all respects to the Reporting Extension Provision, commencing with the fiscal year ending December 31, 2026, within the earlier of (x) 120 days after the end of each fiscal year of the Borrower and (y) the date by which the Borrower is required by the SEC to file such financial statements, the audited consolidated balance sheets and the related statements of operations, stockholders’ equity and cash flows of the Borrower as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP; audited and accompanied by a report and opinion of KPMG LLP or another independent certified public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than a qualification or exception related to the maturity of the Commitments and the Loans at the Maturity Date, any Specified Indebtedness maturing within one year from the time such report is delivered or any actual or potential inability to satisfy Section 7.08) or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement;
(b)    subject in all respects to the Reporting Extension Provision, commencing with the fiscal quarter ending March 31, 2027, within the earlier of (x) 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and (y) the date by which the Borrower is required by the SEC to file such financial statements, the consolidated balance sheets and the related statements of operations, stockholders’ equity and cash flows of the Borrower as of the end of and for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its chief executive officer, chief financial officer, treasurer, chief accounting officer or controller as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flow of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
(c)    concurrently with any delivery of financial statements under clause (a) above and within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the Borrower shall provide unaudited financial statements of corresponding character and for dates and periods as in clauses (a) and (b) covering the Unrestricted Subsidiaries, together with a consolidating statement reflecting eliminations or adjustments required to reconcile the financial statements of such Unrestricted Subsidiaries to the financial statements delivered pursuant to such clauses (a) and (b).
Notwithstanding the foregoing:
(A)    the information required to be delivered pursuant to Section 6.01(a) or (b) shall be deemed to have been delivered on the date (A) on which such information has been posted on the Internet at www.sec.gov or such other website previously notified by the Borrower to the Administrative Agent to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (B) on which the Borrower files its Form 10-K or 10-Q, as applicable, with the SEC. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents; and
(B)    to the extent the SEC has granted the ability to extend any financial statement reporting deadline generally to all non-accelerated filers, including pursuant to Rule 12b-25 (but only to the extent the Borrower has complied with the filing and other requirements of Rule 12b-25 that would have been required if the Borrower were a non-accelerated filer by posting any such required filings (or filings substantially similar to what Rule 12b-25 would require) to the Administrative Agent) (the “Extended SEC Reporting Deadline”), and such Extended SEC Reporting Deadline would be later than the deadline for delivery of the corresponding financial statements of the Borrower pursuant to clause (a) or (b) of this Section 6.01 (the “Section 6.01 Reporting Deadline”), then the applicable Section 6.01 Reporting Deadline shall be automatically deemed to be extended to the date of the Extended SEC Reporting Deadline, without any further action by any party (this provision, the “Reporting Extension Provision”); provided that, notwithstanding the foregoing, (x) the Borrower shall continue to provide quarterly financials for each of the first three fiscal quarters of each fiscal year of the Borrower and annual financials for each fiscal year of the Borrower and (y) in no event shall the Reporting Extension Provision permit the Borrower to report semi-annually under this Agreement.
6.02    Certificates; Other Information. The Borrower shall deliver to the Administrative Agent (for further distribution to the Lenders), in the case of clauses (a) and (b) below or to each requesting Lender, in the case of clauses (c) and (d) below:
(a)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief accounting officer, chief financial officer, treasurer, controller, senior director of treasury or treasury director (or other officer of similar responsibilities) of the Borrower;
(b)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be, in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that such information shall be deemed to have been delivered on the date on which such information has been posted on the Borrower’s website on the Internet on any investor relations page at https://investors.figure.com/financial-information/sec-filings (or any successor page) or at http://www.sec.gov;
(c)    subject to any confidentiality obligations imposed on the Borrower or any Subsidiary by applicable Law, court order, contract or otherwise, promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request in connection with this Agreement; and
(d)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent (on behalf of itself or any Lender) for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation.
Documents required to be delivered pursuant to Section 6.01 and Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such information has been posted on the Internet at www.sec.gov or such other website previously notified by the Borrower to the Administrative Agent to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), (ii) on which the Borrower files its Form 10-K or 10-Q, as applicable, with the SEC or (iii) on which such documents are posted on the Borrower’s behalf on SyndTrak or another relevant website, if any, to which each Lender and the

Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.
6.03    Notices. Promptly after the Borrower’s obtaining Actual Knowledge thereof, the Borrower shall notify the Administrative Agent, for prompt further notification of the Lenders by the Administrative Agent:
(a)    of the occurrence of any Default;
(b)    of any matter (including litigation, governmental proceedings or investigations) that has resulted or would reasonably be expected to result in a Material Adverse Effect; and
(c)    that the Borrower or any Subsidiary is using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to its entrance into, participation in, and/or performance of the Loans, the Commitments or this Agreement.
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower (on behalf of the Borrower) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.
6.04    Payment of Taxes. Except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower shall, and shall cause each of its Restricted Subsidiaries to, pay and discharge as the same shall become due and payable, all Taxes upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.
6.05    Preservation of Existence, Etc. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence, except that no Restricted Subsidiary shall be required to preserve, renew and maintain its corporate existence, if the Borrower or such Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and that the loss thereof could not be reasonably expected to have a Material Adverse Effect and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution, or the transactions permitted under Section 7.02 or any Asset Disposition (including any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property) permitted under Section 7.13.

6.06    Maintenance of Properties. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any Asset Disposition permitted under Section 7.13.
6.07    Maintenance of Insurance. Except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower shall use commercially reasonable efforts to maintain or cause to be maintained with financially sound and reputable insurance companies insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. Without limiting the generality of the foregoing, the Borrower and its Subsidiaries will maintain or cause to be maintained actual casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Subject to Section 6.16, each such policy of insurance of property and/or liability shall, (i) in the case of U.S. general liability insurance policies, name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each U.S. general casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder for any covered loss and the Borrower shall use its commercially reasonable efforts to have each such loss payable clause or endorsement, as the case may be, provide for at least thirty (30) days’ (or such lesser period as is reasonably acceptable to the Administrative Agent and ten (10) days in the case of non-payment of premium) prior written notice to the Administrative Agent of any non-renewal or cancellation of such policy, except, in each case, where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
6.08    Compliance with Laws and Agreements. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, (a) comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property and all indentures, agreements and other instruments binding upon it or its property and rights, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws, and applicable Sanctions.

6.09    Books and Records; Inspection Rights.
(a)    The Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain proper books of record and account that permit the preparation of consolidated financial statements of the Borrower materially in accordance with GAAP.
(b)    The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or, solely during the existence of an Event of Default, any Lender (pursuant to the request made through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records to the extent reasonably necessary, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower or such Restricted Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times and as often as reasonably requested (but no more than once annually if no Event of Default exists). Notwithstanding anything to the contrary in this Section 6.09(b), none of the Borrower or any of its Restricted Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by applicable law or any third party contract legally binding on the Borrower or such Restricted Subsidiary, or (iii) is subject to attorney, client or similar privilege or constitutes attorney work-product.
6.10    Use of Proceeds. The Borrower shall use the proceeds of the Borrowings for working capital, capital expenditures, Acquisitions, Investments, permitted Restricted Payments, general corporate purposes and other purposes not in contravention of any Law or of any Loan Document.
6.11    [Reserved].
6.12    Additional Guarantors. (i) Within (x) with respect to clause (a) below, 30 days and (y) with respect to clauses (b), (c) and (d) below, 45 days (or, in each case, such longer period as acceptable to the Administrative Agent in its reasonable discretion) after the date any Person becomes a wholly-owned Restricted Subsidiary of the Borrower (other than any Subsidiary whose Equity Interests constitute Excluded Equity Interests and any Excluded Subsidiary) or ceases to be an Excluded Subsidiary, subject to the Perfection Exceptions and the terms and conditions of the Collateral Documents (including any deadlines therein) or (ii) if earlier, (x) with respect to clause (a) below, concurrently with a Subsidiary providing a Guarantee of the Senior Unsecured Notes and (y) with respect to clauses (b), (c) and (d) below, within 15 days following the provision of such Guarantee:
(a)    Counterpart Agreement. cause such Subsidiary to become a Guarantor hereunder by executing and delivering to the Administrative Agent a Counterpart Agreement;

(b)    Security Agreement Supplement. cause such Subsidiary to become a Grantor under the Collateral Agreement by executing and delivering to the Administrative Agent a Security Agreement Supplement (as defined in the Collateral Agreement) in form and substance reasonably satisfactory to the Administrative Agent;
(c)    Corporate Documents and Opinions. (i) take all such corporate or limited liability company or other entity organizational actions, as applicable, and execute and deliver, or cause to be executed and delivered, all such applicable documents, instruments, agreements, and certificates as are similar to those described in Section 4.01(a)(iii) and (iv) and (ii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions consistent with the legal opinions delivered on the Closing Date, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent; and
(d)    Collateral Documents. deliver all such applicable documents, financing statements, instruments, agreements, and certificates consistent with those delivered on the Closing Date and take all of the actions necessary to grant and to perfect a first priority Lien (subject to Liens permitted by Section 7.01) in favor of the Administrative Agent, for the benefit of the Secured Parties, under the Collateral Agreement (but subject to any limitations set forth therein) in the Equity Interests of such Subsidiary and in substantially all of the personal property of such Subsidiary (other than Excluded Assets).
6.13    Designation of Subsidiaries.
(a)    The Borrower may designate any Subsidiary of the Borrower (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:
(i)    no Event of Default exists or would result therefrom;
(ii)    such Subsidiary or any of its Subsidiaries does not own any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, the Borrower or any other Subsidiary of the Borrower which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;
(iii)    such designation and the Investment of the Borrower in such Subsidiary complies with Section 7.09; and
(iv)    such Subsidiary or any of its Subsidiaries does not own or hold an exclusive license or exclusive sublicense to any Material Intellectual Property (other than any Permitted Exclusive License).
(b)    The Borrower may designate any Unrestricted Subsidiary of the Borrower to be a Restricted Subsidiary only if no Event of Default exists or would result therefrom. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness, Liens and Investments (as applicable) of such Subsidiary existing at such time.
If, at any time, any Unrestricted Subsidiary owns, or holds an exclusive license or exclusive sublicense to, any Material Intellectual Property (other than any Permitted Exclusive License), it will, without any further action necessary, immediately cease to be an Unrestricted Subsidiary and will automatically be deemed to be designated as a Restricted Subsidiary (whether or not clause (b) above is satisfied at the time of such deemed designation).
6.14    Accounts; Control Agreements(a)    . From and after the date that is seventy-five (75) days following the Closing Date (or such longer period (but not to exceed one hundred and five (105) days after the Closing Date) as the Administrative Agent may agree in its reasonable discretion), at any time when the aggregate principal amount of the Total Outstandings is greater than $0, the Loan Parties shall cause cash and Cash Equivalents in an aggregate amount not less than $150,000,000 to be held in Deposit Accounts, Securities Accounts and/or Commodity Accounts subject to Control Agreements reasonably satisfactory to the Administrative Agent; provided that if any such Control Agreement is terminated by the underlying bank, institution, entity or other organization at which the applicable account or accounts are held (for reasons other than a breach of the terms of such Control Agreement by any Loan Party party thereto) (a “Depositary Bank Termination Event”), the Loan Parties may, on or prior to the thirtieth (30th) Business Day after the date such Control Agreement is terminated (a “DACA Cure Period”), transfer cash and/or Cash Equivalents into Deposit Accounts, Securities Accounts and/or Commodity Accounts subject to Control Agreements reasonably satisfactory to the Administrative Agent and to the extent such transfers are sufficient to cause cash and Cash Equivalents to be held in Deposit Accounts, Securities Accounts and/or Commodity Accounts subject to the aforementioned Control Agreements in an aggregate amount of at least $150,000,000, then the Loan Parties shall be deemed to have been in compliance with Section 6.14 during the applicable DACA Cure Period.
6.15    Further Assurances. Subject to the express limitations set forth herein and in the Collateral Documents, at any time or from time to time upon the request of the Administrative Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as the Administrative Agent may reasonably request from time to time to ensure that the Secured Obligations are guaranteed by the Guarantors and in order to grant, preserve, protect and continue the validity, perfection and priority of the security interests created or intended to be created by the Collateral Documents.
6.16    Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 6.16 (which may be extended by the Administrative Agent in its reasonable discretion), the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 6.16.

6.17    ERISA. The Borrower shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests): (a) promptly, and in any event within 30 days, after the Borrower, any Restricted Subsidiary or any ERISA Affiliate knows that any ERISA Event or Plan Event has occurred that, when taken together with all other ERISA Events that have occurred, or are reasonably expected to occur, has or could reasonably be expected to have a Material Adverse Effect, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC, IRS or any other domestic or foreign Governmental Authority pertaining to such ERISA Event and any notices received by the any Loan Party, any Restricted Subsidiary, or any ERISA Affiliate from the PBGC, IRS or any other domestic or foreign Governmental Authority with respect thereto and (b) if, at any time after the Closing Date, any Loan Party, any Restricted Subsidiary or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Pension Plan or Multiemployer Plan which is not set forth in Schedule 5.08 to the Disclosure Letter, then the Borrower shall deliver to the Administrative Agent an updated Schedule 5.08 to the Disclosure Letter as soon as practicable, and in any event within 20 days after such Loan Party, such Restricted Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to) such Pension Plan or Multiemployer Plan.
ARTICLE VII
NEGATIVE COVENANTS
Prior to the Termination Date:
7.01    Liens. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    Liens pursuant to any Loan Document;
(b)    Liens existing on the date hereof and, to the extent securing Indebtedness with an individual principal amount in excess of $10,000,000, listed on Schedule 7.01 to the Disclosure Letter and any replacements, renewals or extensions thereof, provided that (x) the property covered thereby is not changed other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.05 and permitted by another clause of this Section 7.01 and (B) proceeds and products thereof and (y) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.05;
(c)    Liens for taxes, fees, assessments or other governmental charges, levies or claims that are not overdue for a period of more than thirty days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, supplier’s or other like Liens arising in the ordinary course of business;

(e)    (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Subsidiaries;
(f)    deposits or pledges to secure the performance of bids, tenders, completion guarantees, trade contracts and leases (other than Indebtedness for borrowed money), statutory or regulatory obligations, utilities, licenses, public obligations, surety, indemnity, judgment and appeal bonds, performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), contested taxes or import or customs duties, the payment of rent and other obligations of a like nature incurred in the ordinary course of business;
(g)    encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, rights-of-way, restrictions and other similar encumbrances affecting real property (including minor defects or irregularities in title and similar encumbrances) or Liens incidental to the conduct of the business of the Borrower and its Restricted Subsidiaries or to the ownership of their properties, in each case which do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business of the Borrower and its Restricted Subsidiaries;
(h)    Liens (i) securing Indebtedness incurred pursuant to Section 7.05(k); provided that such Liens do not at any time encumber any property other than the property acquired, improved, constructed or leased with the proceeds of such Indebtedness (except for replacements, additions and accessions to such assets) and (ii) consisting of any interest or title of a lessor under any operating lease;
(i)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.13), in each case after the Closing Date; provided that (i) such Lien is not created solely in contemplation of such acquisition or such Person becoming a Subsidiary, as the case may be; (ii) such Lien shall not apply to any other property or assets of the Borrower or any other Subsidiary (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition); and (iii) the Indebtedness secured thereby is permitted by Section 7.05;
(j)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(g);
(k)    Liens that are contractual, statutory or common law provisions relating to banker’s liens, rights of set-off, rights of pledge or similar rights and remedies (A) relating to the establishment of depository relations with banks or other deposit-taking financial institutions or investment or securities accounts, (B) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;
(l)    Liens on Cash Equivalents, YLDS or any Payment Stablecoin, in each case arising under repurchase agreements with respect to such securities;
(m)    Liens arising under master netting agreements and other Swap Contracts to hedge exposure to currency and interest rate risks entered into in the ordinary course of business and not for speculative purposes;
(n)    Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;
(o)    Liens arising from leases, licenses, subleases or sublicenses of assets (including real property and intellectual property rights) granted to others, in each case entered into (i) in the ordinary course of business and which do not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) between the Borrower and any Guarantor;
(p)    any interest or title of a lessor in the property (and the proceeds, accession or products thereof) subject to any operating lease, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to true leases or leases permitted hereunder;
(q)    Liens (i) on assets or property of the Borrower or any Restricted Subsidiary securing Indebtedness or other obligations of the Borrower or such Restricted Subsidiary owing to the Borrower or another Loan Party, (ii) on assets or property of any Restricted Subsidiary that is not a Guarantor securing Indebtedness or other obligations of such Restricted Subsidiary owing to another Restricted Subsidiary that is not a Guarantor and (iii) in favor of the Borrower or any Guarantor;
(r)    Liens on the assets or Equity Interests of an SPV Subsidiary in connection with a Permitted Secured Financing;
(s)    Liens solely on deposits, advances, contractual payments, including implementation allowances or escrows to or with landlords, customers or clients or in connection with insurance arrangements in the ordinary course of business;
(t)    Liens in connection with Permitted Credit Enhancements;
(u)    Liens arising in connection with any Sale and Leaseback Transaction, provided that (i) such Sale and Leaseback Transaction involves a lease for a term of not more than three years, (ii) such Sale and Leaseback Transaction is between the Borrower and one of its Restricted Subsidiaries, or between any of its Restricted Subsidiaries or (iii) the Borrower or any of its Restricted Subsidiaries applies an amount equal to the net proceeds of such Sale and Leaseback Transaction within 365 days after such Sale and Leaseback Transaction to any of (or a combination of) (A) the prepayment or retirement of bonds, notes, debentures or similar instruments or Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower that by its terms matures more than 12 months after its creation or (B) the purchase, construction, development, expansion or improvement of properties or facilities that are used in or useful to the business of the Borrower or any of its Restricted Subsidiaries;
(v)    Liens on Financeable Assets (including deposit accounts into which the proceeds of, or the proceeds of the assets acquired or originated with, such Permitted Funding Indebtedness are deposited) securing Permitted Funding Indebtedness;
(w)    Liens securing Indebtedness or other obligations in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $200,000,000 and (ii) 50% of Consolidated EBITDA for the most recently ended Test Period; provided that, in no event shall any such Liens rank pari passu with the Liens securing the Secured Obligations;
(x)    Liens on Residual Interests incurred in connection with Permitted Secured Financings securing obligations in respect of Third Party Securities or Warehousing Indebtedness, as applicable; provided, however, that recourse to such Residual Interests is limited in a manner consistent with Standard Secured Financing Undertakings, as applicable;
(y)    in the case of any non-wholly owned Subsidiary, any put and call arrangements related to its Equity Interests set forth in its organizational documents or any related Joint Venture or similar agreement;
(z)    Liens solely on (i) any cash earnest money deposits or other accounts made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent, purchase agreement, acquisition or Investment not otherwise prohibited under this Agreement or (ii) cash advances in favor of the seller of any property to be acquired in an Investment permitted under Section 7.09 (other than clause (n) thereof) to be applied against the purchase price for such Investment;
(aa)    Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business, and (ii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(bb)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(cc)    ground leases in respect of interests in real estate on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;
(dd)    (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;
(ee)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(ff)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(gg)    deposits of cash with the owner or lessor of premises leased and operated by the Borrower or its Restricted Subsidiaries to secure the performance of the Borrower’s or such Restricted Subsidiary’s obligations under the terms of the lease for such premises;
(hh)    Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;
(ii)    Liens disclosed as an exception to a title policy;
(jj)    Liens on amounts deposited as “security deposits” (or their equivalent) in the ordinary course of business in connection with actions or transactions not prohibited by this Agreement;
(kk)    Liens on cash collateral securing any letters of credit, bankers’ acceptances, Guarantees or other similar instruments or obligations issued or relating to liabilities or obligations incurred in the ordinary course of business and as permitted by this Agreement;
(ll)    Liens on Financeable Assets incurred in connection with the acquisition of such Financeable Assets;
(mm)    non-exclusive licenses, non-exclusive sublicenses or non-exclusive cross-licenses to Intellectual Property, and Permitted Exclusive Licenses;
(nn)    Liens (i) on assets or property of the Borrower or any Restricted Subsidiary securing Swap Obligations or obligations in respect of cash management services, in each case permitted under this Agreement, (ii) on cash accounts securing Indebtedness incurred under Section 7.05(q) with financial institutions and (iii) (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (C) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;
(oo)    [reserved];
(pp)     (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Borrower or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;
(qq)    Liens (other than Liens securing Indebtedness) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;
(rr)    Liens on the proceeds from the offering of any debt securities or other Indebtedness (and any interest earned thereon) paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events, in each case for the benefit of the related holders of such debt securities or other Indebtedness (or the underwriters or arrangers thereof);
(ss)    Liens on Equity Interests or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;
(tt)    Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise made in compliance with this Agreement;
(uu)    Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor;
(vv)    Liens securing Indebtedness permitted by Section 7.05(aa) to the extent solely attaching to such assets securing such permitted Indebtedness; and
(ww)    Liens securing Trading Debt incurred by any Specified Subsidiary; provided that any Liens securing Trading Debt shall be limited to the accounts maintained by such Specified Subsidiary with the financial institution providing such Trading Debt (or with any of its Affiliates or third Persons acting as a financial intermediary or performing a similar role on behalf of such financial institutions in connection with such Trading Debt) and all cash, securities, investment property (excluding any Equity Interests of the Borrower or its Subsidiaries), instruments, payment intangibles and other assets of such Specified Subsidiary (including assets which would be customarily subject of a Repo Agreement or customarily acceptable as “borrowing base collateral” in secured warehouse financings) in or credited to such accounts or otherwise relating to, arising out of or evidencing such accounts or assets or held in the possession of, to the order or under the direction or control of, such financial institution (or any of its Affiliates acting on its behalf) or any exchange or clearing organization through which transactions on behalf of such Specified Subsidiary are executed or cleared and all proceeds of any of the foregoing.
Notwithstanding anything herein to the contrary, none of the Borrower or any of its Restricted Subsidiaries will create, incur, assume or suffer to exist any Lien upon any Material Intellectual Property in favor of any Person that is not a Loan Party (other than Liens granted to the Administrative Agent for the benefit of the Secured Parties securing the Secured Obligations) in reliance on this Section 7.01 (other than (x) non-exclusive licenses, non-exclusive sublicenses or non-exclusive cross-licenses, in each case, that do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and (y) Permitted Exclusive Licenses).
7.02    Fundamental Changes. The Borrower and each Restricted Subsidiary shall not: merge, dissolve, liquidate or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the assets of itself and its Restricted Subsidiaries (whether now owned or hereafter acquired), to or in favor of any Person; provided, however, that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Person may merge with or into or consolidate with the Borrower or a Restricted Subsidiary, if (A) the Borrower or such Restricted Subsidiary (which Restricted Subsidiary shall have assumed the Obligations of the applicable Guarantor by operation of Law or through assumption documents satisfactory to the Administrative Agent to the extent a Guarantor is merged with or into or consolidated with such Restricted Subsidiary and such Guarantor is not the surviving Person) is the surviving Person or (B) if the Borrower or the applicable Restricted Subsidiary, as the case may be, is not the surviving Person, (x) all Obligations of the Borrower or the applicable Guarantor, as the case may be, shall have been expressly assumed by the surviving Person in a written instrument in form and substance reasonably satisfactory to the Administrative Agent, (y) the surviving Person shall be a corporation or limited liability company organized under the laws of the United States, any state thereof or the District of Columbia and (z) such corporation shall have delivered to the Administrative Agent and the Lenders such legal opinions as the Administrative Agent may reasonably request in connection with the matters specified in the preceding clauses (x) and (y), and shall provide such documentation and information as each Lender or the Administrative Agent reasonably requests in connection with applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, (ii) the Borrower or a Restricted Subsidiary may (A) merge into any of its Subsidiaries for the purpose of effecting a change in its state of incorporation in the United States (if all Obligations shall have been assumed by such Restricted Subsidiary by operation of Law or through assumption documents reasonably satisfactory to the Administrative Agent), and (B) reincorporate under the laws of the United States, any state thereof or the District of Columbia but must in each case promptly notify the Administrative Agent thereof and (iii) any Restricted Subsidiary may be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any other Restricted Subsidiary. Notwithstanding the foregoing, none of the Borrower or any of its Restricted Subsidiaries will Dispose of any Material Intellectual Property to any Person that is not a Loan Party in reliance on this Section 7.02 (other than (x) non-exclusive licenses, non-exclusive sublicenses or non-exclusive cross-licenses, in each case, that do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and (y) Permitted Exclusive Licenses).
7.03    Use of Proceeds.
(a)    The Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of any Borrowing, whether directly or, to its knowledge, indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board of Governors.
(b)    The Borrower will not request any Borrowing or Letter of Credit, and the Borrower will not, and will not permit any of its Subsidiaries to, use, directly or, to its knowledge, indirectly, the proceeds of any Borrowing or Letter of Credit or lend, contribute to or otherwise make available such proceeds to any Subsidiary, Joint Venture partner or other Person (i) to finance an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person by the Borrower or any of its Subsidiaries in violation of any Anti-Corruption Laws or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction by the Borrower or any of its Subsidiaries with any Sanctioned Person, or in any Sanctioned Country, except to the extent permissible for a Person required to comply with Sanctions or in any manner that would result in the violation of any Sanctions applicable to the Loan Parties, or (iii) otherwise in violation of Anti-Terrorism Laws.
(c)    The Borrower will not, and will not permit any of its Subsidiaries to, use “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to its entrance into, participation in, and/or performance of the Loans, the Commitments or this Agreement.
7.04    Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make any Restricted Payments with respect to the Borrower or any of its Restricted Subsidiaries, except:
(a)    any Restricted Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any direct or indirect wholly-owned Restricted Subsidiary of the Borrower, and any non-wholly-owned Restricted Subsidiary may make Restricted Payments to the Borrower or any of its other Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary ratably based on their relative ownership interests of the relevant class of Equity Interests;

(b)    the Borrower may declare and make Restricted Payments payable solely in additional shares of the Borrower’s Equity Interests and may exchange Equity Interests for its Equity Interests (other than, in each case, Disqualified Equity Interests);
(c)    the Borrower may (x) repurchase fractional shares of its Equity Interests, or make cash payments in lieu of the issuance of fractional shares, arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities (including the Convertible Notes) or exercises of warrants, options or restricted stock units, (y) “net exercise” or “net share settle” warrants, options or restricted stock units or (z) so long as no Event of Default then exists or would result therefrom, make cash settlement payments upon the exercise of warrants, options or restricted stock units to purchase its Equity Interests;
(d)    the Borrower and its Restricted Subsidiaries may make Restricted Payments in respect of withholding or similar taxes payable upon or in connection with the exercise, settlement or vesting of Equity Interests or any other equity award by any future, present or former employee, director, officer, member of management or consultant of the Borrower, any Restricted Subsidiary or any Parent Entity, and may make any repurchases or withholdings of Equity Interests in connection with the exercise, settlement or vesting of stock options, warrants or the issuance of restricted stock units or similar equity-based awards or payments in lieu of the issuance of fractional Equity Interests with respect thereto;
(e)    the Borrower may declare or make Restricted Payments not otherwise permitted under this Section 7.04, so long as no Event of Default then exists or would result therefrom, in an aggregate amount not to exceed the greater of (i) $75,000,000 and (ii) 20% of Consolidated EBITDA for the most recently ended Test Period; provided that any Restricted Payment made in reliance on this clause (e) shall reduce, on a dollar-for-dollar basis, the amount available for (x) Investments under Section 7.09(hh) and (y) Restricted Debt Payments under Section 7.14(iii);
(f)    [reserved];
(g)    [reserved];
(h)    the Borrower may make any Restricted Payment within 60 days after the date of declaration thereof if, at the date of declaration, such payment would have complied with the provisions of this Agreement;
(i)    the Borrower may consummate Blockchain Common Stock Transactions;
(j)    the Borrower may repurchase, retire or otherwise acquire for value Qualified Equity Interests of the Borrower or any Parent Entity held by any future, present or former employee, director or consultant of the Borrower, any of its Subsidiaries or any Parent Entity (or Permitted Transferees, assigns, estates or trusts of such employee, director or consultant) either pursuant to any management equity plan, stock option plan or other management or employee benefit plan or agreement or upon termination of such employee, director or consultant’s employment or directorship; provided that the aggregate amount of Restricted Payments made pursuant to this clause (j) shall not exceed $15,000,000 in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years, subject to a maximum of $20,000,000 in any fiscal year); provided, further, that such amount in any fiscal year may be increased by an amount not to exceed:
(i)    the cash proceeds from the sale of Qualified Equity Interests of the Borrower and, to the extent contributed to the capital of the Borrower (other than (x) any Cure Amount or (y) through the issuance of Disqualified Equity Interests or an Excluded Contribution), Equity Interests of any Parent Entity, in each case to members of management, directors or consultants of the Borrower, any of its Subsidiaries or any Parent Entity that occurred after the Closing Date; plus
(ii)    the cash proceeds of key man life insurance policies received by the Borrower and its Restricted Subsidiaries after the Closing Date; less
(iii)    the amount of any Restricted Payments made in previous fiscal years pursuant to clauses (i) and (ii) of this Section 7.04(j);
and provided further that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from members of management, directors, employees or consultants of the Borrower or any Parent Entity or Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Borrower or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 7.04 or any other provision of this Agreement;
(k)    the Borrower may declare or make Restricted Payments that are made with Excluded Contributions;
(l)    the Borrower and its Restricted Subsidiaries may make dividends, other distributions or other Restricted Payments consisting of Equity Interests of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the principal assets of such Unrestricted Subsidiary are cash and Cash Equivalents);
(m)    so long as no Event of Default then exists or would result therefrom, the Borrower may declare or make Restricted Payments if, after giving pro forma effect to such Restricted Payment, the Consolidated Total Net Leverage Ratio would not exceed 3.25 to 1.00;
(n)    (i) Restricted Payments by any SPV Subsidiary to holders of Permitted Secured Financings or ownership interests of such SPV Subsidiary pursuant to the terms of such Permitted Secured Financing or (ii) Restricted Payments to the holders of any Permitted Risk Retention Facility pursuant to the terms thereof;

(o)    any Restricted Payments in connection with (i) a Permitted Bond Hedge Transaction or (ii) Permitted Warrant Transaction, in the case of this clause (ii), either (x) by delivery of shares of common stock of the Borrower (or cash in lieu of fractional shares) or (y) otherwise, to the extent of a payment or delivery received from a Permitted Bond Hedge Transaction (whether such payment or delivery on the Permitted Warrant Transaction is effected by netting, set-off or otherwise);
(p)    [reserved];
(q)    any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Equity Interests made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Qualified Equity Interests of the Borrower (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than (x) any Cure Amount or (y) through the issuance of Disqualified Equity Interests or through an Excluded Contribution) of the Borrower;
(r)    (i) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Borrower or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock (other than an issuance of Disqualified Equity Interests of the Borrower or Preferred Stock of a Restricted Subsidiary to replace Preferred Stock (other than Disqualified Equity Interests) of the Borrower) of the Borrower or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be incurred pursuant to Section 7.05 and (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Equity Interests of the Borrower made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Equity Interests of the Borrower that is permitted to be incurred pursuant to Section 7.05;
(s)    so long as no Event of Default has occurred and is continuing (or would result therefrom), the declaration and payment of regularly scheduled dividends on Disqualified Equity Interests, or Preferred Stock of a Restricted Subsidiary, in each case incurred in accordance with the terms of Section 7.05;
(t)    [reserved];
(u)    Restricted Payments to any Parent Entity or any other holder of Equity Interests of the Borrower in an aggregate amount not to exceed $20,000,000 in any fiscal year;
(v)    Restricted Payments to any Parent Entity or any other holder of Equity Interests of the Borrower or other Restricted Payments by the Borrower or any Restricted Subsidiary in amounts equal to (without duplication) (i) the amounts required for any Parent Entity to pay any Parent Expenses or Related Taxes and (ii) amounts constituting or to be used for purposes of making payments to the extent specified in clauses (b), (c), (d) and (f) of the proviso to Section 7.06; and
(w)    the Borrower and its Restricted Subsidiaries may make any Restricted Payment under, in respect of, or in connection with, any Financing Vehicle Investment Management Agreement, and any transactions in connection therewith, in each case to the extent such transactions are permitted under Section 7.06(d).
Notwithstanding anything herein to the contrary, none of the Borrower or any of its Restricted Subsidiaries will Dispose of, or declare or make a Restricted Payment of any Material Intellectual Property to a Person that is not a Loan Party in reliance on this Section 7.04 (other than (x) non-exclusive licenses, non-exclusive sublicenses or non-exclusive cross-licenses, in each case, that do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and (y) Permitted Exclusive Licenses).
7.05    Indebtedness. Neither the Borrower nor any Restricted Subsidiary will create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under any Loan Document;
(b)    Indebtedness outstanding on the date hereof and, to the extent having an original individual principal amount in excess of $10,000,000, listed on Schedule 7.05 to the Disclosure Letter (and any Permitted Refinancing thereof);
(c)    Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness of the Borrower or any Restricted Subsidiary so long as (i) in the case of a guarantee provided by a Loan Party in respect of Indebtedness of a Subsidiary that is not a Loan Party, such guarantee is in the ordinary course of business, (ii) a Subsidiary that is not a Loan Party shall not guarantee any Indebtedness for borrowed money of any Loan Party and (iii) the incurrence of such Indebtedness is permitted under the terms of this Agreement;
(d)    obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person for non-speculative purposes;
(e)    other Indebtedness (including any Permitted Refinancing thereof) of the Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $200,000,000 and (ii) 50% of Consolidated EBITDA for the most recently ended Test Period;
(f)    other Indebtedness (including any Permitted Refinancing thereof) of the Borrower or any Restricted Subsidiary if, after giving pro forma effect to such Indebtedness, (i) the Consolidated Total Net Leverage Ratio would not exceed (A) if the First Step-Up is in effect, 3.75 to 1.00, (B) if the Second Step-Up is in effect, 3.50 to 1.00 or (C) at any other time, 3.25 to 1.00 (“Ratio Debt”); provided that, (x) any new commitments incurred on such date (or, in the case of a Limited Condition Transaction, to be incurred in connection with such Limited Condition Transaction) and (y) any Ratio Debt consisting of a revolving credit facility, in each case, shall be treated as fully drawn; provided, further, that, in the case of any Ratio Debt the proceeds of which are to be used primarily to consummate a Limited Condition Transaction substantially concurrently with the issuance or incurrence of Ratio Debt, the Consolidated Total Net Leverage Ratio shall be determined on the date the acquisition agreement with respect to such Limited Condition Transaction is signed and not on the date Ratio Debt is incurred or issued; provided, further, that any Ratio Debt (x) shall not have a final maturity date that is earlier than the date that is 91 days after the Maturity Date; provided, further, that the amount of Ratio Debt that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed an aggregate principal amount at any time outstanding equal to the greater of (i) $200,000,000 and (ii) 50% of Consolidated EBITDA for the most recently ended Test Period;
(g)    Indebtedness in respect of the Senior Unsecured Notes (including any Permitted Refinancing thereof) in an aggregate principal amount at any time outstanding not to exceed $600,000,000;
(h)    Indebtedness consisting of cash management services, including treasury, depository, overdraft, credit or debit card, purchasing cards, electronic funds transfer and other cash management arrangements, including cash pooling or netting or setting off arrangements, of the Borrower or any Restricted Subsidiary;
(i)    Indebtedness in respect of bid bonds, performance bonds, warranty bonds, appeal bonds, surety bonds, and completion or performance guaranties and similar obligations, in each case, incurred by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, including (x) those incurred to secure health, safety and environmental obligations in the ordinary course of business, (y) Indebtedness arising out of advances on exports, advances on imports, advances on trade receivables, customer prepayments and similar transactions in the ordinary course of business and (z) guarantees or obligations with respect to letters of credit supporting such bid bonds, performance bonds, surety bonds and similar obligations;
(j)    Indebtedness representing the financing of insurance premiums in the ordinary course of business;
(k)    Indebtedness in respect of Finance Leases (inclusive of build to suit accounting under ASC 840), Synthetic Lease Obligations, purchase money obligations and other obligations the proceeds of which are used to acquire or construct fixed or capital assets or improvements with respect thereto or any refinancings, refundings, renewals, amendments or extensions thereof (provided that the amount of such Indebtedness is not increased at the time of any such refinancing, refunding, renewal, amendment or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, amendment or extension) and sale lease-back transactions, in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $100,000,000 and (ii) 25% of Consolidated EBITDA for the most recently ended Test Period at the time of incurrence;
(l)    Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any other Restricted Subsidiary (in each case, other than an SPV Subsidiary); provided that all such Indebtedness of any Loan Party owed to any Subsidiary that is not a Loan Party shall be unsecured and subject to subordination terms reasonably acceptable to the Administrative Agent;
(m)    Indebtedness representing deferred compensation to employees of the Borrower or any of its Restricted Subsidiaries incurred in the ordinary course of business or in connection with an Acquisition or other investment;
(n)    Indebtedness of (i) the Borrower or any Restricted Subsidiary incurred or issued to finance an Acquisition, (ii) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement or (iii) assumed in connection with the acquisition of assets from a Person, together with any Permitted Refinancing thereof; provided that (x) after giving pro forma effect to such acquisition, merger or consolidation, the Borrower would be permitted to incur at least $1.00 of additional Ratio Debt (subject, in the case of clause (i) above, to the conditions set forth in Section 7.05(f)) and (y) both immediately prior to and after giving effect to the incurrence or assumption of such Indebtedness and the incurrence of all Indebtedness resulting from any Permitted Refinancing thereof, no Event of Default shall exist or immediately result therefrom;
(o)    Indebtedness that may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations (but not with respect to letters of credit) incurred in the ordinary course of business or in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims or with respect to host protection insurance programs for which the host is a beneficiary;
(p)    Indebtedness of the Borrower or any of its Restricted Subsidiaries in respect of netting services, overdraft protections and otherwise in connection with deposit and securities accounts arising in the ordinary course of business;
(q)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(r)    guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Restricted Subsidiaries;

(s)    endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
(t)    Indebtedness of the Borrower or any of its Subsidiaries (which may consist of promissory notes issued by the Borrower or any of its Subsidiaries) to any current or former employee, director or consultant of the Borrower, any of its Subsidiaries or any Parent Entity (or Permitted Transferees, assigns, estates, or trusts of such employee, director or consultant), to finance the purchase or redemption of Equity Interests of the Borrower or any Parent Entity that is permitted by Section 7.04;
(u)    allowances for tenant improvements in the ordinary course of business;
(v)    Permitted Funding Indebtedness;
(w)    (i) Indebtedness incurred solely as a result of or incidental to Standard Secured Financing Undertakings, (ii) Indebtedness of an SPV Subsidiary owed to the Borrower or a Restricted Subsidiary pursuant to Permitted Credit Enhancement or (iii) Indebtedness arising out of or to fund purchases of all remaining outstanding asset-backed securities, or in the case of an SPV Subsidiary that is a Warehouse Entity, outstanding principal amount owed by, an SPV Subsidiary for the purpose of relieving the Borrower or a Subsidiary of the Borrower of the administrative expense of servicing such SPV Subsidiary;
(x)    Indebtedness arising from agreements providing for Guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price, deferred payments, holdbacks or similar deferred consideration or similar obligations, in each case, incurred or assumed in connection with any Acquisition or the Asset Disposition of any business or assets, Person or any Equity Interests of a Subsidiary;
(y)    to the extent constituting Indebtedness, (i) obligations incurred or assumed in connection with the disposition of Financeable Assets or other loans and other mortgage-related receivables purchased or originated by the Borrower or any of its Subsidiaries arising in the ordinary course of business and (ii) any other reasonable and customary obligations under servicing agreements with loan servicers or sub-servicers;
(z)    all premium (if any), interest (including post-petition interest and payment in kind interest), fees, expenses, charges and additional or contingent interest on any Indebtedness incurred pursuant to this Section 7.05;
(aa)    Indebtedness consisting solely of (x) cash collateralized letters of credit and deposits in connection with rent for leased real property in the ordinary course of business, (y) other amounts deposited in connection with an Investment permitted under Section 7.09, and (z) ordinary course or support obligations arising in the ordinary course of business or customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;
(bb)    Indebtedness in an aggregate outstanding principal amount which, when taken together with any Permitted Refinancing thereof and the principal amount of all other Indebtedness incurred pursuant to this clause (bb) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Borrower from the issuance or sale (other than to a Subsidiary) of its Qualified Equity Interests (other than a Cure Amount or an Excluded Contribution) or otherwise contributed to the equity (other than (x) any Cure Amount or (y) through the issuance of Disqualified Equity Interests or an Excluded Contribution) of the Borrower, in each case, subsequent to the Closing Date; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments and/or Investments to the extent the Borrower and its Restricted Subsidiaries incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of incurring Indebtedness pursuant to this clause (bb) to the extent the Borrower or any of its Restricted Subsidiaries makes a Restricted Payment and/or Investment with such Net Cash Proceeds;
(cc)    Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, Unrestricted Subsidiaries or Joint Ventures of the Borrower or any Restricted Subsidiary which, when taken together with any Permitted Refinancing thereof and the principal amount of all other Indebtedness incurred pursuant to this clause (cc) and then outstanding, will not exceed $25,000,000 at any time outstanding; and
(dd)    Trading Debt.
7.06    Affiliate Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease, license or exchange of any property or the rendering of any service) with any Affiliate of the Borrower involving aggregate consideration in excess of $20,000,000 unless (i) the terms of such transaction taken as a whole are not materially less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate (as determined by the Borrower in good faith) and (ii) in the event such transaction involves an aggregate value in excess of $40,000,000, the terms of such transaction have been approved by a majority of the members of the board of directors of the Borrower; provided that the foregoing shall not apply to (a) any Restricted Payment permitted by Section 7.04 or any Investment permitted by Section 7.09, (b) any issuance or sale of Equity Interests, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Equity Interests of the Borrower, any Restricted Subsidiary or any Parent

Entity, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the board of directors of the Borrower in the ordinary course of business, (c) any payments permitted to be made pursuant to Section 7.09(e) and any waiver or transaction with respect thereto, (d) any Financing Vehicle Investment Management Agreement and any transactions in connection therewith, (e) any transaction between or among the Borrower and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries (other than, in each case in this clause (e), any SPV Subsidiary), (f) the payment of compensation, reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies, including the provision of directors and officers insurance) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Borrower or any Restricted Subsidiary (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees), (g) any transaction existing on the Closing Date and set forth on Schedule 7.06 to the Disclosure Letter, and the entry into and performance of obligations under, and any payments pursuant to or for purposes of funding, any such agreement or instrument, as such agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 7.06 or to the extent not more disadvantageous to the Lenders in any material respect (as determined in good faith by the Borrower), (h) transactions in the ordinary course of business or pursuant to Standard Secured Financing Undertakings, in each case in connection with any Permitted Secured Financing, including any Permitted Credit Enhancement, (i) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the Borrower or the relevant Restricted Subsidiary in the reasonable determination of the board of directors or the management of the Borrower or the relevant Restricted Subsidiary, or are on terms no less favorable than those that would reasonably have been obtained at such time from an unaffiliated party, (j) any transaction between or among the Borrower or any Restricted Subsidiary and any Person that is an Affiliate of the Borrower (other than an Unrestricted Subsidiary or an SPV Subsidiary) solely because the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person, (k) issuances or sales of Qualified Equity Interests of the Borrower or options, warrants or other rights to acquire such Equity Interests and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Borrower or any Restricted Subsidiary, (l) transactions in respect of which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an investment banking or accounting firm of international standing or any third party appraiser of international standing (in each case, that is not an Affiliate of the Borrower) stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of the first sentence of this Section 7.06, (m) any purchases by the Borrower’s Affiliates of Indebtedness or Disqualified Equity Interests of the Borrower or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Equity Interests is purchased by Persons who are not the Borrower’s Affiliates; provided that such purchases by the Borrower’s Affiliates are on the same terms as such purchases by such Persons who are not the Borrower’s Affiliates and (n) transactions between the Borrower or any Restricted Subsidiary, on the one hand, and (x) Hastra, on the other hand, for the purpose of seeding one or more liquidity pools and/or providing ongoing liquidity support in respect of Democratized Prime or (y) the YLDS Issuer, on the other hand, in connection with or in furtherance of the issuance or redemption of, or other transactions involving, YLDS, in each case of the foregoing clauses (x) and (y), in the ordinary course of business; provided that, after giving effect to any such transactions, the Borrower shall be in pro forma compliance with the covenants in Section 7.08. Notwithstanding anything herein to the contrary, none of the Borrower or any of its Restricted Subsidiaries will Dispose of any Material Intellectual Property to any Affiliate of the Borrower that is not a Loan Party in reliance on this Section 7.06 (other than (x) non-exclusive licenses, non-exclusive sublicenses or non-exclusive cross-licenses, in each case, that do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and (y) Permitted Exclusive Licenses).
7.07    Burdensome Agreements.
The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or of any Restricted Subsidiary to guarantee Indebtedness of the Borrower or any other Restricted Subsidiary under the Loan Documents;
provided that
(i)    the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document,
(ii)    the foregoing shall not apply to customary prohibitions, restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or assets of the Borrower or any Restricted Subsidiary pending such sale; provided such restrictions and conditions apply only to the Restricted Subsidiary or assets to be sold and such sale is not prohibited hereunder,
(iii)    the foregoing shall not apply to any agreement, prohibition, or restriction or condition in effect at the time any Restricted Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower (and any amendments or modifications thereof that do not materially expand the scope of any such prohibition, restriction or condition),
(iv)    the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements and instruments,

(v)    clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness,
(vi)    clause (a) of the foregoing shall not apply to customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby, so long as such restrictions are related to the assets subject thereto,
(vii)    the foregoing shall not apply to restrictions or conditions set forth in any agreement or instrument governing Indebtedness not prohibited by Section 7.05; provided that the encumbrances and restrictions contained in any such agreement or instrument, taken as a whole, are customary for such Indebtedness or not materially less favorable to the Lenders than in comparable financings (as determined in good faith by the Borrower) and where either (a) the Borrower determines at the time of incurrence of such Indebtedness that such encumbrances or restrictions will not adversely affect, in any material respect, the Borrower’s ability to make principal or interest payments on the Obligations or (b) such encumbrance or restriction applies only during the continuance of a default relating to such Indebtedness,
(viii)    the foregoing shall not apply to restrictions on cash or other deposits (including escrowed funds) imposed under contracts entered into in the ordinary course of business or restrictions imposed by the terms of a Lien permitted under Section 7.01 on the property subject to such Lien,
(ix)    the foregoing shall not apply to any agreement or instrument in existence on the Closing Date and set forth on Schedule 7.07 to the Disclosure Letter or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect,
(x)    the foregoing shall not apply to restrictions that are customary provisions restricting assignment of any agreement entered into in the ordinary course of business,
(xi)    the foregoing shall not apply to customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary,
(xii)    the foregoing shall not apply to any encumbrance or restriction existing under or by reason of (a) Indebtedness or other contractual requirements of an SPV Subsidiary or any Standard Secured Financing Undertaking, in each case in connection with a Permitted Secured Financing; provided that such restrictions apply only to such, or a related, SPV Subsidiary and Financeable Assets and cash and Cash Equivalents held by such, or a related, SPV Subsidiary, (b) restrictions on the transfer of any Financeable Asset pending the close of any Permitted Secured Financing or otherwise in the ordinary course of business, or (c) restrictions on distributions pursuant to an SPV Subsidiary’s Permitted Secured Financing or other contractual obligations binding on such SPV

Subsidiary or its assets (provided that such contractual obligations were not entered into in connection with, or in contemplation of such Permitted Secured Financing or hindering or prohibiting such distribution other than for a bona fide business purpose (as determined by the Borrower in good faith)),
(xiii)    the foregoing shall not apply to restrictions imposed on the ability of Excluded Regulated Subsidiaries to make dividends,
(xiv)    the foregoing shall not apply to any encumbrance or restriction pursuant to purchase money obligations and Finance Leases permitted under this Agreement, in each case, that impose encumbrances or restrictions on the property so acquired,
(xv)    the foregoing shall not apply to any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business,
(xvi)    the foregoing shall not apply to any customary encumbrance or restriction pursuant to Swap Contracts,
(xvii)    the foregoing shall not apply to covenants in documents evidencing Trading Debt so long as the prohibition or limitation only applies to the Specified Subsidiary of the Borrower that has incurred such Trading Debt and does not apply to the Borrower or any of its Restricted Subsidiaries that are not Specified Subsidiaries, and
(xviii)    the foregoing shall not apply to any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in the other clauses of this proviso or contained in any amendment, extension, renewal, restatement, refunding, replacement, refinancing, supplement or other modification to any such agreement; provided, however, that the encumbrances and restrictions with respect to the Borrower or such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Lenders, taken as a whole, than the encumbrances and restrictions contained in the agreement or agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Borrower).
7.08    Financial Covenants. The Borrower shall not permit, as of the last day of each Test Period of the Borrower ending after the Closing Date,
(a)    Liquidity to be less than $150,000,000; and
(b)    the Consolidated Total Net Leverage Ratio to exceed 3.50 to 1.00 (or, following the Administrative Agent’s receipt of notice from the Borrower of a Specified Acquisition (a “Covenant Notice”), for the first two consecutive fiscal quarters following the consummation of such Specified Acquisition, commencing with the fiscal quarter in which such Specified Acquisition occurs, 4.00 to 1.00 (the “First Step-Up”) and for third and fourth consecutive fiscal quarters following the consummation of such Specified Acquisition, commencing with the fiscal quarter in which such Specified Acquisition occurs, 3.75 to 1.00 (the “Second Step-Up”) (in any case, without any consent from the Administrative Agent or any other Person)); provided that (x) no more than three (3) Covenant Notices may be submitted on or after the Closing Date and (y) after submitting a Covenant Notice, the Borrower may not submit a subsequent Covenant Notice unless the maximum Consolidated Total Net Leverage Ratio required to be maintained pursuant to this Section 7.08(b) has been at 3.50 to 1.00 for at least one full fiscal quarter following the end of the most recently ended Second Step-Up.
7.09    Investments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, except:
(a)    Investments in cash, Cash Equivalents, YLDS, Payment Stablecoin and Investment Grade Securities;
(b)    Investments outstanding on the date hereof and, to the extent in an individual amount in excess of $10,000,000, listed on Schedule 7.09 to the Disclosure Letter (or made pursuant to binding commitments in effect on the Closing Date and listed on Schedule 7.09 to the Disclosure Letter) and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (i) as required by the terms of such Investment as in existence on the Closing Date or (ii) as otherwise permitted under this Agreement;
(c)    Investments by the Borrower or any Restricted Subsidiary in (i) the Borrower or any other Restricted Subsidiary (other than an SPV Subsidiary), including the Equity Interests of a Restricted Subsidiary (other than an SPV Subsidiary), (ii) a Person (including the Equity Interests of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary (other than an SPV Subsidiary) or (iii) another Person engaged in any Similar Business if as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Borrower or a Restricted Subsidiary (other than an SPV Subsidiary); provided that, in the case of clauses (ii) and (iii) above, after giving effect to any such Investments, the Borrower shall be in pro forma compliance with the covenants in Section 7.08;
(d)    payroll, travel, moving, entertainment and similar advances to directors, officers, employees or consultants of the Borrower or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Borrower or such Subsidiary for accounting purposes and that are made in the ordinary course of business;
(e)    loans or advances to directors and employees of the Borrower or any Subsidiary made in the ordinary course of business; provided that the aggregate amount of such loans and advances outstanding at any time shall not exceed the greater of (i)

$10,000,000 and (ii) 3% of Consolidated EBITDA for the most recently ended Test Period;
(f)    Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Borrower or any Parent Entity or made with the Net Cash Proceeds of a substantially contemporaneous issuance of Qualified Equity Interests of the Borrower, in each case, other than an Excluded Contribution or a Cure Amount; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments and/or incurring Indebtedness to the extent the Borrower and its Restricted Subsidiaries make an Investment in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making an Investment pursuant to this clause (f) to the extent the Borrower or any of its Restricted Subsidiaries makes a Restricted Payment and/or incurs Indebtedness with such Net Cash Proceeds;
(g)    Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary, or merges into or consolidates with the Borrower or a Restricted Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary;
(h)    Investments not otherwise permitted by the foregoing provisions of this Section 7.09 in an aggregate outstanding amount for all such Investments under this clause (h) not to exceed the greater of (i) $200,000,000 and (ii) 50% of Consolidated EBITDA for the most recently ended Test Period at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that (x) the amount of Investments made pursuant to this clause (h) at any time outstanding shall be reduced by any amounts received by the Borrower or any Restricted Subsidiary as a dividend, distribution or otherwise on account of such Investment and (y) if any such Investment is in Equity Interests of a Person that subsequently becomes a Restricted Subsidiary (other than an SPV Subsidiary), such Investment shall thereafter be deemed permitted under clause (c) above (solely to the extent such Investment satisfies the applicable conditions set forth in clause (c) above) and shall not be included as having been made pursuant to this clause (h);
(i)    loans or advances to directors and employees of the Borrower or any Subsidiary made to satisfy tax obligations relating to the vesting, settlement or exercise of Equity Interests or rights;
(j)    any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction;
(k)    Investments consisting of Swap Contracts;
(l)    Investments consisting of trade receivables in the ordinary course of business;

(m)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers and in good faith settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;
(n)    Investments resulting from pledges and deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business (including lease, utility and other similar deposits) and any other deposits or other Investments consisting of Liens permitted under Section 7.01 (other than clause (z) thereof);
(o)    Investments made as a result of the receipt of non-cash consideration from any Asset Disposition of any asset of the Borrower or a Restricted Subsidiary;
(p)    so long as no Event of Default then exists or would result therefrom, other Investments if, after giving pro forma effect thereto, the Consolidated Total Net Leverage Ratio would not exceed (i) if the First Step-Up is in effect, 3.75 to 1.00, (ii) if the Second Step-Up is in effect, 3.50 to 1.00 or (iii) at any other time, 3.25 to 1.00;
(q)    (i) the purchase or other acquisition of all or substantially all (x) of the property and assets of any Person, (y) of any business unit, line of business or division of any Person, or (z) of the Equity Interests of any Person, or (ii) the merger, consolidation or any other combination with any Person with and into a Restricted Subsidiary (other than an SPV Subsidiary) (with such Restricted Subsidiary as the continuing or surviving Person) (each, a “Permitted Acquisition”); provided that (I) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing, (II) after giving effect to any such purchase or other acquisition, the Borrower shall be in pro forma compliance with the covenants in Section 7.08 and (III) to the extent required pursuant to the Loan Documents, (A) the property, assets and businesses acquired in such purchase or other acquisition shall become Collateral and (B) any such newly created or acquired Restricted Subsidiary (other than an Excluded Subsidiary) shall become a Guarantor, in each case in accordance with Section 6.12 (after giving effect to the time periods set forth therein);
(r)    (i) Investments in Receivables (or interests therein) owing to the Borrower or any Restricted Subsidiary created or acquired in the ordinary course of business and (ii) Investments in respect of accounts receivable, trade credit or advances to customers in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;
(s)    Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of Intellectual Property, in any case, in the ordinary course of business;

(t)    Investments consisting of licensing of Intellectual Property pursuant to joint marketing or joint venture arrangements with other Persons and Investments made in Joint Ventures as required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements in effect on the Closing Date or entered into after the Closing Date in the ordinary course of business;
(u)    contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;
(v)    Investments in Joint Ventures having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (v) that are at the time outstanding, not to exceed the greater of (i) $140,000,000 and (ii) 35% of Consolidated EBITDA for the most recently ended Test Period at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that (x) the amount of Investments made pursuant to this clause (v) at any time outstanding shall be reduced by any amounts received by the Borrower or any Restricted Subsidiary as a dividend, distribution or otherwise on account of such Investment and (y) if any such Investment is in Equity Interests of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (c) above (solely to the extent such Investment satisfies the applicable conditions set forth in clause (c) above) and shall not be included as having been made pursuant to this clause (v);
(w)    (i) Investments arising as a result of Permitted Secured Financings, including repurchases of assets in respect thereof and (ii) Investments by the Borrower or any Restricted Subsidiary in the Borrower, any Restricted Subsidiary or any SPV Subsidiary in connection with Permitted Secured Financings, as applicable, in each case including any Permitted Credit Enhancement associated therewith;
(x)    Investments by an SPV Subsidiary in connection with any Permitted Secured Financing, as applicable, including investments of funds held in accounts required or permitted by the arrangements governing such Permitted Secured Financing, as applicable;
(y)    Investments arising out of purchases of all remaining outstanding asset-backed securities of, or in the case of a Warehouse Entity, outstanding principal amount owed by, any SPV Subsidiary, in each case consistent with the terms of the related Permitted Secured Financing or for the purpose of relieving the Borrower or a Subsidiary of the Borrower of the administrative expense of servicing such SPV Subsidiary;
(z)    Investments by the Borrower or any Restricted Subsidiary in the form of Consumer Purpose Loans and loans extended to non-Affiliate borrowers in connection with any loan origination business of the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(aa)    Investments in the Borrower or any Restricted Subsidiary (including any SPV Subsidiary), or Joint Venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;
(bb)    so long as no Event of Default shall have occurred and is continuing or would result therefrom, (i) Investments in or made with Financeable Assets in the ordinary course of business, (ii) to the extent not permitted under subclause (i), Investments in or otherwise in furtherance of Democratized Prime or any other decentralized, tokenized marketplace pursuant to which the Borrower or any Restricted Subsidiary is seeding one or more liquidity pools and/or providing ongoing liquidity support for purposes of facilitating transactions on such marketplace in the ordinary course of business and (iii) Investments in the YLDS Issuer in connection with or in furtherance of the issuance or redemption of, or other transactions involving, YLDS, in the ordinary course of business;
(cc)    Investments (x) in the ordinary course of business arising under arrangements in connection with the participation in or through any clearing system, any investment, commodities or stock exchange or any trading platform where the Investment arises under the rules, normal procedures, agreements or legislation governing trading on or through such system, exchange or platform or (y) made or acquired in the ordinary course trading activities of any Excluded Regulated Subsidiary, including, for the avoidance of doubt, (i) Permitted Repos, (ii) Investments in equity and debt securities issued by third Persons acquired by the Borrower or any of its Restricted Subsidiaries as dealers in the ordinary course of their businesses and (iii) Investments made with Segregated Funds and other customer funds to the extent such Investments are made in accordance with the Borrower’s approved investment policies for Segregated Funds and such customer funds;
(dd)    [reserved];
(ee)     (i) Guarantees of Indebtedness not prohibited by Section 7.05 and (other than with respect to Indebtedness) guarantees, keep-wells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations (not constituting Indebtedness) incurred by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and that are permitted by this Agreement;
(ff)    [reserved];
(gg)    Investments in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (gg) that are at that time outstanding, not to exceed the greater of (i) $40,000,000 and (ii) 10% of Consolidated EBITDA for the most recently ended Test Period (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that (x) the amount of Investments made pursuant to this clause (gg) at any time outstanding shall be reduced by any amounts received by the Borrower or any Restricted Subsidiary as a dividend, distribution or otherwise on account of such Investment and (y) if any such Investment is in Equity Interests of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (c) above (solely to the extent such Investment satisfies the applicable conditions set forth in clause (c) above) and shall not be included as having been made pursuant to this clause (gg);
(hh)    Investments in an aggregate amount not to exceed the amount of Restricted Payments the Borrower would then be permitted to make pursuant to Section 7.04(e) (subject to the conditions set forth therein); provided that any Investment made in reliance on this clause (hh) shall reduce, on a dollar-for-dollar basis, the amount available for (x) Restricted Payments under Section 7.04(e) and (y) Restricted Debt Payments under Section 7.14(iii); and
(ii)    Investments made under, in respect of, or in furtherance of, any Financing Vehicle Investment Management Agreement, including any seed capital, loan, advance, capital contribution, guarantee or other credit support provided to, or Investment in, any Financing Vehicle in connection therewith, in each case to the extent such transactions are permitted under Section 7.06(d).
Notwithstanding anything herein to the contrary, none of the Borrower or any of its Restricted Subsidiaries will make an Investment of Material Intellectual Property in any Person that is not a Loan Party in reliance on this Section 7.09 (other than (x) non-exclusive licenses, non-exclusive sublicenses or non-exclusive cross-licenses, in each case, that do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and (y) Permitted Exclusive Licenses).
7.10    Change Line of Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Closing Date and other business activities which are extensions thereof or otherwise incidental, reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.
7.11    Change in Fiscal Year. The Borrower will not permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.
7.12    Outbound Investment Rules. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

7.13    Asset Dispositions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition, except:
(a)    Asset Dispositions of property to the Borrower or a Restricted Subsidiary (other than an SPV Subsidiary); provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) such transaction is an Investment permitted under Section 7.09;
(b)    Asset Dispositions of cash, Cash Equivalents, YLDS, Payment Stablecoin and Investment Grade Securities;
(c)    Asset Dispositions of inventory or other assets (including Financeable Assets) in connection with an Investment permitted under Section 7.09 or otherwise in the ordinary course of business;
(d)    Asset Dispositions permitted by Section 7.02, Section 7.04 and Section 7.09 and Liens permitted by Section 7.01 (other than, in each case, by reference to this Section 7.13);
(e)    Asset Dispositions of obsolete, surplus or worn out equipment or other assets, including the abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights thereto), that, in the reasonable good faith judgment of the Borrower, are no longer used or useful, or economically practicable or commercially desirable to maintain, in the conduct of the business of the Borrower or any of its Restricted Subsidiaries;
(f)    any other Asset Disposition, so long as (i) no Event of Default shall have occurred and be continuing or shall result therefrom, (ii) the consideration for such assets shall be in an amount at least equal to the fair market value thereof (as determined by the Borrower in good faith) and (iii) except to the extent such Asset Disposition is a Permitted Asset Swap, no less than 75% of the consideration received from each such Asset Disposition shall be in cash or Cash Equivalents; provided, that the following will be deemed to be cash: (i) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Borrower or a Restricted Subsidiary (other than Subordinated Indebtedness of the Borrower or a Guarantor) and the release of the Borrower or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition; (ii) securities, notes or other obligations received by the Borrower or any Restricted Subsidiary of the Borrower from the transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition; (iii) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition (other than intercompany debt owed to the Borrower or any Restricted Subsidiary or Subordinated Indebtedness of a Guarantor), to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition; (iv) consideration consisting of Indebtedness of the Borrower (other than Subordinated

Indebtedness) received after the Closing Date from Persons who are not the Borrower or any Restricted Subsidiary; and (v) any Designated Non-Cash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (f) that is at that time outstanding, not to exceed the greater of (A) $75,000,000 and (B) 20% of Consolidated EBITDA for the most recently ended Test Period (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);
(g)    Asset Dispositions of Investments or other assets and disposition or compromise of receivables, in each case, in connection with the compromise, workout, settlement or collection thereof or exercise of remedies with respect thereto, or in bankruptcy, foreclosure or similar proceedings, including foreclosure, repossession and disposition of collateral for loans serviced or originated by the Borrower or any of its Subsidiaries;
(h)    the licensing or sub-licensing of Intellectual Property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business and which do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole;
(i)    transfers of property or assets subject to casualty, foreclosure, condemnation or any similar action;
(j)    the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable, notes receivable or other assets that by their terms convert into cash in the ordinary course of business or the conversion or exchange of such assets for accounts receivable, notes receivable or other assets, in each case in the ordinary course of business;
(k)    Asset Dispositions of Equity Interests, Indebtedness or other securities of an Unrestricted Subsidiary and dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, buy/sell arrangements between Joint Venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;
(l)    Asset Dispositions of the Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(m)    to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(n)    any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;
(o)    (i) the sale by the Borrower, any Restricted Subsidiary or any SPV Subsidiary of Financeable Assets in connection with a Permitted Secured Financing or otherwise in the ordinary course of business or (ii) the sale by any SPV Subsidiary of any security issued, or assets held, by such SPV Subsidiary or any other SPV Subsidiary in connection with a Permitted Secured Financing;
(p)    any sales, transfers, contributions or Asset Dispositions of Financeable Assets to SPV Subsidiaries in connection with a Permitted Secured Financing;
(q)    transactions pursuant to repurchase agreements entered into in the ordinary course of business;
(r)    settlements or terminations of Swap Obligations, the purchase of any Permitted Bond Hedge Transaction, the sale of any Permitted Warrant Transaction or the performance of the rights and obligations under, or termination of, any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction;
(s)    the issuance by a Foreign Subsidiary of its Equity Interests to qualified directors where required by or to satisfy any applicable requirements of law, including any requirement of law with respect to ownership of Equity Interests in Foreign Subsidiaries;
(t)    any repurchase, redemption, extraction, or transfer of Financeable Assets from any SPV Subsidiary or Warehouse Entity to the Borrower or any Restricted Subsidiary, including any concurrent prepayment of related Warehousing Indebtedness necessary to effectuate the contractual release of such assets, in connection with the subsequent sale or transfer of such assets under a permitted forward flow, whole loan sale, or captive finance arrangement;
(u)    an issuance of Equity Interests by a Restricted Subsidiary to the Borrower or to another Restricted Subsidiary; provided that, if the issuer of such Equity Interests is a Loan Party, such Equity Interests may only be issued to another Loan Party; and
(v)    any Asset Dispositions of Equity Interests, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Borrower) not to exceed the greater of (i) $25,000,000 and (ii) 7.5% of Consolidated EBITDA for the most recently ended Test Period.
To the extent any Collateral is disposed of as expressly permitted by this Section 7.13 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents and, if requested by the Administrative Agent, upon the certification by the Borrower that such Asset Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take and shall take any actions deemed appropriate in order to effect the foregoing. Notwithstanding anything to the contrary herein, none of the Borrower or any of its Restricted Subsidiaries will Dispose of any Material Intellectual Property to or in favor of any Person that is not a Loan Party in reliance on this Section 7.13 (other than (x) non-exclusive licenses, non-exclusive sublicenses or non-exclusive cross-licenses, in each case, that do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and (y) Permitted Exclusive Licenses).
7.14    Prepayments, Etc. of Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to prepay, redeem, purchase, defease or otherwise satisfy more than one year prior to the scheduled maturity thereof in any manner any Subordinated Indebtedness (collectively, “Restricted Debt Payments”), except for (i) the refinancing thereof with, or the exchange thereof for, any other Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing), (ii) the conversion thereof to, or the exchange thereof for, Equity Interests (other than Disqualified Equity Interests) of the Borrower, or any Restricted Debt Payment made out of the proceeds of the substantially concurrent sale of Qualified Equity Interests of the Borrower or a substantially concurrent contribution to the equity (other than (x) any Cure Amount or (y) through the issuance of Disqualified Equity Interests or through an Excluded Contribution) of the Borrower, (iii) so long as no Event of Default then exists or would result therefrom, Restricted Debt Payments in an aggregate amount not to exceed the greater of (x) $75,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period; provided that any Restricted Debt Payment made in reliance on this clause (iii) shall reduce, on a dollar-for-dollar basis, the amount available for (x) Restricted Payments under Section 7.04(e) and (y) Investments under Section 7.09(hh), (iv) (x) payments by any SPV Subsidiary to holders of Permitted Secured Financings or ownership interests of such SPV Subsidiary pursuant to the terms of such Permitted Secured Financing or (y) payments to the holders of any Permitted Risk Retention Facility pursuant to the terms thereof, (v) so long as no Event of Default then exists or would result therefrom, Restricted Debt Payments if, after giving pro forma effect to such Restricted Debt Payment, the Consolidated Total Net Leverage Ratio would not exceed (A) if the First Step-Up is in effect, 3.75 to 1.00, (B) if the Second Step-Up is in effect, 3.50 to 1.00 or (C) at any other time, 3.25 to 1.00 and (vi) any payments or deliveries in connection with a Permitted Warrant Transaction, either (A) by delivery of shares of common stock of the Borrower (or cash in lieu of fractional shares) or (B) otherwise, to the extent of a payment or delivery received from a Permitted Bond Hedge Transaction (whether such payment or delivery on the Permitted Warrant Transaction is effected by netting, set-off or otherwise).
Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 7.14 shall prohibit (i) the repayment or prepayment of intercompany Subordinated Indebtedness owed among the Borrower and/or the Restricted Subsidiaries, in either case unless an Event of Default has occurred and is continuing and the Borrower has received a notice from the Administrative Agent instructing it not to make or permit the Borrower and/or the Restricted Subsidiaries to make any such repayment or prepayment or (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 7.05 after giving effect to such transfer.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an “Event of Default”:
(a)    Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any reimbursement obligation in respect of any LC Disbursement, or (ii) within five (5) Business Days after the same becomes due and payable, any interest on any Loan or any fee or any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (with respect to the Borrower’s or any Guarantor’s existence), 6.10 or 6.14 (with respect to a Depositary Bank Termination Event, only after the expiration of the DACA Cure Period), or Article VII (other than Section 7.08 prior to the expiration of any applicable cure period set forth in Section 8.04); or
(c)    Other Defaults. The Borrower or any Restricted Subsidiary fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the receipt by the Borrower of notice from the Administrative Agent or the Required Lenders; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (i) if not qualified by materiality, shall be incorrect in any material respect when made or deemed made, or (ii) if qualified by materiality, shall be incorrect when made or deemed made, in each case of clauses (i) and (ii), to the extent capable of being corrected or clarified, unless corrected or clarified within thirty (30) days after it was initially made; or
(e)    Cross-Default. (i) The Borrower or any Restricted Subsidiary (other than any SPV Subsidiary) (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount of more than the Threshold Amount (such Indebtedness, “Specified Indebtedness”), after giving effect to any applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any Specified Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, after giving effect to any applicable grace period, if any, specified in the agreement or instrument relating to such Specified Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Specified Indebtedness or the beneficiary or beneficiaries of any Specified Indebtedness constituting a Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, after the expiration of any applicable grace or cure period and with the giving of notice if required, such Specified Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Specified Indebtedness to be made, prior to its stated maturity, or such Specified Indebtedness consisting of a Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount, or (B) any Termination Event (as so defined, but which shall not under any circumstances include any “Additional Termination Event” (however described)) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and (x) the Borrower or such Restricted Subsidiary is required to make a payment in connection with such Termination Event, (y) the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount, and (z) the Borrower or such Restricted Subsidiary shall fail to make such payment within the later to occur of five Business Days after the due date thereof and the expiration of any grace periods in such Swap Contract applicable to such payment obligation; provided that this clause (e) shall not apply to (i) secured Specified Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness in a transaction permitted hereunder, (ii) any redemption, repurchase, conversion, exchange, settlement or event with respect to any Convertible Notes pursuant to its terms (or the occurrence of any event that permits such redemption, repurchase, conversion, exchange or settlement) unless such redemption, repurchase, conversion, exchange or settlement results from a default thereunder or an event of the type that constitutes an Event of Default or (iii) any early payment requirement or unwinding or termination with respect to any Swap Contract (other than any such payment requirement or termination resulting from an Early Termination Date); or
(f)    Inability to Pay Debts; Insolvency Proceedings, Etc. The Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or the Borrower or any such Restricted Subsidiary institutes or consents to the institution of any case or proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower or such Restricted Subsidiary and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any case or proceeding under any Debtor Relief Law relating to the Borrower or any such Restricted Subsidiary or to all or any material part of its property is instituted without the consent of the Borrower or such Restricted Subsidiary and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such case or proceeding; or

(g)    Judgments. There is entered against the Borrower or any Restricted Subsidiary (other than any SPV Subsidiary) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount, to the extent not covered by (i) independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage or (ii) an enforceable indemnity, to the extent that the Borrower or such Restricted Subsidiary has made a claim for indemnification and the applicable indemnifying party has not disputed such claim, and (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal, bond or otherwise, is not in effect; or
(h)    ERISA. An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, has resulted or would reasonably be expected to result in a Material Adverse Effect; or
(i)    Invalidity of Loan Documents. Any material provision of this Agreement or any other Loan Document (in each case, subject to the Perfection Exceptions), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any such material provision; or any Loan Party denies in writing that it has any or further liability or obligation under any such material provision, or purports to revoke, terminate or rescind any such material provision; or
(j)    Change of Control. There occurs any Change of Control; or
(k)    Guarantee. The guarantee contained in Article X shall cease, for any reason, to be in full force and effect or the Borrower or any Guarantor shall so assert in writing for any reason other than as expressly permitted hereunder or thereunder or upon the occurrence of the Termination Date; or
(l)    Collateral. (i) The Administrative Agent shall not have or shall cease to have a valid and perfected Lien in a material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document or the Lien securing the Secured Obligations shall cease to constitute first priority security interests (subject to Liens permitted by Section 7.01) or (ii) the Borrower or any of its Subsidiaries shall contest in writing the validity or perfection of any Lien in a material portion of Collateral purported to be covered by the Collateral Documents.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)    if the Loans have been declared due and payable pursuant to clause (b) above, demand cash collateral pursuant to Section 2.14(j); and
(d)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and applicable Law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or any Restricted Subsidiary under the Bankruptcy Code or any other applicable Debtor Relief Law, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.14(j). No Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Lenders in accordance with the terms thereof.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Secured Obligations (and proceeds of Collateral) shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit fees) payable to the Lenders and Issuing Banks (including fees, charges and disbursements of counsel to the respective Lenders and Issuing Banks and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest and Letter of Credit fees on the Loans, LC Disbursements and other Obligations under the Loan Documents, ratably among the Lenders and Issuing Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and reimbursement obligations in respect of Letters of Credit (including to cash collateralize outstanding Letters of Credit), Secured Obligations then owing under Secured Cash Management Obligations and Secured Swap Obligations and all other Secured Obligations, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above and/or the similar provisions in the other Loan Documents.
Subject to Section 2.14(j), amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, Secured Cash Management Obligations and Secured Swap Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable provider of such Secured Cash Management Obligations or Secured Swap Obligations.
8.04    Right to Cure.
(a)    Notwithstanding anything to the contrary contained herein, if the Borrower fails to comply with clause (a) or (b) of Section 7.08 as of the last day of any Test Period, the Borrower may, and any Parent Entity may, on or prior to the tenth (10th) Business Day after the date the related Compliance Certificate is required to be delivered pursuant to Section 6.02(a) (the “Cure Period”), issue common Qualified Equity Interests for cash or otherwise receive cash equity contributions to the capital of the Borrower (the “Cure Amount”).
(b)    Upon receipt by the Borrower of a Cure Amount, (i) intended to remedy a failure to comply with Section 7.08(a) as of the last day of any Test Period, Liquidity shall be increased solely for purposes of determining compliance with Section 7.08(a) by an amount equal to such Cure Amount, and if after giving effect thereto the Borrower is in compliance with Section 7.08(a), the Borrower shall be deemed to have satisfied Section 7.08(a) as of the relevant date of determination and (ii) intended to remedy a failure to comply with Section 7.08(b) as of the last day of any Test Period, Consolidated EBITDA shall be increased solely for purposes of determining compliance with Section 7.08(b) by an amount equal to such Cure Amount, and if after giving effect thereto the Borrower is in compliance with Section 7.08(b), the Borrower shall be deemed to have satisfied Section 7.08(b) as of the relevant date of determination; provided that (1) no Cure Amount shall be included for any other purpose under this Agreement, (2) each Cure Amount may only be applied to remedy a failure under either Section 7.08(a) or Section 7.08(b) (it being understood that no Cure Amount shall be applied to simultaneously remedy a failure under both Section 7.08(a) and Section 7.08(b)), (3) no Cure Amount shall reduce Indebtedness for purposes of calculating the Consolidated Total Net Leverage Ratio, (3) the Cure Amount shall be no greater than the amount required for the purpose of complying with clause (a) or (b) of Section 7.08, as applicable, (4) there shall be at least two (2) fiscal quarters in any period of four (4) consecutive fiscal quarters in respect of which no Cure Amount (in respect of a failure under Section 7.08(a) or Section 7.08(b)) is received and (5) the cure right may not be exercised more than five (5) times (in the aggregate for all applications of Cure Amounts to remedy failures under Section 7.08(a) or Section 7.08(b)) during the term of this Agreement.
(c)    If the Borrower delivers written notice on or prior to the end of the Cure Period that it intends to exercise the cure right, (i) no Event of Default shall be deemed to have occurred and be continuing until the expiration of the Cure Period, (ii) the Administrative Agent and the Lenders shall not be entitled to accelerate the Loans or exercise remedies solely as a result of such failure unless the Borrower fails to receive the Cure Amount on or prior to such date and (iii) no Lender or Issuing Bank shall be required to make any Loan or issue any Letter of Credit during a Cure Period unless and until the Cure Amount is actually received.
ARTICLE IX
ADMINISTRATIVE AGENT
9.01    Appointment and Authority.
(a)    Each of the Lenders and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions (including, for the avoidance of doubt, pursuant to Section 11.18) on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third-party beneficiary of any such provisions, other than Section 9.06. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Loan Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders and Issuing Banks, without the necessity of any notice to or further consent from the Lenders or Issuing Banks, from time to time to take any action, or permit any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document. The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.
9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions. The Administrative Agent, the Syndication Agent or the Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent, the Syndication Agent or the Arrangers, as applicable: (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties) and additionally each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, the Syndication Agent, the Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein. Neither the Administrative Agent, the Syndication Agent nor any Arranger shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 11.01) or (ii) in the absence of its own gross negligence or willful misconduct (which gross negligence or willful misconduct shall be as determined by a court of competent jurisdiction in a final, non-appealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender. Neither the Administrative Agent, the Syndication Agent nor any Arranger shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or creation, perfection or priority of any Lien purported to be created by the Collateral Documents or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Affiliated Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or Participant is a Disqualified Lender or Affiliated

Lender or (b) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender or Affiliated Lender. Nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, increase, reinstatement or renewal of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06    Resignation of Administrative Agent.
(a)    The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ written notice to the Lenders, each Issuing Bank and the Borrower. Upon receipt of any such notice, the Required Lenders shall appoint a successor Administrative Agent, subject to the consent of the Borrower at all times other than during the existence of a Specified Event of Default (such consent not to be unreasonably withheld, conditioned or delayed). Any successor Administrative Agent shall be a bank with an office in the United States or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders and the Borrower, the “Resignation Effective Date”), then the retiring Administrative Agent may, after consultation with the Lenders and the Borrower, on behalf of the Lenders and each Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Borrower and the Required Lenders may, upon ten (10) days’ written notice to such Person, remove such Person as Administrative Agent and the Required Lenders shall appoint a successor Administrative Agent, subject to the consent of the Borrower at all times other than during the existence of a Specified Event of Default (such consent not to be unreasonably withheld, conditioned or delayed). Any successor Administrative Agent shall be a bank with an office in the United States or an Affiliate of any such bank with an office in the United States and shall not be a Defaulting Lender or a Disqualified Lender. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders and the Borrower) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
9.07    Non-Reliance on Administrative Agent and Other Lenders; Payments. Each Lender and each Issuing Bank expressly acknowledges that neither the Administrative Agent, the Syndication Agent nor any of the Arrangers has made any representation or warranty to it, and that no act by the Administrative Agent, the Syndication Agent or any of the Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent, the Syndication Agent or any of the Arrangers to any Lender or any Issuing Bank as to any matter, including whether the Administrative Agent, the Syndication Agent or any of the Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender and each Issuing Bank represents to the Administrative Agent, the Syndication Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Arrangers, or any other Lender or any Issuing Bank, or any of their Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Syndication Agent, the Arrangers, or any other Lender or any of their Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement or any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Without limiting the foregoing, each Lender acknowledges and agrees that neither such Lender, nor any of its respective Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 C.F.R. 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
(a)        Each Lender and Issuing Bank hereby further agrees that (x) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank under this Section 9.07(b) shall be conclusive, absent manifest error.
(i)    Each Lender and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent it shall promptly, but in no event later than one

Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(ii)    The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.
(iii)    Each party’s obligations under this Section 9.07(b) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
(b)    The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein or in any Loan Document, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Syndication Agent or the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. Without limiting the foregoing, none of the Syndication Agent or such Arrangers shall have or be deemed to have a fiduciary relationship with any Lender. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.
9.09    Withholding Tax. To the extent required by any applicable Laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower or any Guarantor pursuant to Section 3.01 and without limiting or expanding the obligation of any Loan Party to do so) against, and shall make payable in respect thereof within 10 days after demand therefor, all Taxes and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate documentation was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), in each case, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.09. The agreements in this Section 9.09 shall survive the resignation or replacement of the Administrative Agent, the replacement of any Lender, the termination of this Agreement, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, for purposes of this Section 9.09, the term “Lender” shall include any Issuing Bank.
9.10    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposures and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 11.04) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.04. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Issuing Bank or Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
9.11    Agent Discretion. Notwithstanding anything set forth herein or in the other Loan Documents to the contrary, to the extent any such Loan Document grants any Agent Party discretion to act or refrain from acting without the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent Party shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01 and Sections 8.01, 8.02 and 8.03), such Agent Party shall nonetheless be entitled to request direction from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent Party shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01 and Sections 8.01, 8.02 and 8.03) as to the matter over which such Agent Party has been granted discretion, and no Agent Party shall be required to exercise or be liable for failure to exercise such discretion until such time as it has obtained the requested direction from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent Party shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01 and Sections 8.01, 8.02 and 8.03).
9.12    Posting of Communications.
(a)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-

deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, THE SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(d)    Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender and Issuing Bank for purposes of the Loan Documents. Each Lender and Issuing Bank agrees to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such email address.

(e)    Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
9.13    Borrower Communications.
(a)    The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).
(b)    Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.
(c)    THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S

TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.
“Borrower Communications” means, collectively, any borrowing request, notice of prepayment, interest election request, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal, in each case to the extent arrangements for doing so have been approved by the Administrative Agent (it being understood and agreed that, to the extent that any Borrower Communication is required to be signed hereunder, such signature may be submitted through the Approved Borrower Portal and/or such signature requirement may be waived, in each case at the sole discretion of the Administrative Agent).
(d)    Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(e)    Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
9.14    Intercreditor Agreements, Etc. The Administrative Agent is authorized by the Lenders and each other Secured Party to, to the extent contemplated by the terms of the Loan Documents, (i) enter into any Intercreditor Agreement contemplated by this Agreement, (ii) enter into any Collateral Document, or (iii) make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any Intercreditor Agreement, Collateral Document, consent, filing or other action will be binding upon them. Each Lender and each other Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreement (if entered into) and (b) hereby authorizes and instructs the Administrative Agent to enter into any Intercreditor Agreement contemplated by this Agreement or Collateral Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. Each Lender hereby agrees that no Lender shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section 9.14 or in accordance with the terms of any Intercreditor Agreement.
ARTICLE X
GUARANTY
10.01    Guarantee.
In order to induce the Administrative Agent, the Lenders and each Issuing Bank to execute and deliver this Agreement, make or maintain the Loans and issue the Letters of Credit, as applicable, and to induce each counterparty to any Swap Contract the obligations under which constitute Secured Swap Obligations to enter into such Swap Contract, and in consideration of all of the foregoing, each Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, and subject to Section 11.04 hereof (it being understood that the references therein to the Borrower shall be deemed references to each of the Guarantors for purposes hereof), such Guarantor further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel), which may be paid or incurred by any Secured Party in enforcing, or obtaining advice of counsel in respect of, any of their rights under the guarantee contained in this Article X. The guarantee contained in this Article X, subject to Section 10.05, shall remain in full force and effect until the Termination Date, notwithstanding that from time to time prior thereto the Borrower may be free from any Obligations.
Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to any Secured Party on account of its liability under this Article X, it will notify the Administrative Agent and such other Secured Party, as applicable, in writing that such payment is made under the guarantee contained in this Article X for such purpose. No payment or payments made by the Borrower or any other Person or received or collected by any Secured Party from the Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of such Guarantor under this Article X which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Secured Obligations until, subject to Section 10.05, the Termination Date.
10.02    No Subrogation. Notwithstanding any payment made by any Guarantor pursuant to this Article X or any set-off or application of funds of such Guarantor by any Secured Party in connection with the guarantee contained in this Article X, no Guarantor shall be entitled to be subrogated to any of the rights of any Secured Party against the Borrower or any collateral security or guarantee or right of offset held by any Secured Party for the payment of the Secured Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by such Guarantor under this

Article X, until the Termination Date. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Secured Obligations shall not have been paid in full, such amount shall be held by such Guarantor for the Secured Parties, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Secured Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this Section 10.02 shall survive the term of the guarantee contained in this Article X and the Termination Date.
10.03    Amendments, etc. with respect to the Obligations. Each Guarantor shall remain obligated under this Article X notwithstanding that, without any reservation of rights against such Guarantor, and without notice to or further assent by such Guarantor, any demand for payment of or reduction in the principal amount of any of the Secured Obligations made by any Secured Party may be rescinded by such Secured Party, as applicable, and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by such Secured Party, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lenders (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Secured Obligations or for the guarantee contained in this Article X or any property subject thereto.
10.04    Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by any Secured Party upon the guarantee contained in this Article X or acceptance of the guarantee contained in this Article X; the Secured Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article X; and all dealings between the Borrower or any Guarantor, on the one hand, and the Secured Parties, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article X. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon such Guarantor or the Borrower with respect to the Secured Obligations. To the full extent permitted by law, the guarantee contained in this Article X shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement, any of the Secured Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (b) the legality under applicable Laws of repayment by the Borrower of the Secured Obligations or the adoption of any requirement of law purporting to render any Secured Obligations null and void, (c) any defense, setoff or counterclaim (other than a defense of payment or performance by the Borrower or any other Guarantor) which may at any time be available to or be asserted by such Guarantor against any Secured Party, (d) any change in ownership of the Borrower, any merger or consolidation of the Borrower into another Person or any loss of the Borrower’s separate legal identity or existence, or (e) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Secured Obligations, or of any Guarantor under the guarantee contained in this Article X in bankruptcy or in any other instance. When any Secured Party is pursuing its rights and remedies under this Article X against any Guarantor, any such Secured Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by any Secured Party to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Borrower of any liability under this Article X and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Secured Parties against any Guarantor.
10.05    Reinstatement. The guarantee contained in this Article X shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded, avoided, or must otherwise be restored or returned by any Secured Party upon or in connection with the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.
10.06    Payments. Each Guarantor hereby agrees that any payments in respect of the Secured Obligations pursuant to this Article X will be paid to the Administrative Agent without setoff or counterclaim in U.S. Dollars, at the office of the Administrative Agent specified in Section 11.02.
10.07    Independent Obligations. The obligations of each Guarantor under the guarantee contained in this Article X are independent of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not the Borrower is joined in any such action or actions. Each Guarantor waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to such Guarantor.
ARTICLE XI
MISCELLANEOUS
11.01    Amendments, Etc.

Except as otherwise expressly set forth in this Agreement or the applicable other Loan Document, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent at the direction of the Required Lenders) and the Borrower and the applicable Loan Party, and acknowledged by the Administrative Agent and each Issuing Bank, as applicable, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being agreed that a waiver of any condition precedent set forth in Section 4.02 or the waiver of or amendment to the terms of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);
(c)    subject to Section 3.03, postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or LC Disbursement (it being agreed that a waiver of any Default or Event of Default or mandatory prepayment shall not constitute a reduction or forgiveness of principal), or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
(e)    change Section 2.11, 2.15(d) or Section 8.03 (or similar “waterfall” provisions in the other Loan Documents) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(f)    change Section 2.14 or Section 2.15 without the consent of the Administrative Agent and each Issuing Bank;
(g)    subject to Section 11.18 (in which case such release may be made by the Administrative Agent acting alone), release the value of all or substantially all of the guaranty contained in Article X without the written consent of each Lender;
(h)    change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders (or,

subject to the penultimate sentence of this Section 11.01, the Lenders of any class) required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
(i)    subject to Section 11.18 (in which case such release may be made by the Administrative Agent acting alone), release all or substantially all the Collateral from the Liens of the Collateral Documents, without the written consent of each Lender (except as expressly provided in the Loan Documents);
(j)    extend the stated expiration date of any Letter of Credit beyond the Maturity Date without the written consent of each Lender directly affected thereby;
(k)    subordinate the Obligations (including any guarantee thereof) or the Administrative Agent’s Lien on all or substantially all of the Collateral without the written consent of each adversely affected Lender; or
(l)    permit the Borrower to incur Loans in additional currencies, including pursuant to Section 1.09, without the written consent of each Lender;
and, provided further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank under this Agreement without the prior written consent of the Administrative Agent or each Issuing Bank, as the case may be, in addition to the Lenders required above. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. Notwithstanding anything to the contrary herein, (i) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans of a particular class (but not the Lenders holding Loans of any other class) or Commitments may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Lenders that would be required to consent thereto under this Section 11.01 if such Lenders were the only Lenders hereunder at such time, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent under this Agreement, except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) the principal amount of, or interest or fees payable on, Loans or LC Disbursements may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent and (iii) in connection with an amendment that addresses solely a re-pricing transaction in which any Commitments and/or Loans are refinanced with a replacement class of commitments and/or loans bearing (or is modified in such a manner such that the resulting commitments and/or loans bear) a lower yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable to any lead arranger (or its affiliates) and which may include other customary technical amendments related thereto, including providing that such replacement commitments and/or loans may have a prepayment premium in connection therewith) (a “Permitted Repricing Transaction”), only the consent of the Lenders holding Commitments and/or Loans subject to such Permitted Repricing Transaction that will continue as a Lender in respect of the repriced Commitments and/or Loans or modified Commitments and/or Loans shall be required for such Permitted Repricing Transaction.
Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.
11.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or e-mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows: (i) if to any Loan Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; provided that any Loan Party shall be notified by electronic mail of any notice sent by telecopier; and (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under Article II by electronic communication. The Administrative Agent and each Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (or in the case of any Loan Party, the Borrower), provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested”

function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Change of Address, Etc. Each Loan Party and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number, or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(d)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, provided that such indemnity shall not be available as to any Indemnitee (as defined in Section 11.04(b)) to the extent that such losses, costs, expenses and liabilities result from the gross negligence or willful misconduct of such Indemnitee. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03    No Waiver; Cumulative Remedies. No failure by any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
11.04    Expenses; Indemnity; Limitation of Liability.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Arrangers (including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent and the Arrangers), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Arranger, any Issuing Bank or any Lender (including the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel for the Administrative Agent and the Arrangers and, if reasonably necessary, of a single local counsel in each appropriate jurisdiction (such jurisdiction, the “Applicable Jurisdiction”) (and, in the case of an actual or perceived conflict of interest where the Administrative Agent and/or its Affiliates, each Issuing Bank and/or the Arrangers affected by such conflict has retained its own counsel, of another law firm acting as counsel for such Person and, if reasonably necessary, a single local counsel in each Applicable Jurisdiction)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Syndication Agent, the Arrangers, each Lender, each Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities, penalties, and related expenses ((including the reasonable and documented fees, charges and disbursements of one counsel for the Indemnitees, taken as a whole, and, if reasonably necessary, one local counsel for the Indemnitees, taken as a whole, in each Applicable Jurisdiction) (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict has retained its own counsel, of another law firm acting as counsel for such Indemnitee and, if reasonably necessary, another local counsel in each Applicable Jurisdiction)) incurred by any Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability, including any resulting from the handling of Hazardous Materials or violation of Environmental Laws, related in any way to the Borrower or any of its Subsidiaries (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) and (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, its equity holders, affiliates or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) result from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final non-appealable judgment, (y) result from a claim brought by the Borrower against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, as determined by a court of competent jurisdiction in a final non-appealable judgment or (z) arise from any dispute between or among Indemnitees that does not involve any act or omission by the Borrower or its Subsidiaries as determined by a court of competent jurisdiction in a final non-appealable judgment, other than any proceeding against the Administrative Agent, the Syndication Agent or any Arranger, in each case acting in such capacity. All amounts due under this Section 11.04(b) shall be paid within thirty (30) days after written demand therefor (together with reasonable backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund the amount of any payment, to the extent determined by a court of competent jurisdiction in a final, non-appealable judgment that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 11.04(b). This Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 11.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), each Issuing Bank or any Related Party of any of the foregoing, but without releasing the Borrower from its obligation to do so, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), each Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or each Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(e).
(d)    Waiver of Consequential Damages, etc. To the fullest extent permitted by applicable law, (i) no Loan Party and no Lender-Related Person shall assert, and hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof to the extent permitted by applicable law and (ii) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent (and any sub-agent thereof), the Syndication Agent, the Arrangers, each Lender, each Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of any information or other materials distributed (including, without limitation, personal data) through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final non-appealable judgment; provided that, nothing in this Section 11.04(d) shall relieve the Borrower and each Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 11.04(b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(e)    Payments. All amounts due under this Section 11.04 shall be payable not later than 30 days after demand therefor.
(f)    Survival. The agreements in this Section 11.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of this Agreement, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently avoided, invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any case or proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) pursuant to Section 9.10 hereof, (ii) to an assignee in accordance with the provisions of subsection (b) of this Section 11.06, (iii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.06, or (iv) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, the Syndication Agent, the Arrangers, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants to the extent provided in subsection (d) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts. (A) in the case of an assignment (i) of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or (ii) pursuant to Section 9.10, no minimum amount need be assigned; and (B) in any case not described in subsection (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 11.06 and the last sentence of this subsection (b)(iii) and, in addition: (A) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and (B) the consent of the Administrative Agent and each Issuing Bank (such consent not to be unreasonably withheld, conditioned or delayed) shall be required, unless (solely with respect to the consent of the Administrative Agent) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund. Notwithstanding the foregoing, the Borrower shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received written notice thereof, provided that the Borrower shall have absolute consent rights with respect to any assignment to a Disqualified Lender.
(iv)    Assignment and Assumption. Other than in connection with an assignment pursuant to Section 9.10, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries (each, an “Affiliated Lender”).
(vi)    No Assignment to Certain Persons. No such assignment shall be made to (i) a natural person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), (ii) any Disqualified Lender or (iii) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (iii).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances, in each case, occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 11.06.

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related stated interest amounts) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall, in the absence of manifest error, be conclusive, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Issuing Bank and any Lender (with respect to such Issuing Bank’s or Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent, the Issuing Banks or any other Person, at any time sell participations to any Person (other than a natural person, a Disqualified Lender or an Affiliated Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, each Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, and no Participant shall have any direct right to vote or consent under this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Sections 11.01(b), (c), (d), (g) or (i) that affects such Participant. Subject to subsection (e) of this Section 11.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections, including Section 3.01(f), it being understood that the documentation required under Section 3.01(f) shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 11.06; provided that such Participant agrees to be subject to the provisions of Section 3.06 as if it were an assignee under subsection (b) of this Section 11.06. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant shall be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant to which it sells a participation and the principal amounts (and related stated interest amounts) of each such Participant’s interest in the Commitments, Loans, Letters of Credit or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent required to establish that such obligation is in registered form under applicable Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding notice to the contrary.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.02 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation) unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other relevant central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    [Reserved].
(h)    Disqualified Lenders.
(i)    No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lenders”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (h)(i) shall not be void, but the other provisions of this clause (h) shall apply.
(ii)    If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Commitment of such Disqualified Lender and prepay any applicable outstanding Loans at a price equal to the lesser of (x) par and

(y) the amount such Disqualified Lender paid to acquire such Loans, in each case without premium, penalty, prepayment fee or breakage, provided that proceeds of Loans may not be used for such purpose, and/or (B) require such Disqualified Lender to assign, without recourse and without any processing and recordation fee, all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the price indicated above.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Bankruptcy Plan”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Lender does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the court hearing such proceeding (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.
11.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates (other than portfolio companies) and to its and its Related Parties on a need-to-know basis, in each case, who are informed of the confidential nature of such Information and who are subject to customary confidentiality obligations of professional practice or who are and have been advised to keep the same confidential, (b) to the extent required by any regulatory authority having jurisdiction over it or any of its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided, unless such disclosure is to be made in connection with any examination of the financial condition or other routine audits and examination of such Person by such regulatory authority or if prohibited by applicable Law or court order, the Administrative Agent, such Issuing Bank or such Lender shall promptly notify the Borrower in advance, (c) in any legal, judicial, administrative proceeding or in accordance with a judicial or other governmental order, subpoena, interrogatory, discovery request, investigative demand or other legal process or as required by applicable law or regulations; provided, unless such disclosure is to be made in connection with any examination of the financial condition or other routine audits and examination of such Person by such regulatory authority or if prohibited by applicable Law or court order, the Administrative Agent, such Issuing Bank or such Lender shall promptly notify the Borrower in advance, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective permitted assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any Permitted Secured Financing, swap or derivative transaction relating to the Borrower and its obligations, or any Subsidiary and its obligations, or any credit insurance provider relating to the Borrower and its Obligations, (g) with the consent of the Borrower, (h) to rating agencies or, on a confidential basis, to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (i) to service providers providing administrative and ministerial services solely in connection with the syndication and administration of the Loan Documents and the facilities (e.g., identities of parties, maturity dates, interest rates, etc.) on a confidential basis, (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07, (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries or (z) is independently developed by the Administrative Agent, any Lender or any Issuing Bank or (k) for purposes of establishing a “due diligence” defense. In addition, the Administrative Agent may disclose the existence of this Agreement and Information about this Agreement regarding the closing date, size, type, purpose of, and parties to, the facility established hereby to market data collectors.
For purposes of this Section 11.07, “Information” means all information received from or on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by or on behalf of the Borrower or any Subsidiary; provided that all information received after the Closing Date from or on behalf of the Borrower or any of its Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, each Issuing Bank and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Securities Laws.
Notwithstanding anything herein to the contrary, the Administrative Agent, the Lenders and their respective Affiliates shall not, directly or indirectly, use the name of the Borrower or its Affiliates in any publicity, advertising or other media and may not issue a press release or otherwise publicize to any person, directly or indirectly, orally or in writing, any information related to the existence of this Agreement, the transactions contemplated herein or the terms or conditions hereof or thereof; provided that such party may repeat information about the transactions contemplated hereby that has been publicly disclosed by the Borrower and no additional information can be publicized.
For the avoidance of doubt, nothing in this Section 11.07 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 11.07 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
11.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, such Issuing Bank or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Issuing Bank or such Lender, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of any Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the applicable Loan Party and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, each Issuing Bank and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
11.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts: This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the Syndication Agent and/or the Arrangers constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.
(b)    Electronic Execution: Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to this Agreement), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form

(including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the reasonable request of the Administrative Agent, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
11.11    Survival. All covenants, agreements, representations and warranties made by any Loan Party herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount or

Obligation payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 3.04, 3.05, 11.04, 11.09 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
11.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.13    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay (or will be required to pay) any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender determines pursuant to Section 3.02 that it is not permitted to make Term Benchmark Loans, or if any Lender is a Defaulting Lender, or if any Lender declines to approve any waiver, amendment or modification of this Agreement or any Loan Document that requires approval of all Lenders pursuant to Section 11.01 and such waiver, amendment or modification been approved by the Required Lenders or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon one (1) Business Day’s prior written notice to such Lender and the Administrative Agent, either (x) require such Lender to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations or (y) so long as no Default or Event of Default has occurred and is continuing, terminate the Commitment of such Lender and prepay the Loans provided by such Lender, in each case in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06; provided that: (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b), if applicable; (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and (d) such assignment does not conflict with applicable Laws. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 11.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto. If the Lender required to make such assignment does not execute and deliver the applicable Assignment and Assumption within two (2) Business Days after the date on which the assignee executes and delivers such Assignment and Assumption to such Lender, such Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on its part.
Notwithstanding anything in this Section 11.13 to the contrary, any Lender that acts as an Issuing Bank may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts required by Section 2.14(j) and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to such outstanding Letter of Credit.
11.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE, OR CAUSE OF ACTION BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING (WHETHER IN TORT, LAW OR EQUITY) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR

PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. Nothing in this Agreement or in any other Loan Document shall (i) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (ii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.
(c)    WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that (except, with respect to clauses (ii) and (iii) below, as expressly set forth in any other engagement agreement between the Borrower and/or any of its Affiliates, on the one hand, and the Administrative Agent, any Lender, the Syndication Agent or any Arranger, on the other hand): (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Syndication Agent and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Lenders, the Syndication Agent and the Arrangers each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, any Lender, the Syndication Agent nor any other Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Lenders, the Syndication Agent or the Arrangers have advised or are currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent, any Lender, the Syndication Agent nor any other Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lenders, the Syndication Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Lender, the Syndication Agent nor any other Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Lenders, the Syndication Agent and the other Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Lenders, the Syndication Agent and the other Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.
11.17    USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.
11.18    Release of Liens and Guarantees. Each Lender, each Issuing Bank and each other Credit Party agrees that:
(a)    a Guarantor shall immediately and automatically be released from its obligations under the Loan Documents, and all security interests created by the Collateral Documents in Collateral owned by such Guarantor shall be immediately and automatically released, (1) upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Restricted Subsidiary (including pursuant to a merger with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary) or (2) upon any Guarantor becoming an Excluded Subsidiary; provided that to the extent any Restricted Subsidiary becomes an Excluded Subsidiary solely as a result of becoming a non-wholly-owned Subsidiary and otherwise remains a Restricted Subsidiary of a Loan Party, any such release under this clause (2) shall only be automatic if (x) after giving pro forma effect to such release and the consummation of the relevant transaction, the Borrower is deemed to have made a new Investment in such Restricted Subsidiary (as if such Restricted Subsidiary were then newly acquired) and such Investment is permitted hereunder and (y) such Restricted Subsidiary became a non-wholly-owned Subsidiary as a result of a bona fide joint venture transaction or other strategic transaction permitted hereunder and entered into for a bona fide business purpose, in each case, with any Person that is not an Affiliate of the Borrower; provided, further, that any transaction entered into for the primary purpose of releasing any Lien granted to or held by the Administrative Agent upon Collateral owned by such Guarantor or releasing any Guarantee of the Obligations shall be deemed not to be for a bona fide business purpose; provided, further, that to the extent any Guarantor would become an Excluded Subsidiary solely as a result of becoming an Immaterial Subsidiary, any such release under this clause (a) shall not be automatic, but shall be made upon written request from the Borrower to the Administrative Agent;
(b)    upon (i) any sale or other transfer by any Loan Party (other than to the Borrower or any other Loan Party) of any Collateral, including an Asset Disposition of all of the Equity Interest in any Guarantor (other than the Borrower) in a transaction permitted under this Agreement, (ii) (x) any asset, property or other Collateral constituting or becoming an Excluded Asset as a result of an occurrence not prohibited hereunder, (y) as to the assets owned by such Excluded Subsidiary (or with respect to which an Excluded Subsidiary has rights), upon any Person becoming an Excluded Subsidiary (provided that to the extent any Restricted Subsidiary becomes an Excluded Subsidiary solely as a result of becoming a non-wholly-owned Subsidiary and otherwise remains a Restricted Subsidiary of a Loan Party, any such release under this clause (b) shall only be automatic if (x) after giving pro forma effect to such release and the consummation of the relevant transaction, the Borrower is deemed to have made a new Investment in such Restricted Subsidiary (as if such Restricted Subsidiary were then newly acquired) and such Investment is permitted hereunder and (y) such Restricted Subsidiary became a non-wholly-owned Subsidiary as a result of a bona fide joint venture transaction or other strategic transaction permitted hereunder and entered into for a bona fide business purpose, in each case, with any Person that is not an Affiliate of the Borrower) or (iii) the effectiveness of any written consent to the release of the security interest created under any Collateral Document in any Collateral or the release of any Loan Party from its Guarantee hereunder pursuant to Section 11.01, the security interests in such Collateral created by the Collateral Documents shall be immediately and automatically released; and
(c)    upon the occurrence of the Termination Date, all obligations (including any guarantee obligations) under the Loan Documents and all security interests created by the Loan Documents shall be immediately and automatically released.
In connection with any termination or release pursuant to this Section, the Administrative Agent agrees that it will (and each Lender, Issuing Bank and other Credit Party irrevocably authorizes the Administrative Agent to), promptly execute and deliver to the applicable Loan Party and file, if applicable, at the Borrower’s sole cost and expense, such documents (including, but not limited to, lien releases, discharges of security interests, pledges and guarantees and other similar discharge or release documents) as such Loan Party may reasonably request to evidence the release or subordination of such asset, property or other item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case, in accordance with the terms of the Loan Documents and this Section 11.18. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
Additionally, the Administrative Agent shall promptly return any possessory collateral held by it to the Borrower in connection with the releases of Collateral and Guarantors contemplated by this Section 11.18; provided, that in the event that the Administrative Agent loses or misplaces any possessory collateral delivered to the Administrative Agent by any Loan Party, upon reasonable request of the Borrower, the Administrative Agent shall provide a loss affidavit to the Borrower, in form and substance reasonably satisfactory to the Borrower.
The Lenders irrevocably authorize the Administrative Agent to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01(h) and 7.01(r), to the extent required by the terms of the obligations secured by such Liens pursuant to documents reasonably acceptable to the Administrative Agent. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interests in particular types or items of property or to release any Guarantor from its obligations under the Guarantee pursuant to this Section 11.18.  The Administrative Agent shall be entitled to rely on an officer’s certificate of the Borrower (including as to its authority hereunder) in connection with the matters described in this Section 11.18, which shall be delivered to the Administrative Agent by the Borrower upon reasonable request.
11.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any Lender or Issuing Bank that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
11.20    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 11.20, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
11.21    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Syndication Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;
(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
In addition, unless either (I) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Syndication Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent, the Syndication Agent, the Arrangers or any of their respective Affiliates is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
FIGURE TECHNOLOGY SOLUTIONS, INC.

By:    /s/ Michael Tannenbaum
Name: Michael Tannenbaum
Title: Chief Executive Officer

[Signature Page to Credit and Guarantee Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:    /s/ Takeshi Wakabayashi
Name: Takeshi Wakabayashi
Title: Vice President

JPMORGAN CHASE BANK, N.A., as an Issuing Bank and a Lender

By:    /s/ Takeshi Wakabayashi
Name: Takeshi Wakabayashi
Title: Vice President

[Signature Page to Credit and Guarantee Agreement]

Barclays Bank PLC,
as a Lender

By:    /s/ Edward Pan
Name: Edward Pan
Title: Director

[Signature Page to Credit and Guarantee Agreement]

Mizuho Bank, Ltd.,
as a Lender

By:    /s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Managing Director
[Signature Page to Credit and Guarantee Agreement]

Goldman Sachs Bank USA,
as a Lender

By:    /s/ Dan Starr
Name: Dan Starr
Title: Authorized Signatory
[Signature Page to Credit and Guarantee Agreement]

Canadian Imperial Bank of Commerce, New York Branch,
as a Lender

By:    /s/ Edward Turowski
Name: Edward Turowski
Title: Managing Director
[Signature Page to Credit and Guarantee Agreement]

Texas Capital Bank,
as a Lender

By:    /s/ Silvio Canto
Name: Silvio Canto
Title: Managing Director

[Signature Page to Credit and Guarantee Agreement]